EAGLE MOUNTAIN GOLD CORP.

NOTICE OF

SPECIAL MEETING

OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 20, 2014

and

INFORMATION CIRCULAR

with respect to a proposed amalgamation INVOLVING

EAGLE MOUNTAIN GOLD CORP.

and

0987687 B.C. LTD.

AND

GOLDSOURCE MINES INC.

This Information Circular is furnished in connection with the solicitation by the management of Eagle Mountain Gold Corp. of proxies to be voted at the special meeting of the Shareholders of Eagle Mountain Gold Corp. to be held on February 20, 2014 at 10:00 a.m., Vancouver time, at 1199 West Hastings Street, Suite 700, Vancouver, BC for the purposes set out in the accompanying Notice of Special Meeting of Shareholders and at any adjournment thereof.

All information herein with respect to Goldsource Mines Inc. and 0987687 B.C. Ltd. has been provided by Goldsource Mines Inc. Eagle Mountain Gold Corp. and its directors and officers have relied upon Goldsource Mines Inc. with respect to such information.

No person has been authorized to give any information or make any representation in connection with any matters to be considered at the Meeting, other than as contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

Except as otherwise specified in this Information Circular, the information set out herein is given as at January 24, 2014.

Neither the TSX Venture Exchange Inc. (the “TSX-V”) nor any securities regulatory authority has in any way passed upon the merits of the amalgamation described in this Information Circular.

EAGLE MOUNTAIN GOLD CORP.

NOTICE OF

SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 20, 2014

NOTICE IS HEREBY GIVEN that a Special General Meeting (the “Meeting”) of shareholders (“Shareholders”) of Eagle Mountain Gold Corp. (the “Company”) will be held at 1199 West Hastings Street, Suite 700, Vancouver, British Columbia on Thursday, February 20, 2014 at 10:00 a.m. (local time) for the following purposes:

1.	To consider and, if thought fit, to pass with or without variation, a special resolution (the “Amalgamation Resolution”) approving:

(a)	the amalgamation of 0987687 B.C. Ltd. (“Subco”) and the Company (the “Amalgamation”) as provided for in and subject to the terms and conditions set forth in the amalgamation agreement dated as of January 23, 2014 among the Goldsource Mines Inc. (“Goldsource”), Subco and the Company (the “Amalgamation Agreement”), with such restrictions or conditions as may be required by the TSX Venture Exchange (the “TSX-V”), subject to the approval of the TSX-V, all as more particularly described in the accompanying information circular of the Company (the “Information Circular”); and

(b)	the Amalgamation Agreement substantially in the form attached to this Information Circular as Schedule E; and

2.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

An Information Circular accompanies this Notice. The Information Circular contains details of matters to be considered at the Meeting and is incorporated into this Notice.

Pursuant to the Business Corporations Act (British Columbia), Shareholders of the Company have the right to dissent and be paid fair value for their Common Shares in respect of the Amalgamation Resolution. This right is described in the accompanying Information Circular of the Company.

Only Shareholders of record at the close of business on December 23, 2013 will be entitled to receive notice of, and to vote at, the Meeting or any adjournment thereof. Shareholders who are unable to or who do not wish to attend the Meeting in person are requested to date and sign the enclosed Proxy form promptly and return it in the self-addressed envelope enclosed for that purpose or by any of the other methods indicated on the Proxy form. To be used at the Meeting, proxies must be received by Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 by no later than 10:00 a.m. (Vancouver time) on February 18, 2014 or, if the Meeting is adjourned, by no later than 10:00 a.m. (Vancouver time) on the second last business day prior to the date on which the Meeting is reconvened. If a registered Shareholder receives more than one Proxy form because such Shareholder owns shares registered in different names or addresses, each Proxy form should be completed and returned.

Dated at Vancouver, British Columbia this 24th day of January, 2014.

BY ORDER OF THE BOARD

“Ioannis (Yannis) Tsitos”

Ioannis (Yannis) Tsitos
President

2

Glossary of Terms	4
Notice to United States Shareholders	8
Forward-Looking Statements	10
Summary	11
Introduction	15
Proxies	15
Voting Shares and Principal Holders Thereof	17
Votes Necessary to Pass Resolutions at the Meeting	18
Proposed Amalgamation	18
Procedure for the Amalgamation to Become Effective	23
Procedure for Exchange of Common Shares	24
Recommendations of the Board of Directors of the Company	25
Post-Amalgamation	26
Stock Exchange Listings	26
Fees and Expenses	26
Canadian Federal Income Tax Considerations	27
Rights of Dissenting Shareholders	28
Timing	30
Resale of Goldsource Shares	30
Risk Factors	31
Other Matters	32

Schedule A	Information Concerning Goldsource
Schedule B	Information Concerning Goldsource Post-Amalgamation
Schedule C	Financial Statements of Goldsource
Schedule D	Pro Forma Financial Statements of Goldsource
Schedule E	Amalgamation Agreement
Schedule F	Form of Eagle Mountain Special Resolution to Approve the Amalgamation

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Glossary of Terms

The following is a glossary of certain terms used in this Information Circular including the Summary hereof, the Schedules hereto, and the accompanying Notice of Meeting. Unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms have the following meanings:

Advance	means the loan advance in the sum of $50,000 made by Goldsource to the Company after the execution of the Letter Agreement for use by the Company for certain expenditures as outlined in the Letter Agreement;

Affiliate	means a company that is affiliated with another company as described below.

(a)	A company is an “Affiliate” of another company if:
	(i)	one of them is the subsidiary of the other, or
	(i)	each of them is controlled by the same Person.
(b)	A Company is “controlled” by a Person if:
	(i)	voting securities of the company are held, other than by way of security only, by or for the benefit of that Person, and
	(i)	the voting securities, if voted, entitle the Person to elect a majority of the directors of the company.
(c)	A Person beneficially owns securities that are beneficially owned by:
	(i)	a company controlled by that Person, or
	(i)	an Affiliate of that Person or an Affiliate of any company controlled by that Person;

Amalco	means the continuing entity formed by the amalgamation of the Company and Subco, and to be known as “Eagle Mountain Gold Corp.”;

Amalco Shares	means common shares in the capital of Amalco, as presently constituted;

Amalgamation	means the proposed amalgamation of the Company and Subco under the BCBCA pursuant to the Amalgamation Agreement;

Amalgamation Agreement	means the amalgamation agreement dated as of January 23, 2014 among the Company, Goldsource and Subco providing for the Amalgamation, the form of which is attached to this Information Circular as Schedule E;

Amalgamation Resolution	means the special resolution authorizing the Amalgamation and approving the Amalgamation Agreement, to be passed by the Shareholders of Eagle Mountain at the Meeting, the text of which is set out in Schedule F to this Information Circular;

Approved Expenditures	means budgeted expenditures of the Company as are approved in writing in advance by Goldsource, acting reasonably;

associate	when used to indicate a relationship with a Person, means:

(a)	an issuer of which the Person beneficially owns or controls, directly or indirectly, voting securities entitling him to more than 10 percent of the voting rights attached to all outstanding voting securities of the issuer;
(b)	any partner of the Person;
(c)	any trust or estate in which the Person has a substantial beneficial interest or in respect of which the Person serves as trustee or in a similar capacity; and
(d)	in the case of a Person who is an individual

(i)	that Person’s spouse or child, or
(ii)	any relative of that Person or of his spouse who has the same residence as that Person;

BCBCA	means the Business Corporations Act (British Columbia);

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Beneficial Shareholders	means the Shareholders who do not hold Common Shares in their own names;

Board or Board of Directors	means the board of directors of the Company;

Break Fee	means the amount of $250,000 payable by either the Company or Goldsource to the other party in the circumstances described under “The Letter Agreement—Break Fee”;

business day	means any day on which commercial banks are generally open for business other than a Saturday, a Sunday or a day observed as a holiday (a) in Vancouver, British Columbia under the laws of the Province of British Columbia; or (b) under the federal laws of Canada;

Certificate of Amalgamation	means the certificate of amalgamation issued by the Registrar pursuant to the BCBCA in respect of the Amalgamation;

Common Shares	means common shares in the capital of the Company, as presently constituted;

Company or Eagle Mountain	means Eagle Mountain Gold Corp., a company existing under the BCBCA;

Computershare	Computershare Investor Services Inc., as the Company’s registrar and transfer agent;

Control Person	means any person or company that holds or is one of a combination of persons or companies that holds a sufficient number of any of the securities of an issuer so as to affect materially the control of that issuer, or that holds more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holder of those securities does not materially affect the control of the issuer;

CRA	means the Canada Revenue Agency;

Depository	means Computershare Investor Services Inc., acting as depository in connection with the exchange of securities under the Amalgamation;

Dissent Rights	means the rights of dissent of registered holders of Common Shares in respect of the Amalgamation Resolution, pursuant to the BCBCA;

Dissenting Shareholders	means registered holders of Common Shares who validly exercise the dissent rights under the BCBCA and thereby become entitled to receive the fair value of their Common Shares;

DRS Advice	means a direct registration system advice issued by an issuer’s registrar and transfer agent evidencing ownership of the securities in the capital of the issuer stated therein;

Eagle Mountain Option Grant Commitments	means options that the Company proposes to grant prior to the Effective Time to certain consultants of the Company for the purchase of a total of 1,500,000 Common Shares at an exercise price to be determined at the time of grant;

Eagle Mountain Options	means options granted by the Company under the Eagle Mountain Stock Option Plan for the purchase of Common Shares, of which there are currently outstanding 1,040,000 options, each exercisable for one Common Share at exercise prices ranging from $0.25 to $2.00 per share, and the options referred to under the Eagle Mountain Option Grant Commitments;

Eagle Mountain Stock Option Plan	means the Company’s stock option plan dated May 9, 2012 as approved by the Company’s Shareholders at the annual general meeting of Shareholders held on May 9, 2012;

Eagle Mountain Warrants	means 32,183,529 share purchase warrants of the Company that are currently issued and outstanding, each exercisable for one Common Share at exercise prices ranging from $0.10 to $0.19 per share;

Effective Date	means the date shown on the Certificate of Amalgamation to be issued under the BCBCA in respect of the Amalgamation;

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Effective Time	means the time, in the City of Vancouver, of filing of the Amalgamation Application with the Registrar on the Effective Date;

Equity Finance	means the minimum $1.5 million equity financing to be completed by Goldsource on the Effective Date on such terms and conditions as are acceptable to both Goldsource and the Company, acting reasonably, which financing shall be comprised of Goldsource Shares and Goldsource Warrants. The Equity Finance is not to be included in the calculation of the Exchange Ratio and is to be comprised of not more than 25% of the outstanding Goldsource Shares calculated on a fully diluted basis following completion of the Amalgamation and the Equity Finance;

Exchange Ratio	means the number of Goldsource Shares to be issued in exchange for each issued and outstanding Eagle Mountain Share under the Amalgamation, which number shall be equal to the number of issued and outstanding Goldsource Shares immediately prior to the Effective Time divided by the number of issued and outstanding Common Shares immediately prior to the Effective Time (the calculation shall include, if issued, Goldsource Shares and Common Shares to be issued prior to the Effective Time in connection with the Share Issue Commitments, but shall exclude Goldsource Shares issued under the Equity Finance);

Goldsource	means Goldsource Mines Inc., a company existing under the BCBCA;

Goldsource Shares	means common shares in the capital of Goldsource, as presently constituted;

Goldsource Warrants	means warrants for the purchase of Goldsource Shares;

Information Circular	means this information circular, together with all schedules hereto and including the Summary hereof, distributed by the Company in connection with the Meeting;

Insider	if used in relation to an issuer, means:

(a)	a director or senior officer of the issuer;
(b)	a director or senior officer of the corporation that is an Insider or subsidiary of the issuer;
(c)	a Person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the issuer; or
(d)	the issuer itself if it holds any of its own securities;

Letter Agreement	means the letter agreement dated November 25, 2013 between the Company and Goldsource in respect of the Amalgamation, as amended January 23, 2014;

Letter of Transmittal	means letter of transmittal to be forwarded to registered holders of Common Shares following the Effective Date of the Amalgamation;

Meeting	means the special meeting of the Shareholders of the Company to be held on February 20, 2014 and any adjournment thereof to consider the Amalgamation;

Notice of Meeting	means the notice of the Meeting to the Shareholders, which accompanies this Information Circular;

Person	includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

Proxy	means the form of proxy which accompanies this Information Circular;

Record Date	means December 23, 2013;

Registrar	means the Registrar of Companies under the BCBCA;

6

Share Issue Commitments	means (a) $100,000 of Common Shares issuable at an issue price per share to be determined to Weiser Capital Limited for termination of its first right of refusal on Eagle Mountain financings and (b) 250,000 Goldsource Shares issuable as a finder’s fee in connection with the Amalgamation, which share issuances are contemplated to occur prior to the Effective Time and are to be included in the calculation of the Exchange Ratio;

Shareholder	means a holder of Common Shares of the Company;

Subco	means 0987687 B.C. Ltd., a company existing under the BCBCA;

Subco Shares	means common shares in the capital of Subco, as presently constituted;

Tax Act	means the Income Tax Act (Canada), as amended, including the regulations promulgated thereunder;

Termination Date	means February 28, 2014 (or such later date as the Company and Goldsource may agree);

TSX-V	means the TSX Venture Exchange Inc.;

United States or U.S.	means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

U.S. Securities Act	means the United States Securities Act of 1933, as amended.

Words importing the singular number, where the context requires, include the plural and vice versa and words importing any gender include all genders. All dollar amounts herein are in Canadian dollars, unless otherwise stated.

7

Notice to United States Shareholders

The Amalgamation and the Goldsource Shares issuable in connection with the Amalgamation have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or the securities regulatory authority of any state of the United States, nor has the SEC or the securities regulatory authority of any state OF THE UNITED STATES passed upon the accuracy or adequacy of this Information Circular. Any representation to the contrary is a criminal offence.

The Goldsource Shares to be issued pursuant to the Amalgamation have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States. The Goldsource Shares to be issued pursuant to the Amalgamation ARE being issued to United States shareholders in reliance on the exemption from registration set forth in Rule 802 UNDER THE U.S. SECURITIES ACT.

This Information Circular relates to the securities of issuers that are organized outside of the United States and is subject to Canadian disclosure requirements that are different from those of the United States. This Information Circular is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended. The Goldsource Shares to be received by U.S. Eagle Mountain Shareholders will not be listed for trading on any United States national securities exchange. Accordingly, the solicitations and transactions contemplated in this Information Circular are made in the United States in accordance with Canadian corporate and securities laws, and have been prepared solely in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act.

Financial statements included in this Information Circular have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and are subject to Canadian auditing and auditor independence standards. As a result, the financial statements included herein may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, as Goldsource is located in Canada, and the majority of its officers and directors are residents of Canada. You may not be able to sue Goldsource or its officers or directors in a Canadian court for violations of the U.S. securities laws. It may be difficult to compel a Canadian issuer and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the acquisition, holding or disposition of the Goldsource Shares may have tax consequences both in the United States and in Canada. The consequences for holders who are resident in, or citizens of, or otherwise subject to taxation in the United States are not described in this Information Circular. You are advised to consult your tax advisors to determine the particular U.S. federal, state and local, and foreign tax consequences of the Amalgamation and the ownership and disposition of the Goldsource Shares received under the Amalgamation.

The Goldsource Shares issuable pursuant to Rule 802 under the U.S. Securities Act will be freely tradeable in the United States under applicable United States federal securities laws, except for (i) any Goldsource Shares acquired by affiliates of Goldsource and (ii) any Goldsource Shares that are issued in exchange for Eagle Mountain Common Shares that are “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act, which will be restricted to the same extent and proportion as the Eagle Mountain Common Shares exchanged. Accordingly, if a U.S. Eagle Mountain Shareholder deposits Eagle Mountain Common Shares that bear a U.S. Securities Act restrictive legend, any Goldsource Shares issued to such U.S. Eagle Mountain Shareholder in exchange for such Eagle Mountain Common Shares shall also bear a U.S. Securities Act restrictive legend. Restricted securities and affiliate held securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, pursuant to a subsequent registration statement under the U.S. Securities Act or pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act, such as Rule 144 under the U.S. Securities Act, and in accordance with any applicable securities laws of any state of the United States. In general, an “affiliate” for this purpose is an officer or director of Goldsource or a shareholder who beneficially owns 10% or more of the outstanding Goldsource Shares. See “Resale of Goldsource Shares – United States” below.

8

Eagle Mountain Options and Eagle Mountain Warrants held by persons in the United States will be exchanged for rights to acquire Goldsource Shares pursuant to an exemption from the registration requirements of the U.S. Securities Act and pursuant to similar exemptions from any applicable securities laws of any state of the United States. The rights to acquire Goldsource Shares exchanged for Eagle Mountain Options and Eagle Mountain Warrants may not be exercised in the United States or by, or for the account or benefit of, a “U.S. person” (as defined in Regulation S of the U.S. Securities Act) unless the issuance of the underlying Goldsource Shares is registered under the U.S. Securities Act and all applicable securities laws of any state of the United States or an exemption from such registration requirements is available. Any Goldsource Shares issued upon exercise pursuant to an exemption from the registration requirements of the U.S. Securities Act may be “restricted securities” as defined in Rule 144 under the U.S. Securities Act.

Information concerning the mineral properties of Goldsource contained in this Information Circular has been prepared in accordance with the requirements of Canadian securities laws, which differ in material respects from the requirements of U.S. securities laws applicable to companies subject to the reporting and disclosure requirements of the SEC. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian Securities Administrators’ National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in SEC Industry Guide 7 under the U.S. Securities Act. Under SEC Industry Guide 7 standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time of the reserve determination, a “final” or “bankable” feasibility study is required to report “reserves”, the three-year historical average price is used in any reserve or cash flow analysis to designate “reserves” and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” used in this Information Circular are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Information Circular contain descriptions of mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

Goldsource has furnished this Information Circular with the SEC on Form CB. This Information Circular does not contain all of the information contained in the Form CB. Reference is made to the documents and exhibits incorporated by reference in the Form CB for further information. The Form CB containing this Information Circular furnished to the SEC concerning the Amalgamation, including exhibits, is available to the public free of charge at the SEC’s website at www.sec.gov.

U.S. SHAREHOLDERS OF THE COMPANY SHOULD CONSULT THEIR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE PARTICULAR CONSEQUENCES TO THEM OF THE AMALGAMATION.

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Forward-Looking Statements

The information provided in this Information Circular contains “forward-looking statements” and “forward-looking information”, within the meaning of the U.S. Securities Act, the U.S. Exchange Act, and the United States Private Securities Litigation Reform Act of 1995 with the intention of obtaining the benefits of the “safe harbor” provisions of such laws and applicable Canadian securities laws, about Goldsource and/or the Company. In addition, Goldsource and the Company may make or approve certain statements in future filings with Canadian securities regulatory authorities, in press releases, or in oral or written presentations by representatives of Goldsource or the Company in connection with the Amalgamation that are not statements of historical fact and may also constitute forward-looking statements.

All statements, other than statements of historical fact, made by Goldsource or the Company that address activities, events or developments that Goldsource and the Company expect or anticipate will or may occur in the future are forward-looking statements, including, but not limited to, statements preceded by, followed by or that include words such as “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “intends”, “anticipates”, “targeted”, “continues”, “forecasts”, “designed”, “goal”, or the negative of those words or other similar or comparable words. Forward-looking statements may relate to future financial conditions, results of operations, plans, objectives, performance or business developments, and, as such, involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to those described under the section heading “Risk Factors” below. The Company can give no assurances that its representations will be achieved or that it will update them at any time in the future.

These statements speak only as of the date they are made and are based on information currently available and on the then current expectations of Goldsource and the Company and assumptions concerning future events, including that Shareholders will vote in favour of the Amalgamation, all other conditions to the Amalgamation will be satisfied or waived, and assumptions in connection with the continuance of Goldsource and its subsidiaries as a going concern, the ability of the amalgamated company to realize the enhanced growth opportunities currently anticipated or realize the benefits of the amalgamated company’s projects, general economic and market conditions, mineral prices and the accuracy of mineral resource estimates. These assumptions are subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from that which was expressed or implied by such forward-looking statement.

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Summary

The following is a summary of information relating to the Company, Subco and Amalco (assuming completion of the Amalgamation) and should be read together with the more detailed information and financial data and statements contained elsewhere in this Information Circular. All capitalized terms herein have the meaning given in the Glossary of Terms.

The Meeting

This Information Circular is provided in connection with the solicitation by management of the Company of proxies for the Meeting of the Shareholders of the Company to be held at 1199 West Hastings Street, Suite 700, Vancouver, British Columbia on February 20, 2014 at 10:00 a.m. (Vancouver time). The purpose of the Meeting is to receive materials and discuss and consider a proposed amalgamation. Holders of Common Shares of the Company are entitled to one vote at the Meeting for each Common Share held. Only Shareholders of record as of December 23, 2013 who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described under “Solicitation of Proxies” shall be entitled to vote, or have their Common Shares voted, at the Meeting. Pursuant to the requirements of the BCBCA, the Special Resolution to be considered and, if deemed advisable, passed at the Meeting, requires approval by a majority of not less than two-thirds of the votes cast by Shareholders present in person or by proxy at the Meeting.

The Amalgamation

The Companies

The Company is a publicly-traded company, the Common Shares of which are listed and principally traded on the TSX-V and are also traded through the Frankfurt Stock Exchange and the OTCQX in the United States. The Company is working to advance its Eagle Mountain gold project in Guyana, South America.

Goldsource is a publicly-traded company at arms’ length to the Company. The Goldsource Shares are also listed and principally traded on the TSX-V and are also traded through the Frankfurt Stock Exchange. Goldsource is engaged in the exploration and development of a coal field in Saskatchewan. See Schedule A—“Information Concerning Goldsource”.

Subco, which is incorporated under the BCBCA, is a wholly-owned subsidiary of Goldsource, has no assets and conducts no operations, and was organized solely for the purpose of the Amalgamation.

The Amalgamation

The Amalgamation involves the Company, Goldsource and Subco. Pursuant to the Amalgamation, the Company and Subco will amalgamate and continue as one company under the name “Eagle Mountain Gold Corp.”, which will be wholly-owned by Goldsource, with the articles of Amalco being the same as those of Subco. Amalco will hold all of the assets and liabilities of the Company and of Subco.

Pursuant to the Amalgamation, Goldsource is to issue that number of Goldsource Shares to Shareholders of Eagle Mountain equal to 100% of the issued and outstanding Goldsource Shares immediately prior to the Effective Time such that, following the Amalgamation (but excluding the Equity Finance), 50% of the then outstanding Goldsource Shares will be held by former Shareholders of Eagle Mountain and 50% of the then outstanding Goldsource Shares will be held by shareholders of Goldsource. By way of example only, if, immediately prior to the Effective Time, the issued and outstanding Goldsource Shares remains at the current number of 29,173,729 and the issued and outstanding Common Shares remains at the current number of 54,491,305, subject to any adjustments at the Effective Time required under the Amalgamation Agreement, the Exchange Ratio would be 0.53538 Goldsource Share for each Common Share. It is noted, however, that $100,000 of Common Shares at an issue price per share to be determined and 250,000 Goldsource Shares are contemplated to be issued prior to the Effective Time in respect of the Share Issue Commitments and will be included in the calculation of the Exchange Ratio. Each outstanding Subco Share held by Goldsource will be exchanged for one Amalco Share and Amalco will become a wholly-owned subsidiary of Goldsource.

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Eagle Mountain Options and Eagle Mountain Warrants will be respectively exchanged for rights to acquire that number of Goldsource Shares that would have been received in exchange for Common Shares under the Amalgamation if exercise of such Eagle Mountain Options and Eagle Mountain Warrants had occurred immediately prior to the Amalgamation

The Exchange Ratio calculation was determined based on a number of factors including, without limitation, the evaluations of the assets owned by each of the companies, the future prospects of each company, the financial assets and liabilities of each of the Company and Goldsource and the pro forma structure of Amalco, a comparison of the recent trading price of the Common Shares and the market price of the Goldsource Shares, and the relative present and anticipated future values of the Common Shares and the Goldsource Shares.

Goldsource is to reserve for issuance to holders of Eagle Mountain Options and Eagle Mountain Warrants the number of Goldsource Shares as may be issuable upon the exercise thereof following the completion of the Amalgamation. Upon the exercise of these securities in accordance with their respective terms, the Goldsource Shares will be issued as fully paid and non-assessable shares.

Upon completion of the Amalgamation (but excluding the Equity Finance, the Share Issue Commitments and the Eagle Mountain Option Grant Commitments) and assuming there being no Dissenting Shareholders, there will be approximately 58,347,458 Goldsource Shares issued and outstanding and 78,504,778 Goldsource Shares issued and outstanding on a fully-diluted basis.

There may also be additional Goldsource Shares issued to OMAI Gold Mines Ltd. following completion of the Amalgamation. See “The Letter Agreement—Conditions of the Amalgamation”.

Completion of the Amalgamation is subject to compliance with the terms and conditions set forth in the Amalgamation Agreement and the Letter Agreement. The respective obligations of the Company and Goldsource to close the Amalgamation are subject to a number of conditions which must be satisfied or waived in order for the Amalgamation to become effective.

Recommendation of the Board

The Board has determined that the Amalgamation is fair from a financial point of view to the Shareholders of Eagle Mountain and is in the best interests of the Company and the Shareholders and has authorized the submission of the Amalgamation Agreement and the Amalgamation to the Shareholders for their approval. The Board recommends that Shareholders vote in favour of the Amalgamation Agreement and the Amalgamation.

Procedure for the Amalgamation to Become Effective

The Amalgamation is proposed to be carried out pursuant to the amalgamation provisions under the BCBCA. The following procedural steps must be taken in order for the Amalgamation to become effective:

(a)	the Amalgamation and the Amalgamation Agreement must be approved by the Shareholders of Eagle Mountain and by Goldsource (as sole shareholder of Subco);

(b)	all conditions precedent to the Amalgamation, as set forth in the Amalgamation Agreement, must be satisfied or waived by the appropriate party; and

(c)	the Amalgamation Application and Notice of Articles in the form prescribed by the BCBCA must be filed with the Registrar.

The Amalgamation Resolution is required to be approved by at least two-thirds of the votes cast by the Shareholders of Eagle Mountain present in person or represented by Proxy at the Meeting. See “Procedure for the Amalgamation to Become Effective—Shareholder Approval”.

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Exchange of Share Certificates

Upon completion of the Amalgamation, Shareholders of Eagle Mountain (other than Dissenting Shareholders) will become holders of Goldsource Shares as of the Effective Date and former registered Shareholders will be entered into the register of holders of Goldsource Shares without further act or formality. A Letter of Transmittal for the surrender of certificates or DRS Advices representing Common Shares in exchange for Goldsource Share certificates or DRS Advices will be sent to Shareholders immediately after the Effective Date of the Amalgamation. The Letter of Transmittal will contain complete instructions on how Shareholders are to exchange their Common Share certificates or DRS Advices. Registered Shareholders of Eagle Mountain (other than Dissenting Shareholders) should read and follow those instructions. The Letter of Transmittal, when properly completed and returned together with certificate(s) or DRS Advice(s) representing Common Shares and all other required documents, will enable each registered Shareholder (other than Dissenting Shareholders) to obtain the certificates or DRS Advices representing the number of Goldsource Shares received under the Amalgamation.

Pursuant to the terms of the Amalgamation, any certificates or DRS Advices formerly representing Common Shares that are not deposited with the Depository together with a duly completed Letter of Transmittal and any other documents the Depository reasonably requires, on or before the sixth anniversary of the Effective Date, will cease to represent a right or claim of any kind or nature and the right of the holder of such Common Shares to receive Goldsource Shares will be deemed to be surrendered to Goldsource together with all interest, dividends or distributions thereon held for such Shareholders.

Canadian Federal Income Tax Considerations

Certain tax considerations for holders of Common Shares who are resident or deemed to be resident of Canada for purposes of the Tax Act and whose Common Shares are capital property to them is described in the Information Circular under the heading “Canadian Federal Income Tax Considerations”. Shareholders should, however, consult their own legal and tax advisors as to the tax consequences of the Amalgamation to determine the particular tax consequences thereof to them.

Right to Dissent

As indicated in the accompanying notice of this Meeting, section 238 of the Business Corporations Act (British Columbia) (“BCBCA”) entitles a Shareholder whose Common Shares are registered in the name of the Shareholder on the Company’s Shareholder register (a “Registered Shareholder”) to dissent and be paid the fair value of the Registered Shareholder’s Common Shares if such Registered Shareholder objects to the special resolution authorizing the Amalgamation and approving the Amalgamation Agreement (collectively, the “Amalgamation Resolution”) by complying with the steps set forth in sections 238 through 247 inclusive of the BCBCA. See “Rights of Dissenting Shareholders” in the Information Circular.

The Letter Agreement provides that it is a condition of completion of the Amalgamation that holders of not more than 1% of the Common Shares outstanding as at the Record Date for the Meeting dissent.

Selected Pro-Forma Consolidated Financial Information

The selected pro-forma consolidated information set forth below has been derived from the Pro Forma Balance Sheet of Goldsource as at September 30, 2013 and should be read in conjunction with such financial statements, a copy of which is attached as Schedule D to this Information Circular:

September 30, 2013 (unaudited)
Current Assets	$1,146,848
Total Assets	$9,939,775
Total Liabilities	$843,153
Deficit	$33,661,350
Shareholders’ Equity	$9,096,662

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Stock Exchange Listings

The outstanding Common Shares are listed and principally traded on the TSX-V and also trade through the Frankfurt Stock Exchange and the OTCQX in the United States. On November 21, 2013, the last trading day prior to the trading halt at the request of the Company pending the companies’ joint announcement on November 26, 2013 of the proposed Amalgamation, the closing price of the Common Shares on the TSX-V was $0.075 per share.

The outstanding Goldsource Shares are listed and principally traded on the TSX-V and also trade through the Frankfurt Stock Exchange. On November 25, 2013, the last trading day prior to the companies’ joint announcement on November 26, 2013 of the proposed Amalgamation, the closing price of the Goldsource Shares on the TSX-V was $0.13 per share.

Risk Factors

The businesses of the Company and Goldsource are subject to the risks encountered generally in the mining industry, such as marketability and prices, competition with companies having greater resources, exploration risks, the regulation of the mining industry by various levels of government and environmental regulation. See “Risk Factors”.

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EAGLE MOUNTAIN GOLD CORP.

INFORMATION CIRCULAR

Introduction

This Information Circular is furnished in connection with the solicitation of proxies by the management of the Company for use at the Meeting at the time and place and for the purposes set forth in the accompanying Notice of Meeting and at any adjournment thereof. The Company will bear the cost of this solicitation. The solicitation will be made by mail, but may also be made by telephone.

Unless otherwise stated, the information contained in this Information Circular is given as at January 24, 2014.

All summaries of, and references to, the Amalgamation and the Amalgamation Agreement in this Information Circular are qualified in their entirety by reference to the complete text of the Amalgamation Agreement, a copy of which is attached as Schedule E to this Information Circular. You are urged to carefully read the full text of the Amalgamation Agreement.

Information relating to Goldsource and Subco set forth in the schedules hereto and elsewhere in this Information Circular has been provided by the management of Goldsource. Although the Company has no knowledge that would indicate that any statements contained herein provided by the management of Goldsource are untrue or incomplete, the Company does not assume any responsibility for the accuracy or completeness of the information provided by the management of Goldsource or for any failure by Goldsource to disclose events which may occur or affect the significance or accuracy of any such information but which are unknown to the Company.

No person has been authorized by the Company to give any information or make any representations in connection with the Amalgamation other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company.

Proxies

Solicitation of Proxies

The enclosed Proxy form is solicited by and on behalf of management of the Company. The persons named in the enclosed Proxy form are management-designated proxyholders. A Registered Shareholder desiring to appoint some other person (who need not be a Shareholder) to represent the Shareholder at the Meeting may do so either by inserting such other person’s name in the blank space provided in the Proxy form or by completing another form of proxy. To be used at the Meeting, proxies must be received by Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 by no later than 10:00 a.m. (Vancouver time) on February 18, 2014 or, if the Meeting is adjourned, by no later than 10:00 a.m. (Vancouver time) on the second last business day prior to the date on which the Meeting is reconvened. Solicitation will be primarily by mail, but some proxies may be solicited personally or by telephone by regular employees or directors of the Company at a nominal cost. The cost of solicitation by management of the Company will be borne by the Company.

Beneficial Shareholders

Only Registered Shareholders or the persons they appoint as their proxyholders are permitted to vote at the Meeting. In many cases, however, Common Shares beneficially owned by a holder (a “Beneficial Shareholder”) are registered either:

(a)	in the name of an Intermediary (an “Intermediary”) that the Beneficial Shareholder deals with in respect of the shares. Intermediaries include banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans, or

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(b)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited (CDS)) of which the Intermediary is a participant.

Beneficial Shareholders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Company are referred to as “NOBOs”. Those Beneficial Shareholders who have objected to their Intermediary disclosing ownership information about themselves to the Company are referred to as “OBOs”.

In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators (“NI 54-101”), the Company has elected to send the Notice of Meeting and this Information Circular (collectively, the “Meeting Materials”) directly to the NOBOs, and indirectly through intermediaries to the OBOs. The Company is not relying on the notice and access delivery procedures outlined in NI 54-101 to distribute copies of proxy-related materials in connection with the Meeting.

The intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to each OBO, unless the OBO has waived the right to receive them. Intermediaries will frequently use service companies to forward the Meeting Materials to the OBOs. Generally, an OBO who has not waived the right to receive Meeting Materials will either:

(a)	be given a form of proxy which has already been signed by the intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the OBO and must be completed, but not signed, by the OBO and deposited with Computershare Investor Services Inc.; or

(b)	more typically, be given a voting instruction form (“VIF”) which is not signed by the intermediary, and which, when properly completed and signed by the OBO and returned to the intermediary or its service company, will constitute voting instructions which the intermediary must follow.

The Company will not be paying for Intermediaries to deliver to OBOs (who have not otherwise waived their right to receive proxy-related materials) copies of the Meeting Materials and related documents. Accordingly, an OBO will not receive copies of the Meeting Materials and related documents unless the OBO’s Intermediary assumes the costs of delivery.

The Meeting Materials are being sent to both Registered Shareholders and Beneficial Shareholders. If you are a Beneficial Shareholder, and the Company or its agent has sent these materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

The Meeting Materials sent to NOBOs who have not waived the right to receive meeting materials are accompanied by a VIF, instead of a Proxy form. By returning the VIF in accordance with the instructions noted on it, a NOBO is able to instruct the voting of the Common Shares owned by the NOBO.

VIFs, whether provided by the Company or by an intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF. The purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the Common Shares which they beneficially own. Should a Beneficial Shareholder who receives a VIF wish to attend the Meeting or have someone else attend on the Beneficial Shareholder’s behalf, the Beneficial Shareholder may request a legal proxy as set forth in the VIF, which will grant the Beneficial Shareholder, or the Beneficial Shareholder’s nominee, the right to attend and vote at the Meeting.

Beneficial Shareholders should return their voting instructions as specified in the VIF sent to them. Beneficial Shareholders should carefully follow the instructions set out in the VIF, including those regarding when and where the VIF is to be delivered.

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Although Beneficial Shareholders may not be recognized directly at the Meeting for the purpose of voting Common Shares registered in the name of their broker, agent or nominee, a Beneficial Shareholder may attend the Meeting as a proxyholder for a Registered Shareholder and vote Common Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as proxyholder for the Registered Shareholder should contact their broker, agent or nominee well in advance of the Meeting to determine the steps necessary to permit them to indirectly vote their Common Shares as a proxyholder.

Revocability of Proxies

A Registered Shareholder who has given a proxy may revoke it by an instrument in writing that is

(a)	received at the registered office of the Company (1000 - 595 Burrard Street, Vancouver, British Columbia V7X 1S8) at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used, or

(b)	provided to the chair of the Meeting, at the Meeting of Shareholders, before any vote in respect of which the proxy is to be used shall have been taken,

or in any other manner provided by law.

NOBOs who wish to revoke their voting instructions should contact Computershare Investor Services Inc. at telephone number 1-800-564-6253. OBOs who wish to revoke a voting instruction form or a waiver of the right to receive proxy-related materials should contact their Intermediaries for instruction.

Voting of Proxies

Common Shares represented by a Shareholder’s Proxy form will be voted or withheld from voting in accordance with the Shareholder’s instructions on any ballot that may be called for at the Meeting and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. In the absence of any instructions, the proxy agent named on the Proxy form will cast the Shareholder’s votes in favour of the passage of the resolutions set forth herein and in the Notice of Meeting.

The enclosed Proxy form confers discretionary authority upon the persons named therein with respect to (a) amendments or variations to matters identified in the Notice of Meeting and (b) other matters which may properly come before the Meeting or any adjournment thereof. At the time of printing of this Information Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

Voting Shares and Principal Holders Thereof

The Company has an authorized capital of an unlimited number of Common shares without par value (“Common Shares”). Each Common Share carries the right to one vote at the Meeting. The Board has fixed December 23, 2013 as the Record Date for the determination of Shareholders entitled to notice of and to vote at the Meeting and at any adjournment thereof, and only Shareholders of record at the close of business on the Record Date are entitled to such notice and to vote at the Meeting. As of December 23, 2013, 54,491,305 Common Shares were issued and outstanding as fully paid and non-assessable.

To the knowledge of the directors or executive officers of the Company, as at December 23, 2013, no person beneficially owned, or controlled or directed, directly or indirectly, shares carrying more than 10% of the voting rights attached to the Company’s issued and outstanding Common Shares, except for the following:

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Name	Number of Common Shares	Percentage of Outstanding Common Shares
IAMGOLD Corporation(1)	5,536,246	10.2%

___________________________

(1)	IAMGOLD Corporation reports in public filings that it owns the Common Shares, indirectly, through its 95% owned subsidiary, OMAI Gold Mines Limited.

Votes Necessary to Pass Resolutions at the Meeting

Under the Company’s Articles, the quorum for the transaction of business at the Meeting is one or more persons present and being, or representing by proxy, two or more Shareholders entitled to attend and vote at the Meeting.

The Amalgamation Resolution requires passage by a special resolution of the Shareholders. Under the BCBCA, the majority required to pass a special resolution is fixed by a company’s articles. The Company’s articles provide that two-thirds of the votes cast at a meeting of Shareholders on a special resolution are required for its passage.

Proposed Amalgamation

General

The Meeting has been called, among other things, to ask the Shareholders to consider, and if thought fit, pass, with or without variation, the Amalgamation Resolution approving the Amalgamation as described herein.

Details of the Amalgamation

The Amalgamation involves the Company, Goldsource and Subco. The Company and Subco will amalgamate and continue as one corporation, which will be a wholly-owned subsidiary of Goldsource. On the Effective Date:

(a)	Goldsource is to issue that number of Goldsource Shares to Shareholders of Eagle Mountain equal to 100% of the issued and outstanding Goldsource Shares immediately prior to the Effective Time such that, following the Amalgamation (but excluding the Equity Finance), 50% of the then outstanding Goldsource Shares will be held by former Shareholders of Eagle Mountain and 50% of the then outstanding Goldsource Shares will be held by shareholders of Goldsource. By way of example only, if, immediately prior to the Effective Time, the issued and outstanding Goldsource Shares remains at the current number of 29,173,729 and the issued and outstanding Common Shares remains at the current number of 54,491,305, subject to any adjustments at the Effective Time required under the Amalgamation Agreement, the Exchange Ratio would be 0.53538 Goldsource Share for each Common Share. It is noted, however, that $100,000 of Common Shares at an issue price per share to be determined and 250,000 Goldsource Shares are contemplated to be issued prior to the Effective Time in respect of the Share Issue Commitments and will be included in the calculation of the Exchange Ratio;

(b)	each outstanding Subco Share held by Goldsource will be exchanged for one Amalco Share, and

(c)	Eagle Mountain Options and Eagle Mountain Warrants will be respectively exchanged for rights to acquire that number of Goldsource Shares that would have been received in exchange for Common Shares under the Amalgamation if exercise of such Eagle Mountain Options and Eagle Mountain Warrants had occurred immediately prior to the Amalgamation.

No fractional Goldsource Shares will be issued to holders of Common Shares and in lieu of any fractional entitlement, the number of Goldsource Shares issued to each former holder of Common Shares shall be rounded up to the next greater whole number of Goldsource Shares if the fractional entitlement is equal to or greater than 0.5, and shall be rounded down to the next lesser whole number of Goldsource Shares if the fractional entitlement is less than 0.5 (subject to only one rounding per holder of Common Shares).

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Completion of the Amalgamation is subject to compliance with the terms and conditions set forth in the Amalgamation Agreement. Upon the Amalgamation becoming effective, the Company and Subco will continue as one corporation which will own all of the assets, properties, rights, privileges and franchises and be subject to all of the liabilities, contracts and obligations of each of the amalgamating corporations.

If the Shareholders of the Company approve the Amalgamation at the Meeting and the other terms and conditions of the Amalgamation Agreement are satisfied, the Amalgamation Application is expected to be filed with the Registrar on or before February 28, 2014 with the Amalgamation to be effective on the date and at time of filing.

Reasons for and Background to the Amalgamation

The provisions of the Amalgamation Agreement are the result of arm’s length negotiations conducted among representatives of Goldsource and the Company and their respective legal and financial advisors.

In June 2013, members of the Board met with directors of Goldsource to discuss a potential business combination between the Company and Goldsource.

The Company and Goldsource continued to discuss the potential transaction and, on November 25, 2013, the Board approved the proposed letter agreement with Goldsource, setting out the principal terms and conditions of a business combination between the Company and Goldsource, the conditions precedent to the Company and Goldsource entering into the Amalgamation Agreement and the governance and conduct of the Company and Goldsource until the earlier of the execution of the Amalgamation Agreement or the termination of the Letter Agreement in accordance with its terms.

The Company and Goldsource executed the Letter Agreement on November 25, 2013. The Amalgamation was announced on November 26, 2013. The Amalgamation Agreement was entered into as of January 23, 2014 among the Company, Goldsource and Subco.

The Board approved and ratified the Amalgamation Agreement as of January 23, 2014 and approved this Information Circular as of January 24, 2014, reaffirmed its recommendation, and authorized the Company to convene the Meeting.

The Board and senior management of the Company believe that the Amalgamation is in the best interests of the Company and its Shareholders and that the Amalgamation provides a number of benefits for Shareholders including the following:

1.	Goldsource, as the combined entity, will be a larger company than either Goldsource or the Company alone and will have a larger asset base, anticipated greater financial resources and anticipated greater access to services to develop the Company’s and Goldsource’s assets;

2.	Shareholders are being provided with an opportunity to receive Goldsource Shares for their Common Shares and thereby maintain their holdings in the Company’s resource properties through Goldsource as well as participation in the mineral properties and other assets of Goldsource; and

3.	Goldsource is better funded to proceed with further exploration of its properties and, as a larger company, may have greater access to capital markets.

The Board has considered all information provided, including the advantages and disadvantages of the Amalgamation and the transactions contemplated thereunder discussed below under “Recommendations of the Board of Directors of the Company”. See also the financial statements of the Company and Goldsource, which are available at www.sedar.com or attached herein, respectively.

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In addition, the transaction will generally provide for a tax deferred rollover of Common Shares into Goldsource Shares (see “Canadian Federal Income Tax Considerations”).

If any Shareholders do not agree with the value offered to them for their Common Shares, they will have available to them rights of dissent under the BCBCA.

Effect of the Amalgamation Upon Shareholders

Each Shareholder, other than Dissenting Shareholders, will receive Goldsource Shares in exchange for their Common Shares in accordance with the Exchange Ratio. The Amalgamation will result in the continuing amalgamated corporation becoming a wholly-owned subsidiary of Goldsource, with the articles of the amalgamated corporation being the same as those of Subco. Following completion of the Amalgamation, the Common Shares will no longer be listed and traded on any stock exchange. For information on Goldsource, see Schedule A—“Information Concerning Goldsource” and for information on Goldsource following the Amalgamation, see Schedule B—“Information Concerning Goldsource Post-Amalgamation”.

Upon completion of the Amalgamation (but excluding the Equity Finance, the Share Issue Commitments and the Eagle Mountain Option Grant Commitments) and assuming there being no Dissenting Shareholders, there will be approximately 58,347,458 Goldsource Shares issued and outstanding and 78,504,778 Goldsource Shares issued and outstanding on a fully-diluted basis.

There may also be additional Goldsource Shares issued to OMAI Gold Mines Ltd. following completion of the Amalgamation. See “The Letter Agreement—Conditions of the Amalgamation”.

Amalgamation Agreement

The Amalgamation Agreement provides for the terms and conditions of the Amalgamation and the mechanics for effecting the Amalgamation as summarized elsewhere in this Information Circular. A copy of the Amalgamation Agreement is set out under Schedule E to this Information Circular.

The Amalgamation Agreement provides that if the agreement has been adopted as required under the BCBCA and all necessary documentation has been filed with the Registrar, the Amalgamation shall be effected as soon as possible after the Company, Goldsource and Subco consent to the Amalgamation being effected. Each company’s ability to give its consent to effect the Amalgamation is dependent on obtaining all necessary shareholder, governmental and regulatory approvals and all approvals under contractual obligations and, if the Amalgamation is not effected on or before the Termination Date, the Amalgamation Agreement will terminate and be of no further force or effect unless otherwise mutually agreed to by the Parties.

The Amalgamation Agreement also provides that if the respective directors of any of the Company, Goldsource or Subco determine that it is in the best interests of the companies, or any of them, or of Amalco, not to proceed with the Amalgamation, then any of them may, by written notice to the others, terminate the Amalgamation Agreement at any time prior to Subco and Eagle Mountain being amalgamated and, in such event, the Amalgamation shall not take place despite the fact that the Amalgamation Agreement may have been adopted by the shareholders of each of Eagle Mountain and Subco. The Amalgamation Agreement further provides that, in addition to any other provisions in the agreement pursuant to which it may be terminated, the Amalgamation Agreement will be deemed to be terminated upon any termination of the Letter Agreement or if the Letter Agreement is amended such that an amalgamation between the Company and Subco is no longer necessary.

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The Letter Agreement

The Letter Agreement provides for the business combination of the Company and Goldsource by way of the amalgamation of the Company and Subco.

Conditions of the Amalgamation

The Letter Agreement contains a number of conditions precedent to the obligations of the Company and Goldsource thereunder. Unless all of such conditions are satisfied or waived by the party or parties for whose benefit such conditions exist, to the extent they may be capable of waiver, the Amalgamation will not proceed. There is no assurance that the conditions will be satisfied or waived on a timely basis, or at all.

The following is a summary of certain of mutual conditions precedent for the Company and Goldsource:

(a)	approval of the Amalgamation and other ancillary matters by the shareholders of each of the Company and Subco;

(b)	approval of the Amalgamation to be obtained from all applicable regulatory bodies and the TSX-V;

(c)	rights of dissent under applicable corporate law shall be exercised by holders of not more than 1% of the Common Shares outstanding at the Record Date;

(d)	all representations and warranties contained in the Letter Agreement (or any superseding agreement) shall be true and correct in all material respects at the Effective Date;

(e)	no material adverse change in the financial condition or assets of Goldsource or the Company having occurred;

(f)	all necessary consents being obtained under all material contracts and agreements as required for the continued business operations of Goldsource and the Company after the Effective Date of the Amalgamation substantially on the same basis as presently operated;

(g)	the Goldsource Shares issued in connection with the Amalgamation will be exempt from the registration and prospectus requirements of applicable Canadian provincial securities laws and will be exempt from registration under the U.S. Securities Act;

(h)	Goldsource arranging and completing, concurrent with completion of the Amalgamation, the Equity Finance; and

(i)	the Company having complied with the conditions for making Approved Expenditures.

In addition, Goldsource’s obligation to complete the Amalgamation is conditional on the following:

(a)	completion of due diligence by Goldsource with results satisfactory to it, including verbal or written confirmation provided directly to Goldsource from the Guyana Ministry of Mines and Environment that a Small or Medium Scale Mining License will be granted for the Company’s Eagle Property within a reasonable period of time;

(b)	amendment satisfactory to Goldsource of the amended and restated joint venture earn-in agreement dated January 12, 2012 (the “Omai Option Agreement”) among the Company, OMAI Gold Mines Ltd. and Eagle Mountain Gold Inc. (the Company’s subsidiary in Guyana);

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(c)	the Company having not more than $311,215 in outstanding payables on a consolidated basis at the date of execution of the Amalgamation Agreement and $174,500 at the Effective Date, excluding an amount (not exceeding $100,000) to settle any and all liability of the Company in connection with the lease of its office premises at 1210/20 – 1066 West Hastings Street, Vancouver, British Columbia; and

(d)	cancellation of the Company’s current management employment agreements and settlement of new agreements.

The amendment of the Omai Option Agreement (the “Option Amendment”) referred to in paragraph (b) above may provide for the issuance to OMAI Gold Mines Ltd. of additional Goldsource Shares following completion of the Amalgamation. The number of such additional Goldsource Shares, if any, is subject to the negotiation and finalization of the Option Amendment on terms satisfactory to Goldsource. Any such issuance of Goldsource Shares to OMAI Gold Mines Ltd. will result in further dilution to Shareholders. The amount (if any) of further dilution to Shareholders is not known and may not be known by the date of the Meeting.

Termination of Letter Agreement

The Letter Agreement may be terminated by either Goldsource or the Company, as applicable, if:

(a)	there has been a breach by the other party of any material representation, warranty, covenant or agreement of such party in the Letter Agreement;

(b)	there has been a failure to comply with any of the conditions to the obligations of Goldsource and the Company, including those set forth under the heading “Conditions of the Amalgamation”;

(c)	subject to the limitations in the Letter Agreement, the Company enters into an agreement or the Board makes a favourable recommendation with respect to a proposal for the merger, consolidation, capitalization, liquidation, asset contribution by way of sale, option or joint venture of the Eagle Property or other business combination involving the Company or the acquisition or purchase of 20% or more of the equity securities or assets of the Company or any tender offer or exchange offer from a third party which, if consummated, would result in the third party acquiring 20% or more of the equity securities or assets of the Company; and

(d)	subject to the limitations in the Letter Agreement, Goldsource enters into an agreement or its board of directors makes a favourable recommendation with respect to a proposal for the merger, consolidation, capitalization, liquidation, asset contribution by way of sale, option or joint venture of substantially all of its assets or other business combination involving Goldsource or the acquisition or purchase of 20% or more of the equity securities or assets of Goldsource or any tender offer or exchange offer from a third party which, if consummated, would result in the third party acquiring 20% or more of the equity securities or assets of Goldsource.

In the event of termination of the Letter Agreement by Goldsource pursuant to paragraph (a) or (b) above, the Company is to repay to Goldsource the amount of the Advance in full within 60 days of termination.

Break Fee

If the Letter Agreement is terminated by either Goldsource or the Company pursuant to the events described under paragraph (c) or (d) under “Termination of Letter Agreement”, respectively, then the party terminating the Letter Agreement will pay, within two business days after such termination, to the other party a fee in the amount of $250,000 (the “Break Fee”) and, in the case of the Company, will concurrently repay the Advance to Goldsource. Payment of the Break Fee pursuant to the foregoing will constitute the payment of liquidated damages and shall preclude Goldsource or the Company, as the case may be, from bringing any action (whether for damages, equitable relief or otherwise) in respect of any provision of the Letter Agreement. Nothing in the Letter Agreement will, however, preclude the Board, in the exercise of its fiduciary obligations, from withdrawing, modifying or amending its favourable recommendation to vote for the Amalgamation, provided, however, that the Break Fee and the Advance are paid to Goldsource when due and owing.

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Non-Solicitation

Under the Letter Agreement, Goldsource and the Company have agreed that until the Effective Date, neither Goldsource (and its affiliates) nor the Company (and its affiliates) will, without the written consent of the other:

(a)	sell to, offer to sell to, or solicit offers to purchase from, any third party any of its assets (other than sales of inventory in the ordinary course of business) or joint venture, option or lease or seek to joint venture, option or lease any of their properties or assets; or

(b)	except as provided or contemplated in the Letter Agreement, sell, offer to sell or exchange or solicit offers to purchase or exchange any capital stock of either Goldsource or the Company to or from any other party or enter into any debt or stream financing arrangement, merger, consolidation, share exchange, liquidation or other similar transaction involving either Goldsource or its assets or the Company or its assets and neither company nor its affiliates will negotiate with or provide financial, technical or other information to any person in connection with any such proposed purchase or transaction.

Each of the Company and Goldsource will not, however, be precluded from negotiating, or from permitting its representatives to negotiate, in response to any such unsolicited offer if, in the opinion of its legal counsel, its directors have a legal obligation to do so.

Form of Proposed Amalgamation Resolution

The text of the proposed special resolution to approve the Amalgamation and the Amalgamation Agreement is substantially as set forth in Schedule F to this Information Circular.

Procedure for the Amalgamation to Become Effective

Procedural Steps

The Amalgamation is proposed to be carried out pursuant to the amalgamation provisions of the BCBCA. The following procedural steps must be taken in order for the Amalgamation to become effective:

(a)	the Amalgamation and the Amalgamation Agreement must be approved by the Shareholders in the manner described below;

(b)	all conditions precedent to the Amalgamation, as set forth in the Amalgamation Agreement, must be satisfied or waived by the appropriate party; and

(c)	the Amalgamation Application and Notice of Articles in the form prescribed by the BCBCA must be filed with the Registrar. The Amalgamation Resolution is required to be approved by at least two-thirds of the votes cast by the Shareholders present in person or represented by proxy at the Meeting.

Shareholder Approval

Pursuant to the BCBCA and the Articles of the Company, the special resolution approving the Amalgamation (the “Amalgamation Resolution”) is required to be approved by at least two-thirds of the votes cast by the Shareholders present in person or represented by proxy at the Meeting. For purposes of voting on the Amalgamation Resolution at the Meeting, the Shareholders will be entitled to one vote on a ballot for each Common Share held.

Notwithstanding the foregoing, the Amalgamation Resolution authorizes the Board, without further notice to or approval of the Shareholders, subject to the terms of the Amalgamation Agreement, to amend or terminate the Amalgamation Agreement or to decide not to proceed with the Amalgamation and to revoke such Amalgamation Resolution at any time prior to the proposed Effective Date of the Amalgamation if, in the view of the Board, it is not in the best interests of the Shareholders to proceed with the Amalgamation.

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Regulatory Approvals

It is a mutual condition of the Amalgamation Agreement that requisite regulatory approvals be obtained prior to the Effective Date. It is anticipated that the Company will have made application to all applicable regulatory authorities prior to the Effective Date in order to obtain all approvals required with respect to the Amalgamation. There is no guarantee that approvals from the required regulatory authorities will be obtained on a timely basis or on terms and conditions satisfactory to the Company and Goldsource.

Procedure for Exchange of Common Shares

Upon completion of the Amalgamation, Shareholders of the Company (other than Dissenting Shareholders) will be deemed to be holders of Goldsource Shares as of the Effective Date and former registered Shareholders of the Company will be entered into the register of holders of Goldsource Shares without further act or formality. A Letter of Transmittal for the surrender of certificates and/or DRS Advices evidencing Common Shares for use in exchanging those certificates and/or DRS Advices for Goldsource Share certificates or DRS Advices will be mailed to Shareholders as soon as practicable following completion of the Amalgamation. The Letter of Transmittal will contain complete instructions on how Shareholders of the Company are to exchange their certificates or DRS Advices for Common Shares. Registered Shareholders (other than Dissenting Shareholders) should read and follow these instructions. The Letter of Transmittal, when properly completed and returned together with certificates and/or DRS Advices evidencing Common Shares and all other required documents, will enable each Registered Shareholder (other than Dissenting Shareholders) to obtain certificates or DRS Advices evidencing the number of Goldsource Shares received under the Amalgamation.

Pursuant to the terms of the Amalgamation, any certificates or DRS Advices formerly evidencing Common Shares that are not deposited with the Depository, together with a duly completed Letter of Transmittal and any other documents the Depository reasonably requires, on or before the sixth anniversary of the Effective Date, will cease to represent a right or claim of any kind or nature and the right of the holder of such Common Shares to receive Goldsource Shares will be deemed to be surrendered to Goldsource together with all interest, dividends or distributions thereon held for such Shareholder.

The following sets forth the procedures to be followed by a Shareholder in order to receive the Goldsource Shares to which the Shareholder is entitled under the Amalgamation.

A Shareholder must deliver to the Depository at any of the offices listed in the Letter of Transmittal:

(a)	certificates and/or DRS Advices evidencing Common Shares held;

(b)	a Letter of Transmittal in the form which will be forwarded to Shareholders following completion of the Amalgamation or a manually executed photocopy (facsimile) thereof, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal, and

(c)	any other relevant documents required by the instructions set out in the Letter of Transmittal.

In all cases, delivery of Goldsource Shares in exchange for Common Shares will be made only after timely receipt by the Depository of certificates and/or DRS Advices evidencing the Common Shares, together with a properly completed and duly executed Letter of Transmittal, or a manually executed photocopy (facsimile copy) thereof, relating to such Common Shares, with signatures guaranteed if so required in accordance with the instructions in the Letter of Transmittal, and any other required documents.

The method of delivery of certificates evidencing the Common Shares and all other required documents is at the option and risk of the person depositing the same. The Company recommends that such documents be delivered by hand to the Depository and a receipt obtained or, if mailed, that registered mail with return receipt requested be used and that appropriate insurance be obtained.

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Beneficial Shareholders whose Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those shares.

All questions as to validity, form, eligibility and acceptance of any Common Shares deposited pursuant to the Amalgamation shall be determined by Goldsource in its sole discretion and all such determinations will be final and binding on the Shareholders. Goldsource reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful for it to accept under the laws of any jurisdiction. Goldsource reserves the absolute right to waive any defect or irregularity in the deposit of any Common Shares.

Recommendations of the Board of Directors of the Company

The Board has unanimously determined that the Amalgamation is fair from a financial point of view to the Shareholders and is in the best interests of the Company and its Shareholders, and has authorized the submission of the Amalgamation Agreement and the Amalgamation to Shareholders for approval. The Board unanimously recommends that the Shareholders vote in favour of the Amalgamation Resolution.

In arriving at its conclusion, the Board considered the following, among other matters:

(a)	information with respect to the financial condition, business and operations, on both a historical and prospective basis, of both Goldsource and the Company, including information in respect of the Company and Goldsource on a pro forma consolidated basis;

(b)	the terms of the Amalgamation will result in Shareholders continuing to own an interest in all of the assets currently held by the Company, as well as the assets of Goldsource;

(c)	information provided by Goldsource with respect to its mineral properties;

(d)	current industry, economic and market conditions and trends;

(e)	under the terms of the Amalgamation, all Shareholders (other than Dissenting Shareholders, if any) will be treated equally as to participation in the Amalgamation;

(f)	the procedures by which the Amalgamation is to be approved, including the requirement for approval by special resolution of the Shareholders at the Meeting;

(g)	the availability of rights of dissent to Shareholders with respect to the Amalgamation;

(h)	the management group and technical team of Goldsource;

(i)	the terms and conditions of the Amalgamation Agreement do not prevent an unsolicited third party from making a proposal or preclude the Board from considering and acting on such a proposal, provided the Company complies with the terms of the Amalgamation Agreement; and

(j)	the benefits of the Amalgamation set forth under “Reasons for and Background to the Amalgamation”.

The Board also identified and considered disadvantages associated with the Amalgamation, including that the Shareholders after the Amalgamation will be subject to:

(a)	significant dilution of their interest in the Company’s mineral properties through their diluted percentage holding in Goldsource following completion of the Amalgamation;

b)	the risk factors applicable to Goldsource; and

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(c)	the possibility that there may be adverse tax consequences to certain holders of securities of the Company.

In view of the variety of factors considered in connection with its evaluation of the Amalgamation, the Board did not find it practicable to quantify or otherwise assign relative weights to the specific factors in reaching its determination as to the fairness of the Amalgamation.

The Board appreciates that there are risks associated with the Amalgamation, including the risk that some of the potential benefits set forth above may not be realized or that there may be significant costs associated with realizing such benefits. The Board believes that the factors in favour of the Amalgamation outweigh the risks and potential disadvantages, although there can be no assurance in this regard.

Post-Amalgamation

After the Effective Date, Amalco will be a wholly-owned subsidiary of Goldsource. Former Shareholders of the Company will become holders of Goldsource Shares.

Upon completion of the Amalgamation, the board of directors of Goldsource will consist of five directors, three of which are current directors of Goldsource (J. Scott Drever, Steven B. Simpson and Graham C. Thody) and one of which is a current director of the Company (Ioannis (Yannis) Tsitos) and one of which is an independent nominee of the Company (Jonathan Dubois-Phillips). The current executive officers of Goldsource will remain in place and Ioannis (Yannis) Tsitos (President of the Company) will be appointed President of Goldsource such that the executive management of Goldsource will be as follows:

J. Scott Drever	Chief Executive Officer
Ioannis (Yannis) Tsitos	President
N. Eric Fier	Chief Operating Officer
Barney Magnusson	Chief Financial Officer

Upon completion of the Amalgamation, the directors and officers of Amalco will be J. Scott Drever, N. Eric Fier, Barney Magnusson, and Ioannis (Yannis) Tsitos.

Stock Exchange Listings

Common Shares of the Company are listed and principally traded on the TSX-V and are also traded through the Frankfurt Stock Exchange and the OTCQX in the United States. On November 21, 2013, the last trading day prior to the trading halt at the request of the Company pending the companies’ joint announcement on November 26, 2013 of the proposed Amalgamation, the closing price of the Common Shares on the TSX-V was $0.075 per share.

Goldsource Shares are listed and principally traded on the TSX-V and are also traded through the Frankfurt Stock Exchange. On November 25, 2013, the last trading day prior to the companies’ joint announcement on November 26, 2013 of the proposed Amalgamation, the closing price of the Goldsource Shares on the TSX-V was $0.13 per share. The Goldsource Shares are not listed for trading on any public trading market in the United States.

Fees and Expenses

Under the Letter Agreement, each of the Company and Goldsource is to pay its own and its representatives’ fees and expenses. The expenses to be incurred by each of the companies have been taken into account in the Exchange Ratio and agree that, except as contemplated in the Letter Agreement, no additional expenses which could be sufficiently large to affect the Exchange Ratio will be incurred by either of the companies without the consent of the other, such consent not to be unreasonably withheld.

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Costs of the Amalgamation, including expenses incurred by the Company and Goldsource in respect of legal, accounting, professional advisory fees, transfer agent, printing and stock exchange listing fees are estimated to be $250,000 in aggregate.

Canadian Federal Income Tax Considerations

The following summary fairly describes the principal Canadian federal income tax consequences of the Amalgamation to holders of Common Shares who are resident or deemed to be resident in Canada for the purposes of the Tax Act and whose Common Shares are capital property to them.

This summary is not applicable to a holder of Common Shares an interest in which is a “tax-shelter investment”, that is a “financial institution” for purposes of the mark-to-market rules or a “specified financial institution” or that reports its “Canadian tax results” in a currency other than Canadian currency, each as defined in the Tax Act. Such holders of Common Shares should consult their own tax advisors.

Disposition of Common Shares for Goldsource Shares

A holder of Common Shares who acquires Goldsource Shares pursuant to the Amalgamation will be deemed to have disposed of the holder’s Common Shares, but will realize neither a capital gain nor a capital loss on the disposition of such Common Shares. The Goldsource Shares received by a holder of Common Shares pursuant to the Amalgamation will be deemed to have been acquired at a cost equal to the aggregate adjusted cost base of the Common Shares held by the holder immediately prior to the Amalgamation. The adjusted cost base of the Goldsource Shares acquired by a holder of Common Shares pursuant to the Amalgamation must be determined by averaging such cost with the adjusted cost base of any other Goldsource Shares then held by the holder as capital property.

Dissenting Shareholders

Dissenting Shareholders who receive the fair value of their Common Shares will be considered to have disposed of their Common Shares on the date of the Amalgamation. To the extent that Dissenting Shareholders are considered to dispose of their shares to the Company, and the amount ultimately paid to a Dissenting Shareholder exceeds the paid-up capital of their Common Shares, this amount will be excluded from the former holder’s proceeds of disposition for the purposes of computing any taxable capital gain or, generally speaking, any allowable capital loss on disposition and will be deemed to be a taxable dividend paid by the Company to such Dissenting Shareholder. The deemed dividend will be treated in the same manner as if the Dissenting Shareholder had received a regular taxable dividend from the Corporation. In certain circumstances, corporations or trusts or partnerships which have corporations as beneficiaries or partners, may be denied a capital loss in respect of their Common Shares to the extent that any dividends have, or have been deemed to have, been received thereon. CRA also considers that, in certain circumstances, Dissenting Shareholders should be considered to have disposed of their Common Shares to the amalgamated corporation for proceeds of disposition equal to the amount paid to them, other than interest, if any. In view of the uncertainties under the relevant legislation as to whether amounts paid to a Dissenting Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, Dissenting Shareholders should consult with their own tax advisors in this respect.

Shareholders should consult their own legal and tax advisors as to the tax consequences of the Amalgamation to determine the particular tax consequences thereof to them.

The Canadian and foreign tax considerations applicable to holders of Common Shares resident in the United States or any other jurisdiction outside of Canada are not disclosed in this Information Circular. Shareholders resident in the United States or in any other jurisdiction outside of Canada are urged to consult their own income tax advisors as to the consequences of the Amalgamation to them.

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Rights of Dissenting Shareholders

As indicated in the accompanying notice of this Meeting, section 238 of the Business Corporations Act (British Columbia) (“BCBCA”) entitles a Shareholder whose common shares are registered in the name of the Shareholder on the Company’s shareholder register (a “Registered Shareholder”) to dissent and be paid the fair value of the Registered Shareholder’s common shares if such Registered Shareholder objects to the special resolution authorizing the Amalgamation and approving the Amalgamation Agreement (collectively, the “Amalgamation Resolution”) by complying with the steps set forth in sections 238 through 247 inclusive of the BCBCA. The following is a summary of the provisions of sections 238 through 247 inclusive of the BCBCA and does not purport to provide a comprehensive statement of the procedures to be followed by a dissenting Registered Shareholder who wishes to dissent and seek payment of the fair value of his or her common shares. Sections 238 through 247 inclusive of the BCBCA requires adherence to the procedures established therein and failure to do so may result in the loss of all dissent rights. Accordingly, each Registered Shareholder who might desire to exercise dissent rights should carefully consider and comply with the provisions of that section and consult a legal advisor.

In order to dissent, a Registered Shareholder intending to dissent in respect of the Amalgamation Resolution must, at least two days before the date on which the Amalgamation Resolution is to be passed, send to the office of the Chief Financial Officer of the Company located at 888 Dunsmuir Street, Suite 1500, Vancouver, B.C. V6C 3K4 (Telephone: 604-806-0916), so as to be received by the Company at or before the Meeting, a written notice of dissent (a “Notice of Dissent”) to the Amalgamation Resolution. In order to dissent, a Registered Shareholder must not vote Common Shares held in favour of the Amalgamation Resolution. A vote against the Amalgamation Resolution, an abstention or the execution or exercise of a proxy to vote against the Amalgamation Resolution does not constitute a Notice of Dissent, but a Shareholder need not vote Common Shares held against the Amalgamation Resolution in order to dissent.

The Notice of Dissent must set out the number (and the class and series, if applicable) of Common Shares in respect of which dissent is being exercised under the Notice of Dissent (the “Notice Shares”). In addition, the Notice of Dissent must set out the identity of the person on whose behalf dissent is being exercised and, in particular, must set out whichever of the following is applicable:

(a)	If the Notice Shares constitute all of the Common Shares of the Company of which the Dissenting Shareholder is both the registered owner and beneficial owner and the Dissenting Shareholder owns no other Common Shares of the Company as beneficial owner, a statement to that effect;

(b)	If the Notice Shares constitute all of the Common Shares of which the Dissenting Shareholder is both the registered owner and beneficial owner but the Dissenting Shareholder owns other Common Shares of the Company as beneficial owner, a statement to that effect and

(i)	the names of the registered owners of those other Common Shares;

(ii)	the number (and the class and series, if applicable) of those other Common Shares that are held by each of those registered owners; and

(iii)	a statement that Notices of Dissent are being, or have been, sent in respect of all of those other Common Shares; and

(c)	If dissent is being exercised by the Dissenting Shareholder on behalf of a beneficial owner who is not the Dissenting Shareholder, a statement to that effect and

(i)	the name and address of the beneficial owner; and

(ii)	a statement that the Dissenting Shareholder is dissenting in relation to all of the Common Shares of the Company beneficially owned by the beneficial owner that are registered in the Dissenting Shareholder’s name.

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A Dissenting Shareholder may claim under section 244 of the BCBCA only with respect to all Common Shares of the Company held or on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name.

On receipt of a Notice of Dissent, the Company will promptly send a notice (a “Notice of Intention to Proceed”) to each Dissenting Shareholder (a) stating that the Company intends to act, or has acted, as the case may be, on the Amalgamation Resolution and (b) advising of the manner in which dissent is to be completed.

A Dissenting Shareholder who receives a Notice of Intention to Proceed from the Company must, within one month after the date of the Notice of Intention to Proceed, if the Dissenting Shareholder wishes to proceed with the dissent, send to the Company or its transfer agent, Computershare Investor Services Inc., 3rd Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9:

1.	a written statement that the Dissenting Shareholder requires the Company to purchase all of the Notice Shares;

2.	the certificates, if any, representing the Notice Shares; and

3.	if the dissent is being exercised by the Dissenting Shareholder on behalf of a beneficial owner who is not the Dissenting Shareholder, a written statement signed by the beneficial owner on whose behalf dissent is being exercised setting out whether or not the beneficial owner is the beneficial owner of other Common Shares of the Company and, if so, setting out:

(a)	the names of the registered owners of those other Common Shares;

(b)	the number (and the class and series, if applicable) of those other Common Shares that are held by each of those registered owners; and

(c)	that dissent is being exercised in respect of all of those other Common Shares.

After the Dissenting Shareholder has complied with the aforesaid items 1 and 2 above (and item 3, if applicable), the Dissenting Shareholder is deemed to have sold to the Company the Notice Shares and the Company is deemed to have purchased those Notice Shares and, if the Company and the Dissenting Shareholder have agreed on the amount of the payout value of the Notice Shares, the Company must promptly pay that amount to the Dissenting Shareholder. Alternatively, if the Company and the Dissenting Shareholder have not agreed on the amount of the payout value of the Notice Shares, the Company or the Dissenting Shareholder may apply to the court and the court may determine the payout value of the Notice Shares or order that the payout value of those Notice Shares be established by arbitration or by reference to the registrar, or a referee, of the court and make consequential orders and give directions it considers appropriate.

Promptly after a determination of the payout value for the Notice Shares has been made, the Company must pay to each Dissenting Shareholder the payout value applicable to that Dissenting Shareholder’s Notice Shares. Alternatively, in the event that there are reasonable grounds for believing that the Company is insolvent or the payout would render the Company insolvent, the Company will promptly send a notice to the Dissenting Shareholder that the Company is unable lawfully to pay Dissenting Shareholders for their Notice Shares. It is not expected by management of the Company that this restriction will be applicable; however, if a Dissenting Shareholder receives such a notice from the Company, the Dissenting Shareholder may, within 30 days after receipt of such notice, withdraw the Notice of Dissent or, if the Dissenting Shareholder does not withdraw the Notice of Dissent, the Dissenting Shareholder will retain a status as a claimant against the Company, to be paid as soon as the Company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Company but in priority to its shareholders.

The right of a Dissenting Shareholder to dissent with respect to Notice Shares held terminates and ceases to apply to the Dissenting Shareholder with respect to Notice Shares held if, before the payment of the payout value of the Notice Shares is made to the Dissenting Shareholder, any of the following events occur:

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(a)	the Amalgamation Resolution is abandoned, does not pass, is revoked, does not proceed, or is set aside by a court or court order;

(b)	with respect to the Notice Shares, the Dissenting Shareholder consents to or votes in favour of the Amalgamation Resolution;

(c)	the Notice of Dissent is withdrawn with the written consent of the Company; or

(d)	the court determines that the Dissenting Shareholder is not entitled to dissent or that the Dissenting Shareholder is not entitled to dissent with respect to the Notice Shares.

The above is only a summary of the provisions of BCBCA regarding dissent rights which are technical and complex. It is recommended that any Shareholder wishing to avail himself of his right of dissent seek his own legal advice as failure to comply strictly with the provisions of the statute may prejudice his right of dissent.

Timing

If the Meeting is held as scheduled and is not adjourned and the other conditions set forth in the Amalgamation Agreement are satisfied or waived, the Company expects that the Effective Date will be on or before February 28, 2014. It is not possible, however, to state with certainty when the Effective Date will occur.

The Amalgamation will become effective upon the filing with the Registrar of the Amalgamation Application, together with such other material as may be required by the Registrar and the issuance by the Registrar of the Certificate of Amalgamation.

Resale of Goldsource Shares

Canada

The Goldsource Shares to be issued to holders of Common Shares pursuant to the Amalgamation will be issued in reliance on exemptions from prospectus and registration requirements of applicable securities laws of the various applicable provinces in Canada and will generally be “freely tradeable” (and not subject to any “restricted period” or “hold period”) if the following conditions are met: (i) the trade is not a control distribution (as defined in applicable securities legislation); (ii) no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or a company in respect of the trade; and (iv) if the selling securityholder is an Insider or an officer of Goldsource, the selling securityholder has no reasonable grounds to believe that Goldsource is in default of securities legislation.

United States

The following discussion is a general overview of certain requirements of U.S. federal securities laws applicable to U.S. Eagle Mountain Shareholders in connection with the resale of Goldsource Shares acquired in the Amalgamation. All U.S. Eagle Mountain Shareholders are urged to consult with their own legal advisors to ensure that the resale of Goldsource Shares issued to them under the Amalgamation complies with applicable United States federal and state securities laws.

The Goldsource Shares issuable to Eagle Mountain Shareholders pursuant to the Amalgamation have not been and will not be registered under the U.S. Securities Act or under any applicable securities laws of any state of the United States. The Goldsource Shares are being issued pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 under the U.S. Securities Act and pursuant to similar exemptions under all applicable securities laws of any state of the United States.

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Goldsource Shares issuable to Eagle Mountain Shareholders will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that any Eagle Mountain Common Shares exchangeable for the Goldsource Shares are restricted securities under Rule 144 under the U.S. Securities Act. Accordingly, if a U.S. Eagle Mountain Shareholder deposits Eagle Mountain Common Shares that bear a U.S. Securities Act restrictive legend, any Goldsource Shares issued to such U.S. Eagle Mountain Shareholder shall also bear a U.S. Securities Act restrictive legend. In addition, Goldsource Shares acquired by Eagle Mountain Shareholders that are affiliates of Goldsource will be subject to restrictions on resale in the United States imposed on affiliates by Rule 144 under the U.S. Securities Act. In general, an affiliate for this purpose is an officer or director of Goldsource or a shareholder who beneficially owns 10% or more of the outstanding Goldsource Shares.

Holders of restricted securities and affiliates may only offer, sell, pledge or otherwise transfer, directly or indirectly, Goldsource Shares acquired in the Amalgamation pursuant to a subsequent registration statement under the U.S. Securities Act or pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act, such as Rule 144 under the U.S. Securities Act, and pursuant to any applicable securities laws of any state of the United States.

Subject to certain limitations, holders of restricted securities and affiliates may immediately resell Goldsource Shares outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. Under Regulation S, a person who is a non-affiliate or an affiliate of Goldsource solely by virtue of being an officer or director of Goldsource may generally resell such securities in an “offshore transaction” if (i) no offer is made to a person in the United States, (ii) either (A) at the time the buyer's buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believes that the buyer is outside the United States, or (B) the transaction is executed in, on or through a “designated offshore securities market” (which would include a sale through the TSX-V) if neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States.

Shareholders are urged to consult their legal advisors to determine the extent of all applicable resale provisions.

Risk Factors

The following risk factors, as well as the other information contained in this Information Circular, including the Schedules attached hereto, should be carefully considered by Shareholders in evaluating whether to approve the Amalgamation. The following are certain risk factors relating to the Amalgamation. Risk factors relating to the business of each of the Company and Goldsource independent of the Amalgamation should also be considered. See “Risk Factors” in Schedule A—Information Concerning Goldsource for risk factors relating to Goldsource. By voting in favour of the Amalgamation, Shareholders will be choosing to invest in Goldsource Shares.

If the Amalgamation is Not Completed

If the current market price of the Common Shares of the Company reflects an assumption that the Amalgamation will be completed, the price may decline if the Amalgamation is not completed. In addition, if the Amalgamation is not completed, the Company may be required to pay Goldsource the Break Fee of $250,000. See “The Letter Agreement—Break Fee”. Moreover, the Company’s costs related to the Amalgamation, including legal and accounting fees, must be paid even if the Amalgamation is not completed.

In addition, if the Amalgamation is not completed, the Company may be subject to a number of additional material risks, including the following:

(a)	the Company may forego other opportunities which would have otherwise been available had the Letter Agreement not been executed, including, without limitation, opportunities foregone as a result of affirmative and negative covenants made by the Company in the Letter Agreement, such as covenants affecting the conduct of the Company’s business outside the ordinary course of business;

(b)	the Company may be unable to obtain additional sources of financing or conclude another sale, merger or combination on as favourable terms, in a timely manner, or at all.

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The Completion of the Amalgamation is Subject to the Satisfaction of Conditions

The obligations of the Company and Subco to complete the Amalgamation are subject to the satisfaction or mutual waiver, where permissible, of certain conditions set forth in the Letter Agreement and the Amalgamation Agreement. Some of these conditions cannot be waived, including obtaining the requisite approval of the Shareholders, relevant securities regulators and the TSX-V. If these conditions are not satisfied, the Amalgamation will not be completed.

Waiver of Conditions

The conditions set forth in the Letter Agreement and the Amalgamation Agreement may be waived by Goldsource or the Company, subject to the agreement of the other party. If those conditions are waived, the Company will evaluate whether an amendment to the Information Circular and a re-solicitation of proxies is warranted. In the event that the Directors of the Company determines that re-solicitation of proxies is not warranted, the Company will have the discretion to complete the Amalgamation without seeking further shareholder approval.

Other Matters

Management of the Company knows of no other matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Information Circular. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

Dated as of the 24th day of January, 2014.

BY ORDER OF THE BOARD

“Ioannis (Yannis) Tsitos”

Ioannis (Yannis) Tsitos
President

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Schedule A

INFORMATION CONCERNING GOLDSOURCE

A-
Introduction	2
Caution Regarding Forward-Looking Statements	2
General	4
Corporate Structure	5
General Development of the Business	5
Description of Mineral Properties	9
Description of Share Capital	17
Consolidated Capitalization	19
Principal Shareholders	19
Directors and Executive Officers	19
Audit Committee and Corporate Governance	22
Executive Compensation	25
Management’s Discussion and Analysis	36
Prior Sales	36
Price Range and Trading Volume of Goldsource shares	37
Risk Factors	37
Legal Proceedings and REgulatory Actions	40
Indebtedness of Directors and Officers	41
Interests of Management and Others in Material Transactions	41
Auditor, Transfer Agent and Registrar	42
MaTERIAL cONTRACTS	42
Experts	43

Appendix A	Audit Committee Charter
Appendix B	Management’s Discussion and Analysis for Financial Year Ended December 31, 2012
Appendix C	Management’s Discussion and Analysis for Interim Period for Nine Months Ended September 30, 2013

A-1

Introduction

This Schedule A to the Information Circular of Eagle Mountain contains certain information on Goldsource before the completion of the Amalgamation and reflects the current business, financial and share position of Goldsource. Certain capitalized terms used in this Schedule A without definition have the meanings ascribed to them in the “Glossary of Terms” in the Information Circular. See Schedule B–Information Concerning Goldsource Post-Amalgamation to the Information Circular for further information on Goldsource following the Amalgamation.

The information contained in the Information Circular with respect to Goldsource has been furnished by Goldsource. Goldsource and its directors and officers have relied on the information relating to Eagle Mountain furnished by Eagle Mountain and assume no responsibility for any errors in such information or omissions therefrom.

Caution Regarding Forward-Looking Statements

This Schedule A contains or incorporates by reference “forward-looking statements” within the meaning of applicable Canadian securities legislation. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These statements are only predictions. Management of Goldsource believes the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in or incorporated by reference in this Schedule A should not be unduly relied upon. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. These forward-looking statements are made as of the date of the Information Circular or, in the case of documents incorporated by reference herein, as of the date of such documents and, except as required under applicable securities legislation, Goldsource does not intend and does not assume any obligation to update these forward-looking statements if circumstances or management’s beliefs, expectations or opinions change.

In particular, this Schedule A contains or incorporates by reference forward-looking statements pertaining to the following:

•	planned exploration and development of Goldsource’s properties;
•	costs, timing and results of exploration and development activities;
•	information with respect to Goldsource’s future financial and operating performance;
•	timing and receipt of approvals, consents and permits under applicable legislation;
•	supply and demand for coal and anticipated economic market for coal to liquid conversions;
•	prices for thermal coal;
•	expectations regarding the ability to raise capital and the availability of funds;
•	expectations regarding the ability to continually add to mineral resources;
•	availability of rail transport and port capacities for coal in Canada;
•	pricing of petroleum products from gasification or liquefaction of coal; and
•	price per kilowatt hour of electricity from coal fired power plants.

Statements concerning mineral resource estimates may also constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed.

A-2

Such forward-looking statements or information are based on a number of assumptions which may prove to be incorrect. In addition to any other assumptions identified in this Schedule A and in the documents incorporated by reference in this Schedule A, assumptions have been made regarding, among other things:

•	the timely receipt of required regulatory approvals;
•	the ability to obtain financing on acceptable terms;
•	the price of coal and future coal prices;
•	the price of petroleum products produced from coal;
•	the price of electricity generated by coal fired power plants;
•	conditions in general economic and financial markets;
•	availability of drilling and related equipment;
•	availability of skilled labour;
•	timing and amount of capital expenditures;
•	royalty rates;
•	effects of regulation by governmental agencies;
•	future operating costs;
•	successful First Nations consultations; and
•	expectations about rail transport and coal loading terminal capacities.

The actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and elsewhere in this Schedule A:

•	the availability of funds;
•	the timing and content of work programs;
•	results of exploration activities and development of mineral properties;
•	the interpretation of drilling results and other geological data;
•	the uncertainties of resource and reserve estimations;
•	receipt and security of coal permits and mineral property titles;
•	environmental and other regulatory risks;
•	project cost overruns or unanticipated costs and expenses;
•	operating and hazards risks and limitations on insurance risk;
•	competition for local and international market share;
•	fluctuations in commodity product prices;
•	currency fluctuations;
•	political and economic risks; and
•	general market and industry conditions.

This list is not exhaustive of the factors that may affect Goldsource’s forward-looking statements. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements. Goldsource’s forward-looking statements are based on beliefs, expectations and opinions of management on the date the statements are made. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

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General

Conversion Table

All data and information is presented in metric units. In this Schedule A, the following conversion factors were used:

2.47 acres	=	1 hectare	0.4047 hectares	=	1 acre
3.28 feet	=	1 metre	0.3048 metres	=	1 foot
0.62 miles	=	1 kilometre	1.609 kilometres	=	1 mile
1.102 tons (short)	=	1 tonne	0.907 tonnes	=	1 ton
			34.28 grams/tonne	=	1 ounce/ton

Technical Abbreviations

cm	centimetres
CTL	coal-to-liquid
g	grams
ha	hectares
NI 43-101	National Instrument 43-101 Standards of Disclosure for Mineral Projects
km	kilometres
GOR	gross overriding royalty
m	metres
MT	million tonnes
opt	ounces per ton
oz	ounce(s)
PEA	preliminary economic assessment
PFS	pre-feasibility study
RC	reverse circulation
ROM	run of mine
t	tonne
%	percentage

Currency

All dollar ($) amounts stated in this Schedule A refer to Canadian dollars ($ or Cdn.$) unless United States dollars (U.S.$) are indicated. On January 23, 2014, the noon exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was U.S.$1.00 = Cdn.$1.1130 (Cdn.$1.00 = U.S.$0.8985).

Notice Regarding Mineral Resource Estimates

In this Schedule A, the definitions of indicated and inferred mineral resources are those used by the Canadian provincial securities regulatory authorities and conform to the definitions utilized by the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) in the “CIM Standards on Mineral Resources and Reserves – Definitions and Guidelines” adopted on August 20, 2000 and amended November 14, 2004 and November 27, 2010.

Qualified Persons

N. Eric Fier, CPG, P. Eng, is a “qualified person” within the meaning of NI 43-101, and he has reviewed and approved the scientific and technical information relating to Goldsource’s mineral properties disclosed in this Schedule A. Mr. Fier is the Chief Operating Officer of Goldsource. Other qualified persons are responsible for the technical and scientific information contained in the Border Preliminary Assessment Report (as defined herein) which is incorporated by reference in this Schedule A. See “Experts”.

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Corporate Structure

Goldsource Mines Inc. (“Goldsource”) was incorporated under the Company Act (British Columbia) on December 7, 1983 under the name “Bellingham Budget-Tel Inc.”

After undergoing several name changes, Goldsource continued into the Yukon Territory on September 9, 1997 under the name “Antam Resources International Ltd.” On July 7, 1999, Goldsource changed its name to “International Antam Resources Ltd.”. On February 17, 2004, Goldsource changed its name to “Goldsource Mines Inc.”.

On August 3, 2005, Goldsource continued back into British Columbia under the Business Corporations Act (British Columbia). In the course of its continuation into British Columbia, Goldsource adopted new Articles.

Goldsource’s head office is located at Suite 501, 570 Granville Street, Vancouver, British Columbia V6C 3P1 and its registered and records office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4.

General Development of the Business

Goldsource is a Canadian resource company engaged in the exploration and development of a substantial coal field in the province of Saskatchewan. Its mineral interests presently consist of coal exploration properties located in Saskatchewan, Canada known as the “Border Property” and also referred to as the “Border Coal Project”. Goldsource also has a 25% working interest in certain coal properties situated in Saskatchewan and Manitoba, pursuant to a joint venture with Westcore Energy Ltd.

Goldsource’s principal property is the Border Property located on the eastern edge of central Saskatchewan. Further to the discovery of significant coal intercepts on the Border Property in 2008, Goldsource completed several drilling programs on the Border Property which in late 2009 resulted in the definition of indicated and inferred resources on the property which were revised in Goldsource’s preliminary assessment report based on results of a drill program carried out in early 2010.

The government of Saskatchewan retains a 15% royalty of all coals mined in the province. This royalty is negotiable based on economic viability. There is also a 2% gross overriding royalty on the Border Property held by Minera Pacific Inc., 50% of which can be purchased for $2 million. For further details see “Interests of Management and Others in Material Transactions“.

Goldsource has also completed a significant amount of work and incurred considerable expense in developing a proprietary geophysical matrix applicable to airborne geophysical data compiled by Fugro Airborne Surveys of Ottawa, Ontario (“Fugro”), which provides a “signature” for prospective coal deposits based on a correlation between airborne geophysical data analyses, down-hole electronic logs and geological ground proofing through drilling.

Goldsource is a reporting issuer in each of British Columbia and Alberta and the Goldsource Shares are listed and posted for trading on the TSX-V under the trading symbol “GXS” and are also traded through the Regulated Unofficial Market of the Frankfurt Stock Exchange under the symbol “G5M”.

Goldsource does not have any employees, but, pursuant to a services agreement with SilverCrest Mines Inc. (a company with certain common directors and executive officers), shares the salaries and administrative services in respect of six employees of SilverCrest Mines Inc. All management functions of Goldsource are performed by the directors or executive officers of Goldsource, with the President, Chief Financial Officer and Chief Operating Officer providing their services indirectly through their respective consulting companies.

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Business and Operations from 2010 to Present

Border Coal Project

Prior to 2010, 119 holes had been drilled on the Border Property with coal discovered in a total of 57 holes, 44 of which contained aggregate coal intercepts ranging from 10 to 100 metres in true thickness. Six sub-basins with 15 discrete coal deposits have been defined with drilling to August 31, 2009 and include the following deposits: Chemong, Pasquia, Split Leaf North, Split Leaf South, Red River North, and Niska. The coal deposits vary in areal extent but range in size from approximately 0.3 kilometres by 0.3 kilometres up to 2 kilometres by 2 kilometres.

The average thickness of the coal in the Pasquia 02 Area is 27.8 metres. In the Chemong 03 Area, however, the average thickness is approximately 25 metres and reaches a maximum true thickness of 100 metres. These extraordinary thicknesses can provide large tonnages within a relatively small area.

In March 2010, Goldsource engaged Marston Canada Ltd. (“Marston”) of Calgary, Alberta and EBA Engineering Consultants Ltd. (“EBA”) of Vancouver, British Columbia to prepare a preliminary economic assessment (“PEA”) for the Border Property. Environmental baseline work commenced at the same time.

The Border Property 2009-2010 winter drilling program concluded in early April 2010 with 27 core holes drilled for a total of 3,768 metres. In addition to the testing of three new target areas, the winter program focussed on yielding results to convert the inferred resources to indicated resources for the preliminary economic assessment.

During the year ended December 31, 2010, Goldsource incurred $242,549 on acquisition and holding costs and $3,422,579 on exploration costs on the Border Property. Most of the expenses incurred on the property during the year consisted of technical consultants ($812,011), drilling ($623,107), roads and pad construction ($366,814), geophysical services ($322,405), operations and general ($311,351), site support ($227,387), camp rental ($217,290), personnel and related costs ($165,246) and fuel ($157,673).

In February 2011, Goldsource announced that the PEA for the Border Coal Project was completed by Marston and EBA (the preliminary assessment report dated effective February 15, 2011, as amended March 5, 2012, is referred to as the “Border Preliminary Assessment Report”) and that the results were positive based on preliminary economics for a coal-to-liquids conversion process.

Under the assumptions of the Border Preliminary Assessment Report, the Border Coal Project could produce approximately 6.45 billion gallons of saleable products at production rates of approximately 14,000 barrels per day. With assumed market prices of $2.25 per gallon for diesel and $2.11 and $1.29 per gallon for naptha and LPG/propane, respectively, the estimated annual product revenues average $425 million/year with estimated operating costs of approximately $266 million/year. Based on the pro forma development plan, technology for upgrading, and estimated costs of operations, the project generates a positive pre-tax internal rate of return of approximately 6.3% and a payback period of 13 years with a minimum project life of 30 years. Sensitivity analyses show that the project rate of return is much more sensitive to changes in revenue (product prices) than either operating or capital costs.

The above assessment is preliminary in nature and the economic analysis includes inferred resources that are considered too speculative geologically to have economic considerations applied to them to be categorized as mineral reserves. The mineral resources are not reserves and do not have demonstrated economic viability. There is no certainty that the results of the Border Preliminary Assessment Report will be realized.

See “Description of Mineral Properties—Border Coal Project, Saskatchewan—Preliminary Assessment Report“ for a summary of the Border Preliminary Assessment Report.

Between September and November 2011, Goldsource conducted a drilling program on the Border Property to test several previously defined geophysical anomalies for potential coal resource expansion. The 2011 program consisted of drilling 8 core holes: 5 holes in the Niska 105, 2 holes in the Pasquia 98 deposits and one hole to test an airborne geophysical anomaly in the Red Deer area in Manitoba. Six out of the 8 holes encountered coal zone intercepts, and some of these holes encountered several thick coal zones in excess of 100 metres.

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The 2011 drilling further defined a coal deposit at Pasquia 98. One drill hole intercepted a 3 metres thick coal seam. A previous hole drilled in this area encountered a 34.9 metre coal zone. Further drilling was contemplated on this large geophysical anomaly. Environmental baseline work under the direction of EBA Engineering Consultants continued with emphasis on data collection and reporting on results as a base for permitting and a possible pre-feasibility study.

In 2011, Goldsource submitted an application to the Saskatchewan Ministry of Energy and Resources to convert a substantial number of Goldsource’s exploration permits at the Border Property into coal mineral leases. The Ministry granted a total of 81 coal mineral leases comprising 56,109 hectares covering all of Goldsource’s coal deposits as well as areas considered by Goldsource prospective for new coal deposits. The leases have an initial term of 15 years and may be maintained by paying annual rental fees of $5.50 per hectare.

During the year ended December 31, 2011, Goldsource incurred $579,011 on acquisition and holding costs and $1,780,171 on exploration costs on the Border Property. Most of the expenses incurred on the property during the year consisted of air charter ($506,928), technical consultants ($371,487), road pad and construction ($347,095), drilling ($316,967) and operations and general ($142,517).

In early 2012, Goldsource received proximate analyses for the 8 core holes completed during the Fall 2011 exploration program. Five of the 6 drill holes that intercepted significant coal were in the Niska 105 deposit. The weighted average ash and calorific values on an air dried basis for the previously reported Indicated Resources were 24.4% and 17,555 KJ/Kg respectively and for the previously reported Inferred Resources these values were 25.11% and 19,620 Kj/Kg respectively. The weighted average ash and calorific values for the reported intercepts in respect of the six drill holes were 18.6 % and 22.570 KJ/Kg respectively. These results show a notable improvement in the general characteristics of the coal quality of Niska 105 that could make it one of the best deposits found to date. The proximate analyses were completed by Loring Labs in Calgary, Alberta.

On March 12, 2012 Goldsource filed an updated NI 43-101 technical report that included an updated resource estimate at the Border Property as follows:

Revised Coal Resources at the Border Project (March 2012)
Category	2009 (000’s Tonnes)	2011 (000’s Tonnes)*	2012 (000’s Tonnes)*
Indicated	63,500	79,161	117,017
Inferred	89,600	33,003	33,003

*based on coal density of 1.38 from lab and downhole geophysics testing

Results of the new resource estimate show an increase of 47.8% in the Indicated Resources from 79.1 million tonnes of coal to 117.0 million tonnes of coal. The increase is solely based on the addition of the coal sub-basin Niska 105. As a result of the increase, Indicated Resources now exceed 100 million tonnes which Goldsource and its independent consultants consider a threshold for a potential economic coal project.

For further details regarding the updated resource estimates in respect of the Border Property, see “Description of Mineral Properties—Border Coal Project, Saskatchewan—Updated Resource Estimate“.

If a suitable market or applicable conversion process can be identified, the likely next steps in the development of the Border Coal Project would be to collect a cumulative 5-10 tonne coal bulk sample by way of large diameter drilling, conduct coal technology (coal to liquids (CTL) and gasification) laboratory test work including sodium and sulphur reduction testing and continue collecting environmental baseline data.

In May 2012, Goldsource renewed 53 of 81 coal mineral leases granted by the Saskatchewan Ministry of Energy and Resources that cover all of the coal deposits discovered to date as well as areas that are considered favourable for the discovery of additional coal deposits on the Border Property. Goldsource paid $195,958 in annual rentals for the period June 9, 2012 to June 8, 2013 for the 53 coal mineral leases comprising 35,629 hectares.

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During the year ended December 31, 2012, Goldsource incurred $195,958 on acquisition and holding costs and $157,487 on exploration costs on the Border Property. Most of the expenses incurred on the property during the year consisted of technical consultants ($114,775) and operations and general ($31,997).

For the year ended December 31, 2012 an impairment charge of $14,971,248 was recognized in respect of the Border Property. The triggers for the impairment tests were primarily the effect of current market conditions being experienced in the junior exploration market and the decline in price of thermal coal.

Given the nature of Goldsource’s activities, information on the fair value of an asset is usually difficult to obtain unless negotiations with potential purchasers or similar transactions are taking place. In fiscal 2011, Goldsource had objective evidence from negotiations that the fair value was in excess of the carrying value at that time.

However, in the absence of recent similar transactions or other evidence, Goldsource has concluded it would be appropriate to apply alternative valuation techniques to support the carrying value of the project. Such valuation techniques result in a wide range of possible values being ascribed to the property. The fair value less costs to sell (“FVLCS”) for the Border Property was determined based on Goldsource’s market capitalization as adjusted to reflect the premium a market participant would pay to acquire the entire company. It is Goldsource’s opinion that this represents the low end of the possible range of values that could be applied to the Border Property. However, in the absence of similar transactions or a report from third-party specialists to provide an alternative measure of FVLCS, Goldsource believes that an estimate based on Goldsource’s market capitalization is the most objective basis for estimating the FVLCS of the Border Property.

Goldsource intends to maintain the Border Property on a care and maintenance basis until such time as a suitable market and/or applicable conversion process can be identified or until such time as an appropriate partner can be identified to advance the project. The current coal lease holdings will be reviewed annually and may be reduced periodically to minimize holding costs.

Joint Venture with Westcore Energy Ltd.

In December 2009, Goldsource entered into an agreement with Westcore Energy Ltd. (“Westcore”) pursuant to which Goldsource agreed to utilize its proprietary identification matrix to interpret Westcore’s Fugro airborne geophysical data on Westcore’s Saskatchewan and Manitoba properties (the “Westcore Agreement”). Under the Westcore Agreement, Goldsource agreed to review the data and provide coordinates for the highest priority drill targets based on such analysis.

Pursuant to the Westcore Agreement, in 2010, Goldsource received 1,000,000 shares of Westcore and acquired a 25% working interest in all of Westcore’s coal lands held at that time in Saskatchewan and Manitoba that were subject to the Westcore Agreement (the “Westcore Properties”).

Goldsource subsequently executed a definitive joint venture agreement with Westcore effective December 17, 2010 (the “Westcore JV Agreement”). Under the terms of Westcore JV Agreement, Goldsource has the option to participate as to its 25% interest in any subsequent coal lands acquired by Westcore in Saskatchewan or Manitoba. Westcore is also required to spend $3 million on exploration of the permits relating to the Westcore Properties prior to Goldsource contributing its 25% share of expenses.

In 2011, Westcore announced the results of its 23 hole 2011 exploration program on the Black Diamond Property, which is one of the Westcore Properties in which Goldsource retains a 25% working interest.

In March 2012, Westcore completed an extensive winter drill program on the Black Diamond property by drilling 13 new holes for a total of 1,604 metres. The program’s goal was to delineate previously identified coal deposits and to test several new geophysical targets identified from interpretation of airborne geophysics carried out in 2010 and 2011.

Westcore has received government approval to carry out a 20-hole drill program on its Hudson Bay North property, which also constitutes one of the Westcore Properties in which Goldsource retains a 25% working interest.

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On November 26, 2012, Westcore announced an initial coal resource evaluation (“Evaluation”) from the first four drill programs at the Black Diamond Property. The Evaluation was completed by Heartstone Consulting Ltd. in accordance with NI 43-101).

A NI 43-101 Technical Report for the Black Diamond Coal Property, Manitoba dated November 21, 2012 and prepared by Peter Graham, P.Geo., an independent qualified person, and Ellen MacNeil, P.Geo., was filed by Westcore on SEDAR and is available at www.sedar.com.

Goldsource does not consider its interest in the Black Diamond Property to be material to Goldsource at this time. Goldsource wrote off the accumulated carrying value of $750,000 to the statement of operations and comprehensive loss effective December 31, 2012.

Description of Mineral Properties

Border Coal Project, Saskatchewan

Updated Resource Estimate

The following “Executive Summary” and “Technical Summary” are extracted from a technical report dated effective March 19, 2012 titled, “Updated Resource Estimate on the Border Coal Project, Saskatchewan, Canada NI 43-101 Technical Report” (the “Border Technical Report”), prepared by N. Eric Fier, CPG, P.Eng., who is a “Qualified Person” within the meaning of NI 43-101. The Border Technical Report is incorporated in its entirety into this Schedule A by reference. The Border Technical Report was filed on March 23, 2012, and is available for review on the SEDAR website located at www.sedar.com under Goldsource’s profile.

The Border Technical Report summarizes the updated resource estimate of the Border Coal Project, which relies on work completed and reported in the Border Preliminary Assessment Report that was independently prepared by Marston and EBA. The Border Technical Report was prepared at a later date after the Border Preliminary Assessment Report and, accordingly, certain information in the Border Preliminary Assessment Report has since been updated and reflected in the Border Technical Report, namely:

—	the change in estimated indicated mineral resources resulting from the 2011 exploration work and analyses which was conducted after the date of the Border Preliminary Assessment Report;

—	the Border coal permits (183 permits covering a total of 127,852 hectares) were subsequently converted into coal leases (81 leases covering a total of 56,109 hectares) after the date of the Border Preliminary Assessment Report; and

—	the estimated budget for the completion of further exploration and a bulk sampling and testing program was revised to U.S.$5 million (from U.S.$3 million, as previously stated in the Border Preliminary Assessment Report).

Executive Summary of Border Technical Report

The Border Technical Report complies with NI 43-101 standards. The effective date of the Border Technical Report is March 19, 2012.

The revised resource estimates, presented in Table 1-1, shows an increase in Indicated Resources with the sole addition of coal deposit, Niska 105 which was drilled the fall of 2011 with subsequent coal quality analysis and resource estimation. This Updated Resource Estimate relies on work completed and reported on in the Border Preliminary Assessment Report that was independently prepared by Marston and EBA.

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The resources presented in the Border Technical Report are based on using the PEA independent resource estimations which have not changed except for the addition of Indicated Resources for Niska 105.

Table 1-1 - Revised Coal Resources at the Border Project
Category	2009 (000’s Tonnes)	2011 (000’s Tonnes)*	2012 (000’s Tonnes)*
Indicated	63,500	79,161	117,017
Inferred	89,600	33,003	33,003

 *based on using an average coal density of 1.38 from lab and downhole geological test work

Average coal quality for the Niska 105 is considered to be comparably better than the previously stated quality for other coal sub-basins as outlined in the PEA. The following table shows coal quality for 2011 Indicated resources compared to that of Niska 105, both on an air-dried basis (ad).

Table 1-2 - Coal Quality for Indicated Resources*
Category	Units	2011	Niska 105
Moisture	wt%	6.6	4.1
Ash	wt%	24.4	22.8
Sulphur	wt%	2.6	3.3
Fixed Carbon	wt%	39.7	42.5
Calorific Value	KJ/kg	19,606	21,470

*based on cutoff density of 1.38

There are a number of priority targets yet to be tested that could add to the overall resource base of the area. The next steps in the development of the Border Coal Project would be to collect a cumulative 5-10 tonne coal bulk sample by way of large diameter drilling, do coal technology (coal to liquids (CTL), gasification, etc.) laboratory test work including sodium and sulphur reduction testing and continue collecting environmental baseline data. Management recognizes that the project requires a special expertise and financial capacity to bring it to fruition and will actively seek out a participant with these capabilities. The Company is maintaining the Border Property on a care and maintenance basis until such time as a suitable market and/or applicable conversion process can be identified or until such time as an appropriate partner can be identified to advance the project.

Technical Summary of Border Technical Report

The Border Coal Project is located approximately 330 km east-northeast of Saskatoon, Saskatchewan. The town of Hudson Bay is located approximately 50 km south of the project. Goldsource currently holds 81 Coal Mineral Leases comprising 56,109 hectares. The Coal Mineral Leases are for a period of 15 years renewable upon the terms and conditions set out in the regulations which include an annual rental fee of $5.50 per hectare.

The government of Saskatchewan retains a 15% royalty of all coals mined in the province. This royalty is negotiable based on economic viability.

There is currently a 2% gross overriding royalty placed on the Border Coal Project for all coals or minerals extracted. This royalty is held by Minera Pacific Inc. of Vancouver, British Columbia. Fifty percent of the royalty can be purchased for $2 million.

A coal lease in Saskatchewan does not grant ownership of the surface rights. The Border coal leases are all located on Crown land and consultation has been carried out with Environmental Saskatchewan and First Nations for access.

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The Border Coal Project occurs within the Phanerozoic Western Canadian Basin. Cretaceous rocks of the Colorado and Mannville groups make up the geologic framework of the project. Coal intersections on the project, termed the Durango Coal Seams occur within the Cantuar Formation of the Mannville Group. Four major coal seams (Durango Seams D to A in descending order) have been defined by drilling. Definition of the coal intervals was determined primarily from downhole geophysics surveys and supported by core logging and analytical results.

A significant amount of exploration work has been completed on the Border Coal Project and includes; systematic drill hole sampling, airborne geophysics, and geotechnical investigation. Drilling accounts for the most significant portion of the exploration work which, to date, totals 22,346 metres in 154 holes. Core logging and sampling was carried out in a set format and in a professional manner. One thousand one hundred and seventy-nine individual samples of carbonaceous material, primarily coal, have been analyzed to determine coal type and quality characteristics. In addition to bulk density, the proximate analysis completed for these samples includes measurements of moisture content, ash content, sulphur content, fixed carbon, and calorific value.

A geological model was constructed using Gemcom Gems™ (Version 6.2.3). Coal seam intervals in drill core were defined by coal quality and 3-D shapes were created based on continuity of coal within each of the deposits. The individual deposit geometry was determined from interpretation of the geophysical surveys discussed herein.

Geology-Type refers to the level of complexity of seam geometry within coal deposits and determines the approach for resource/reserve estimation with limits applied to certain key estimation criteria. Marston reported in the Border Preliminary Assessment Report that the Border Coal Project is of the “Moderate” geology type. N. Eric Fier agrees with this statement and uses that classification herein.

Application of ASTM Standard 388-05 which is based according to fixed carbon and gross calorific value calculated to the mineral-matter-free basis results in a ranking classification for the coal at the Border Coal Project to be between Lignite A and Sub-bituminous C. A summary of physical characteristics of all coal modelled as Indicated and Inferred Mineral Resources is presented in Table 1-3 and Table 1-4, respectively. Indicated and Inferred Resources for all deposits, with the exception of Niska 105 (N105), are unchanged and as verified in the Border Preliminary Assessment Report.

Table 1-3 - Physical Parameters of Modeled Coal – Indicated Resources
Area	Category	Volume (000’s BCM)	Mass (000’s Tonnes, arb)	TM (wt%, arb)	IM (wt%, adb)	Ash (wt%, adb)	FC (wt%, adb)	Sulphur (wt%, adb)	CV (KJ/kg adb)
C6	Indicated	5,619	7,530	29.83	8.20	22.46	39.41	2.44	19,975
N107	Indicated	16,083	21,613	29.29	7.99	20.17	42.25	3.06	20,903
N108	Indicated	12,330	17,220	24.36	5.88	28.57	37.68	2.80	18,630
P02	Indicated	15,006	20,436	29.07	6.67	22.85	39.84	1.97	19,698
P05	Indicated	3,943	5,738	28.70	4.50	32.39	35.88	3.09	17,555
SL39	Indicated	4,749	6,624	27.29	4.11	27.40	39.62	2.15	18,982
N105	Indicated	27,431	37,856	24.8	4.10	22.80	42.50	3.30	21,470
Total	Indicated	85,161	117,017	22.86	5.81	23.88	40.59	2.82	20,209

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Table 1-4 - Physical Parameters of Modeled Coal – Inferred Resources
Area	Category	Volume (000’s BCM)	Mass (000’s Tonnes, arb)	TM (wt%, arb)	IM (wt%, adb)	Ash (wt%, adb)	FC (wt%, adb)	Sulphur (wt%, adb)	CV (KJ/kg adb)
C20	Inferred	6,270	8,392	35.29	9.54	19.27	42.33	2.94	21,059
C3	Inferred	4,495	5,881	33.26	6.97	18.95	43.18	2.24	21,337
N107	Inferred	3,566	4,817	25.72	8.70	26.83	36.82	2.81	18,903
N108	Inferred	4,728	6,413	23.16	5.91	22.88	41.99	3.37	20,902
P02	Inferred	253	413	24.03	2.72	48.09	26.50	2.10	12,616
P05	Inferred	2,372	3,626	31.04	4.01	41.79	31.00	2.19	14,725
P05 SE	Inferred	2,448	3,460	29.54	5.76	31.16	36.46	2.85	17,803
Total	Inferred	24,132	33,003	29.96	7.16	25.10	39.55	2.78	19,620

Preliminary Assessment Report

The following “Executive Summary” and “Technical Summary” are extracted from the Border Preliminary Assessment Report dated effective February 15, 2011, as amended March 5, 2012 on the Border Coal Project prepared by James McQuaid, P.Eng., Mohammad Dadmanesh, P.Eng. and Lara Reggin, P.Geo, each an independent “Qualified Person” within the meaning of NI 43-101). The Border Preliminary Assessment Report is incorporated in its entirety into this Schedule A to the Information Circular by reference. The Border Preliminary Assessment Report was re-filed on March 7, 2012, and is available for review on the SEDAR website located at www.sedar.com under Goldsource’s profile.

Executive Summary of Border Preliminary Assessment Report

The Border Preliminary Assessment Report summarizes the Preliminary Assessment (PEA) of the Border Coal Project as presented by EBA, Marston and other independent qualified representatives as discussed in section 3.0 of the said report. The effective date of the Border Preliminary Assessment Report is February 15, 2011.

This assessment is preliminary in nature and the economic analysis includes inferred resources that are considered too speculative geologically to have economic considerations applied to them to be categorized as mineral reserves. The mineral resources are not reserves and do not have economic implications. There is no certainty that the results of this preliminary assessment will be realized. The Border Preliminary Assessment Report complies with NI 43-101 standards.

Marston, EBA and other independent qualified representatives conclude that, based upon this PEA, development of the Border Coal Project has the potential to be technically and economically feasible. The following recommendations are provided for consideration to advance the project to a Pre-Feasibility Study (PFS) level:

•	Consider coal liquefaction (CTL) processes which are based on standard petroleum refinery technologies and taking advantage of the current and expected low price for natural gas to provide the hydrogen to convert coal to liquids, in particular high value transportation fuels.
•	Complete bulk sampling of 5-10 tonnes to test CTL technologies, to develop or refine plant design, produce an updated product slate and product yield estimates and update the capital and operating cost estimates.
•	A rigorous marketing study is recommended to determine the impact of bringing these products, in the projected quantities, to the marketplace.
•	Due to the high capital cost associated with supplying natural gas to the site for CTL processing, a potential option would be to locate the processing facilities closer to Saskatchewan’s main natural gas transmission and other product pipelines in southern Saskatchewan. This may provide an economic benefit on the cost side as well as possibly providing easier access to the market for the finished products.

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•	There are other potential technologies that could be used to monetize the Border resource, such as the Quantex Energy Inc. (Quantex) of Calgary, AB, CTL processing or the Synthesis Energy Systems (“SES”) gasification processing. It is recommended that Goldsource pursue these options in conjunction with further resource development. Capital and operating costs for the Quantex CTL process may be significantly lower than other processes, however, these processes require further testing before being demonstrated as a proven commercial technology.
•	Electrical on-site power generation was initially considered, however, the Border coals contain moderate to high amounts of sodium which causes problems (fouling) with coal-fired generators. Reduction in sodium may be possible with further test work. On-site power generation is still considered an alternative for energy production. The PEA recommends using part of the bulk sample to carry out testwork for sodium and sulphur reductions.
•	Carry out proposed additional work on Border Coal Project to:
o	Collect a cumulative 5-10 tonne coal bulk sample from Pasquia 2, Chemong 3 and Niska 107 by way of large diameter drilling.
o	Do coal to liquids laboratory test work and sodium and sulphur reduction testing.
o	Drill to convert Inferred resources to Indicated for several of the Border deposits.
o	Drill several new exploration targets including the Pasquia 98 basin and Red Deer basin for potential increased resources. Significant potential exists for additional coal resources which can possibly increase mine life and decrease capital and operating costs.
o	Compile the results of this bulk sample program and previous work into a PFS to be targeted for completed in 2012. Continue collecting environmental baseline data during 2011.

Following a detailed review of the coal quality properties and extensive discussions with various power plant and coal to liquids technology providers, results suggested that the current most likely economic market for the Border coal would be coal to liquids conversion. Based on evaluation of available technologies and their relative maturity, the quality of the Border and location of the coal resource, Marston recommended coal-to-liquids processing technology to produce transportation fuels (diesel, naptha and LPG/propane) as a basis for the PEA. This technology was the primary choice under consideration because it was a proven technology based on historical operating CTL plants and petroleum refining technology with the ability to process high alkali coal feeds with low ash melting points and slagging/fouling potential. The process is able to directly produce marketable transportation fuels which can be shipped via rail from the plant site and can be built as a modular design allowing expansion as needed.

Coal to Liquids Project Economic Parameters

Marston relied on standard CTL sources for the capital cost estimates associated with the coal to liquids facility. The total installed cost of the facility has been estimated to be $1.94 billion and was allocated over five years with commencement depending on the rate of advancement of Pre-Feasibility and Feasibility studies. There would be an additional $90 million dollars of sustaining capital required over the life of the project. All capital and operating costs are to a Preliminary Assessment level and were established using quotes, experience, and factored industry standard numbers. Costs are to a +/-30% accuracy as are typical for this level of evaluation.

Based on the revised coal resources, the project contemplates mining coal at a rate of 3.0 million raw tonnes per year (1.8 million clean tonnes per year) over a 30-year life. The proposed operations would produce just over 90 million tonnes (Mt) of run-of-mine (ROM) coal with clean coal production of about 54 Mt.

The potential operation would consist of coal mining from 7 different coal deposits conveniently located next to rail and proximal to each other. A CTL plant would be constructed and operated on-site or alternatively coal will be shipped to southern Saskatchewan by rail to current established infrastructure.

Under the assumptions of this Preliminary Assessment, the project will produce approximately 6.45 billion gallons of saleable products at production rates of approximately 14,000 barrels per day. With assumed market prices of $2.25 per gallon for diesel and $2.11 and $1.29 per gallon for naptha and LPG/propane respectively, the estimated annual product revenues average $425 million/year with estimated operating costs of approximately $266 million/year (Table 1-1). Based on the pro forma development plan, technology for upgrading, and estimated costs of operations, the project generates a positive pre-tax internal rate of return of approximately 6.3% with a

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payback period of 13 years with a minimum project life of 30 years and a net present value of $256 million at a 5% discount rate. Sensitivity analyses show that the project rate of return is much more sensitive to changes in revenue (product prices) than either operating or capital costs.

Table 1-1 Base Case Cash Flow Summary Before Taxes
Year	-5	-4	-3	-2	-1	1	2	3
Yearly Cash Flow ($,000)	$-25,000	$-25,000	$-487,125	$-689,625	$-720,625	$158,344	$158,344	$158,344
Cumulative Cash Flow ($,000)	$-25,000	$-50,000	$-537,125	$-1,226,750	$-1,947,375	$-1,789,031	$-1,630,686	$-1,472,342
Year	4	5	6	7	8	9	10	11-15
Yearly Cash Flow ($,000)	$158,344	$158,344	$158,344	$158,344	$158,344	$158,344	$158,344	$758,802
Cumulative Cash Flow ($,000)	$-1,313,998	$-155,653	$-1,001,309	$-846,965	$-688,620	$-530,276	$-371,932	$386,870
Year	16-20	21-25	26-30
Yearly Cash Flow ($,000)	$724,572	$757,772	$767,572
Cumulative Cash Flow ($,000)	$386,870	$1,111,442	$2,636,785		Note: Values are 4th quarter 2010 Canadian dollars.

Sensitivity analysis suggests that the same relative change in the capital and operating costs will impact the overall project economics in a similar manner.

Mining and processing assumptions for the Preliminary Assessment include:

•	1.8 Mtpy of washed coal for 30 years for open pit mining from 7 pits.
•	Pit slope high-wall toe lines were projected upward at a 45° (1H:1V) angle up to the base of the glacial till. In the glacial tills, the walls were flattened to an 18° angle (3H:1V) up to surface.
•	For estimates of run-of-mine coal quantities and qualities, a 20 cm coal loss and a 20 cm dilution thickness were applied at each coal:waste contact to accommodate the effects of mining.
•	Overall stripping ratio is 5.6 bank cubic meters (bcm) / tonne of run-of-mine coal (rmt).
•	All capital and operating costs are to a Preliminary Assessment level and were established using quotes, experience, and factored industry standard numbers. Costs are to a +/-30% accuracy as is typical for this level of evaluation.

Other key factors that favour the development of the Border Coal project are:

•	Border coal deposits have an estimated average strip ratio of 5.6:1 (bcm waste to tonne of ROM coal) compared to an average 8:1 for southern Saskatchewan and Alberta coals.
•	Moisture content and Calorific Values are superior to the southern Saskatchewan lignite coals.
•	There are sufficient resources to support at least a 30 year project and most of the defined coal deposits are within 2 kilometres of rail and/or highway.
•	The Province of Saskatchewan is currently a favourable investment environment for development of this type of project with government support. The Hudson Bay community is in strong support of the project and land use is amenable to resource development and overall impact can be mitigated.

Resource Estimates

The revised resource estimates, presented in Table 1-2, show a conversion of approximately 20% of the Inferred resources to the Indicated category. Decreases in the inferred category were due mainly to stricter definition of

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deposit boundaries provided by detailed airborne gravity surveys. There are a number of priority targets yet to be tested that could add to the overall resource base of the area.

Table 1-2 Revised Coal Resources at the Border Project
Category	2009 (000’s Tonnes)	2011 (000’s Tonnes)
Indicated	63,500	79,161
Inferred	89,600	33,003	*

 *Figure in Executive Summary corrected to reflect information in the Border Preliminary Assessment Report.

Washability

Preliminary washability testing was completed on samples from both the 2008/2009 and 2009/2010 drill programs. Initial indications are that there is an economic advantage to be gained by washing the run-of-mine coal ahead of further downstream processing in a CTL unit. Capturing the floats at a 1.60 specific gravity cut off provided an estimate of the expected qualities of a washed product. See Table 1-3. On an air dried basis the % ash decreases from 22.9% to 15.7% with an associated air dried yield of 70.7%. The % sulphur decreased only slightly which should be expected as the majority (75%) of the sulphur is organic in nature.

Table 1-3 Washability Summary
	% Moisture	% Volatile Matter	% Ash	% Fixed Carbon	% Sulphur	Calorific Value (Kj/Kg)	% Yield
Head Sample*	7.76	29.88	22.94	39.42	2.80	19,773	70.7
Floats @ 1.60 s.g. cut off	4.78	33.96	15.66	45.60	2.47	22,911

 * air dried basis

Based on the current economics of the Border Coal Project, EBA, Marston and other Independent Qualified Representatives recommend completing the work as outlined above to help enhance the project. The estimated cost to complete the exploration and bulk sampling and testing program prior to a pre-feasibility study is U.S.$3 million.

Technical Summary of Border Preliminary Assessment Report

The Border Property is located approximately 330 km east-northeast of Saskatoon, Saskatchewan. The town of Hudson Bay is located approximately 50 km south of the property. The Border Property originally consisted of 183 permits covering an area of 127,852 ha (1,280 km2) expiring on June 15, 2011. The permits were extendable for two additional six-month periods or convertible to 15-year coal leases. The permits were subsequently converted into coal leases (81 leases covering a total of 56,109 hectares) after the date of the Border Preliminary Assessment Report.

The government of Saskatchewan retains a 15% royalty of all coals mined in the province. This royalty is negotiable based on economic viability.

There is currently a 2% gross overriding royalty placed on the Border Property for all coals or minerals extracted. This royalty is held by Minera Pacific Inc. of Vancouver, British Columbia. Fifty percent of the royalty can be purchased for $2 million.

A coal permit in Saskatchewan does not grant ownership of the surface rights. The Border coal permits are all located on Crown land and consultation has been carried out with Environmental Saskatchewan and First Nations for access.

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The Border Property occurs within the Phanerozoic Western Canadian Basin. Cretaceous rocks of the Colorado and Mannville groups make up the geologic framework of the property. Coal intersections on the property, termed the Durango Coal Seams occur within the Cantuar Formation of the Mannville Group. Four major coal seams (Durango Seams D to A in descending order) have been defined by drilling. Definition of the coal intervals was determined from downhole geophysics surveys and supported by core logging and analytical results.

A significant amount of exploration work has been completed on the Border Coal Project and includes; systematic drill hole sampling, airborne geophysics, and geotechnical investigation. Drilling accounts for the most significant portion of the exploration work which, to date, totals 20,622 metres in 142 holes. Core logging and sampling was carried out in a set format and in a professional manner. One thousand and seventy-two individual samples of carbonaceous material, primarily coal, have been analyzed to determine coal type and quality characteristics. In addition to bulk density, the proximate analysis completed for these samples includes measurements of moisture content, ash content, sulphur content, fixed carbon, and calorific value.

A geological model was constructed using Gemcom Gems™ (Version 6.2.3). Coal seam intervals in drill core were defined by coal quality and 3-D shapes were created based on continuity of coal within each of the deposits. The individual deposit geometry was determined from interpretation of the geophysical surveys discussed herein.

Geology-Type refers to the level of complexity of seam geometry within coal deposits and determines the approach for resource/reserve estimation with limits applied to certain key estimation criteria. Marston has determined that the Border Property is of the “Moderate” geology type.

Application of ASTM Standard 388-05 which is based according to fixed carbon and gross calorific value calculated to the mineral-matter-free basis results in a ranking classification for the coal at the Border Property to be between Lignite A and Sub-bituminous C. A summary of physical characteristics of all coal modelled as indicated and inferred mineral resources is presented in Table 1-3 and Table 1-4, respectively.

Table 1-4 Physical Parameters of Modeled Coal – Indicated Resourcses
Area	Category	Volume (000’s BCM)	Mass (000’s Tonnes, arb)	TM (wt%, arb)	IM (wt%, adb)	Ash (wt%, adb)	FC (wt%, adb)	Sulphur (wt%, adb)	CV (KJ/kg adb)
C6	Indicated	5,619	7,530	29.83	8.20	22.46	39.41	2.44	19,975
N107	Indicated	16,083	21,613	29.29	7.99	20.17	42.25	3.06	20,903
N108	Indicated	12,330	17,220	24.36	5.88	28.57	37.68	2.80	18,630
P02	Indicated	15,006	20,436	29.07	6.67	22.85	39.84	1.97	19,698
P05	Indicated	3,943	5,738	28.70	4.50	32.39	35.88	3.09	17,555
SL39	Indicated	4,749	6,624	27.29	4.11	27.40	39.62	2.15	18,982
Total	Indicated	57,729	79,161	28.00	6.63	24.40	39.68	2.59	19,606

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Table 1-5 Physical Parameters of Modeled Coal – Inferred Resources
Area	Category	Volume (000’s BCM)	Mass (000’s Tonnes, arb)	TM (wt%, arb)	IM (wt%, adb)	Ash (wt%, adb)	FC (wt%, adb)	Sulphur (wt%, adb)	CV (KJ/kg adb)
C20	Inferred	6,270	8,392	35.29	9.54	19.27	42.33	2.94	21,059
C3	Inferred	4,495	5,881	33.26	6.97	18.95	43.18	2.24	21,337
N107	Inferred	3,566	4,817	25.72	8.70	26.83	36.82	2.81	18,903
N108	Inferred	4,728	6,413	23.16	5.91	22.88	41.99	3.37	20,902
P02	Inferred	253	413	24.03	2.72	48.09	26.50	2.10	12,616
P05	Inferred	2,372	3,626	31.04	4.01	41.79	31.00	2.19	14,725
P05 SE	Inferred	2,448	3,460	29.54	5.76	31.16	36.46	2.85	17,803
Total	Inferred	24,132	33,003	29.96	7.16	25.10	39.55	2.78	19,620

Operationally, the Border Coal Project will initially consist of potentially six open pits. Those are Niska 108 (N108), Niska 107 (N107), Pasquia 02 (P02), Chemong 20 (C20), Chemong 3 (C3), Chemong 6 (C6). As the coal does not outcrop near surface and is generally flat lying the open pits were based on projecting the pit walls outward from the edge of the coal occurrence up to the base of the glacial till at a 45 degree angle. From here the walls were laid back even further at a 3:1 (H:V) angle to surface. The resultant overall stripping ratio for the pits as scheduled in the pro forma mine plan is 5.6:1 (bank cubic meters of waste to 1 run-of-mine tonne). The current plan suggests that the Niska deposits would be mined first, after which the pits could be used as tailings sinks for mining in the remaining basins.

Other Properties

Joint Venture Interest in Westcore Properties, Saskatchewan and Manitoba

Goldsource has a 25% working interest in the Westcore Properties, situated in Saskatchewan and Manitoba. Goldsource does not consider the Westcore Properties to be properties material to Goldsource. For further information, see “General Development of the Business“.

Description of Share Capital

Goldsource’s authorized share capital is comprised of an unlimited number of common shares without par value (“Goldsource Shares”) and an unlimited number of preferred shares without par value. As at January 23, 2014, Goldsource had 29,173,729 Goldsource Shares issued and outstanding and no preferred shares issued and outstanding.

As at January 23, 2014, an aggregate of 2,370,000 Goldsource Shares are issuable upon the exercise of outstanding stock options and warrants of Goldsource. In connection with the Amalgamation, 250,000 Goldsource Shares will be issuable as a finder’s fee.

Common Shares

Each Goldsource Share ranks equally with all other common shares with respect to distribution of assets upon dissolution, liquidation or winding-up of Goldsource and payment of dividends. The holders of Goldsource Shares are entitled to one vote for each share on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the Board of Directors of Goldsource. The holders of Goldsource Shares have no pre-emptive or conversion rights. The rights attaching to the Goldsource Shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

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Preferred Shares

The preferred shares of Goldsource may at any time and from time to time be issued by the directors of Goldsource in one or more series with special rights and restrictions as may be determined by the directors of Goldsource, subject to the rights and restrictions applicable to the preferred shares as a class, and without further shareholder approval. The holders of preferred shares are entitled upon dissolution, liquidation or winding-up of Goldsource to receive, before any distribution is made to the holders of common shares, the amount paid up with respect to each preferred share, together with any accrued and unpaid dividends thereon; provided that after such payment, the holders of preferred shares shall not be entitled to share in any further distribution of the property or assets of Goldsource, except as specifically provided for in the special rights and restrictions attached to any particular series. Except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of preferred shares by the directors, holders of preferred shares are not entitled to receive notice of, or to attend or vote at, any general meeting of shareholders of Goldsource.

Shareholders Rights Plan

At Goldsource’s annual general meeting held on June 26, 2008, shareholders approved the implementation of a Shareholders Rights Plan (the “Rights Plan”). The Rights Plan is designed to encourage the fair treatment of shareholders in the event of any take-over offer for Goldsource. The Rights Plan provides the board of directors and the shareholders with more time than the 35 days provided by statute, to fully consider any unsolicited take-over bid for Goldsource without undue pressure, to allow the board of directors to pursue, if appropriate, other alternatives to maximize shareholder value and to allow additional time for competing bids to emerge.

Under the Rights Plan, a bidder making a Permitted Bid (as defined in the Rights Plan) for the Goldsource Shares may not take up any shares before the close of business on the 60th day after the date of the bid and unless at least 50% of the Goldsource Shares not beneficially owned by the person making the bid and certain related parties are deposited, in which case the bid must be extended for 10 business days on the same terms to allow other shareholders to deposit to the bid. The Rights Plan will encourage an offer or to proceed by way of Permitted Bid or to approach the board of directors with a view to negotiation by creating the potential for substantial dilution of the offeror’s position if a non-Permitted Bid is attempted. The Permitted Bid provisions of the Rights Plan are designed to ensure that, in any take-over bid, all shareholders are treated equally, receive the maximum available value for their investment and are given adequate time to properly assess the bid on a fully informed basis.

The Rights Plan was not proposed in response to, or in anticipation of, any acquisition or take-over offer and is not intended to prevent a take-over of Goldsource, to secure continuance of current management or the directors in office or to deter fair offers for the Goldsource Shares. The Rights Plan does not affect in any way the financial condition of Goldsource. The initial issuance of the rights under the Rights Plan is not dilutive until the rights separate from the underlying Goldsource Shares and become exercisable.

The Rights Plan was re-confirmed by the shareholders of Goldsource at Goldsource’s annual general meeting held on June 15, 2011. The Rights Plan has a term of three years and will expire at the close of the annual general meeting of shareholders after the third anniversary of the confirmation of the Rights Plan, unless extended upon reconfirmation by the shareholders.

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Consolidated Capitalization

The following table outlines the consolidated capitalization of Goldsource as at December 31, 2012 and as at September 30, 2013. This table should be read in conjunction with the audited comparative consolidated financial statements of Goldsource for the years ended December 31, 2012 and 2011 and the unaudited interim comparative consolidated financial statements of Goldsource for the nine months ended September 30, 2013, which are included in this Information Circular at Schedule C

Designation of Security	Amount Authorized	Amount outstanding as at December 31, 2012	Amount outstanding as at September 30, 2013
		(audited)	(unaudited)
Term Debt	N/A	—	—
Goldsource Shares	Unlimited	$29,863,065 (27,033,729 shs.)	$29,863,065 (27,033,729 shs.)
Goldsource preferred shares	Unlimited	—	—

Goldsource has outstanding options exercisable to purchase up to 1,300,000 Goldsource Shares and warrants exercisable to purchase up to 1,070,000 Goldsource Shares. In connection with the Amalgamation, 250,000 Goldsource Shares will be issuable as a finder’s fee.

Principal Shareholders

To the knowledge of the directors and executive officers of Goldsource, as at the date of the Information Circular, no person beneficially owned or exercised control or direction over, directly or indirectly, shares carrying 10% or more of the voting rights attached to the issued and outstanding Goldsource Shares.

Directors and Executive Officers

As at the date of the Information Circular, the following information with respect to each director and executive officer of Goldsource sets out that individual’s name, province (or state) and country of residence, the positions and offices in Goldsource presently held by that individual, the period during which such individual has served as a director of Goldsource and that individual’s principal occupation(s) during the past five years:

Name, Province (or State) and Country of Residence	Office	Date of Appointment as Director	Principal Occupation Within the Five Preceding Years
Donald Berkey(1)(2) British Columbia, Canada	Director	Since June 22, 2004	Retired

J. Scott Drever British Columbia, Canada	Director, Chairman and President	Since September 9, 1997	Chairman and President of Goldsource; Chairman and President of SilverCrest Mines Inc. (mineral exploration company) since 2003; President of Nemesis Enterprises Ltd. (management consulting company) since 1995

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Name, Province (or State) and Country of Residence	Office	Date of Appointment as Director	Principal Occupation Within the Five Preceding Years

Lukas M. Maree(1)(2) British Columbia, Canada	Director	Since May 30, 2008	Executive Chairman, Sandford Capital (international corporate finance firm) from October 2013 to present; Director of Kibo Mining from May 2011 to present; President, CEO and Director of Mzuri Energy Limited (mineral exploration company) from February 2008 to present; President of River Group (international corporate finance advisory firm) from January 1998 to October 2013

Steven B. Simpson(1)(2) Singapore	Director	Since September 9, 1997	Consultant, Triton Advisory Group (Singapore-based investment firm) since June 2001

Graham C. Thody British Columbia, Canada	Director	Since December 29, 2003	Director of Goldsource since December 2003; Chief Financial Officer of Goldsource from August 2005 to June 2010; President and CEO of UEX Corporation (exploration and development company) since November 2009

N. Eric Fier British Columbia, Canada	Chief Operating Officer	N/A	Chief Operating Officer of Goldsource since June 2010; Chief Operating Officer of SilverCrest Mines Inc. since May 2003; President of Maverick Mining Consultants Inc.

Barney Magnusson British Columbia, Canada	Chief Financial Officer	N/A	Chief Financial Officer of Goldsource since June 2010; Chief Financial Officer of SilverCrest Mines Inc. since May 2003; President of Adapa Management Ltd. (private management and investment company) since 1985

(1) Member of the Audit Committee.

(2) Member of the Corporate Governance and Compensation Committee.

Each director will serve as a director until the next annual general meeting of Goldsource or until his successor is elected or appointed.

As at January 23, 2014, the directors and executive officers of Goldsource beneficially owned or exercised control or direction, directly or indirectly, over approximately 3,503,217 Goldsource Shares, representing 12.0% of the issued and outstanding Goldsource Shares.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Other than as disclosed herein, no director or executive officer of Goldsource is, as at the date of the Information Circular, or has been, within the 10 years preceding the date of the Information Circular, a director, chief executive officer or chief financial officer of any company (including Goldsource) that

(a)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days,

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when such order was issued while the person was acting in the capacity of a director, chief executive officer or chief financial officer of the relevant company; or

(b)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after such person ceased to be a director, chief executive officer or chief financial officer of the relevant company, and which resulted from an event that occurred while the person was acting in the capacity of a director, chief executive officer or chief financial officer of the relevant company.

In December 2010, J. Scott Drever, Graham C. Thody and Barney Magnusson were directors of SilverCrest Mines Inc. (“SilverCrest”) (and Mr. Drever was also President and Chairman of SilverCrest and Mr. Magnusson was also Chief Financial Officer of SilverCrest) when SilverCrest received notification of administrative proceedings from the United States Securities and Exchange Commission (“SEC”). This notification was issued as a result of a registration statement filed in 1999 by Strathclair Ventures Ltd., a predecessor company to SilverCrest which was under different management until SilverCrest assumed control in 2003. The order alleged that Strathclair (now SilverCrest) had not filed periodic reports with the SEC sufficient to maintain its registration in the United States. Following discussions with the SEC and in order to remedy the situation, SilverCrest entered into a consent order with the SEC dated January 10, 2011 through which SilverCrest agreed to the revocation of the registration of its common shares under the United States Securities Exchange Act of 1934. As a result, broker-dealers in the United States were unable to effect transactions in the common shares of SilverCrest. On May 31, 2011, SilverCrest filed a registration statement on Form 40-F for the purpose of registering its common shares under the United States Securities Exchange Act of 1934. Upon the registration statement taking effect on August 1, 2011, broker-dealers in the United States were able to effect transactions in common shares of SilverCrest in the United States.

Lukas M. Maree was a director of Energem Resources Inc. (“Energem”) when certain management cease trade orders were issued against the insiders of Energem. Mr. Maree ceased to be a director of Energem on May 1, 2006. Particulars of the Energem management cease trade orders are as follows:

(a)	On March 7, 2006, the British Columbia Securities Commission (“BCSC”) issued a management cease trade order in connection with the late filing of Energem’s 2005 comparative annual financial statements, 2005 annual MD&A and a 2005 Annual Information Form. This management cease trade order was revoked on May 31, 2006 after the relevant documents were filed; and

(b)	On April 20, 2005, the BCSC issued a management cease trade order in connection with the late filing of Energem’s 2004 comparative annual financial statements and 2005 first interim period financial statements and MD&A. This management cease trade order was revoked on June 2, 2005 after the relevant documents were filed.

Other than as disclosed herein, no director or executive officer of Goldsource or any shareholder holding a sufficient number of Goldsource Shares to affect materially the control of Goldsource:

(a)	is, as at the date of the Information Circular, or has been, within the ten years preceding the date of the Information Circular, a director or executive officer of any company (including Goldsource) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)	has, within the ten years preceding the date of the Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person;

(c)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

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(d)	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision regarding Goldsource.

Steven B. Simpson was a director and chairman of C2C Pte Ltd., a Bermuda holding company (“C2C”) in August 2007, when C2C was the subject of a creditor’s scheme of arrangement that was approved by the Supreme Court of Bermuda, and continued to be a director and chairman of C2C until October 31, 2007 upon the conclusion of the arrangement proceedings.

Audit Committee and Corporate Governance

Audit Committee

Pursuant to the Business Corporations Act (British Columbia) and National Instrument 52-110—Audit Committees (“NI 52-110”), Goldsource is required to have an audit committee.

Audit Committee Charter

Pursuant to NI 52-110, Goldsource’s audit committee is required to have a charter. A copy of Goldsource’s Audit Committee Charter is set out in Appendix A to this Schedule A to the Information Circular.

Composition of the Audit Committee

As at the date of the Information Circular, the following is information on the members of Goldsource’s Audit Committee:

Name	Independent	Financial Literacy
Lukas M. Maree (Chair)	Yes	Yes
Steven B. Simpson	Yes	Yes
Donald Berkey	Yes	Yes

Relevant Education and Experience

The following describes the relevant education and experience of the members of the Audit Committee:

Lukas M. Maree, Audit Committee Chair - Mr. Maree has over 20 years of experience in international finance both as a lawyer specializing in mergers and acquisitions and as an investment banker. He has served on the boards of private and public companies in South Africa and Canada. He was educated in South Africa and holds bachelor of civil and common law degrees (BCL and LLB) from the University of Pretoria. From February 2008 to October 2013, Mr. Maree was a principal and director of the River Group, an international corporate finance advisory firm with offices in South Africa, Cyprus and Canada and, since October 2013, he has been Executive Chairman of Sandford Capital, an international corporate finance firm. In these capacities, he has been involved in numerous multi-jurisdictional transactions in the private equity and public markets in South Africa, Canada and the United Kingdom. These transactions included capital raisings, mergers, acquisitions, hostile takeovers and divestitures. He has successfully advised public companies on transactions in the gold, diamond and coal sectors. He is also presently a director of Kibo Mining PLC (“Kibo”), a mineral exploration company listed on the Alternative Investment Market (AIM) of the London Stock Exchange, and the Executive Chairman and a director of Mzuri Resources Limited, Kibo’s wholly-owned subsidiary.

Steven B. Simpson - Mr. Simpson has been an Australian certified practicing accountant (CPA) since 1977. He is also a Chartered Secretary and member of the Institute of Directors. He is a Commerce graduate from the University of New South Wales and is a former partner of Price Waterhouse (now PriceWaterhouseCoopers LLP) in both the Australian and Asian markets. Mr. Simpson is a director and a member of the audit committee of Chemoil Energy Ltd., which is a public company listed on the Singapore Exchange (SGX). Mr. Simpson is a principal of

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Triton Advisory Group, a mergers and acquisitions, fixed income trading, asset management and corporate advisory group located in Singapore.

Donald Berkey - After a successful 20 year career in the RCMP, Mr. Berkey retired as a Staff Sargent in charge of the Commercial Crime Section for the Province of Manitoba. In 1969, he returned to Vancouver, British Columbia and joined Richardson Securities of Canada where he worked as a Sales Representative for 11 years. He then was employed with Canaccord Capital Corporation (now Canaccord Genuity Corp.) as a stockbroker specializing in the underwriting of junior mining ventures. He retired in 1995 as Canaccord's Vice President of Sales. Since retirement, he has served as a director for several junior mining companies including President Mines Inc. and Patricia Mining Corp.

Reliance on Certain Exemptions

At no time since January 1, 2012 has Goldsource relied on the exemption in section 2.4 of NI 52-110 (De Minimis Non-audit Services) or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110 by a securities regulatory authority or regulator.

Audit Committee Oversight

At no time since January 1, 2012 was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by Goldsource’s Board of Directors.

Pre-approval Policies and Procedures for Non-Audit Services

The Audit Committee has not adopted any specific policies and procedures for the engagement of non-audit services.

External Auditor Service Fees (By Category)

The aggregate fees billed by Goldsource’s then auditor, Ernst & Young LLP, in each of the financial years of Goldsource ended December 31, 2012 and December 31, 2011, respectively, for services in each of the categories indicated are as follows:

Financial Year Ended	Audit Fees	Audit Related Fees(1)	Tax Fees(2)	All Other Fees(3)
December 31, 2012	$39,025	Nil	Nil	Nil
December 31, 2011	$39,025	Nil	Nil	$33,450

(1)	Pertains to assurance and related services that are reasonably related to the performance of the audit or review of Goldsource’s financial statements and that are not reported under “Audit Fees”.
(2)	Pertains to professional services for tax compliance, tax advice, and tax planning.
(3)	Pertains to products and services other than services reported under the other categories. During the financial year ended December 31, 2011, the nature of the services comprising the fees disclosed under this category include review of an information circular relating to a proposed plan of arrangement involving Zero Emission Energy Plants Ltd. and Goldsource.

Venture Issuers Exemption

Goldsource is relying upon the exemption in section 6.1 of NI 52-110 which exempts “venture issuers” from the requirements of Part 5 (Reporting Obligations) of NI 52-110.

Corporate Governance

The following description of the corporate governance practices of Goldsource is provided further to National Instrument 58-101—Disclosure of Corporate Governance Practices (“NI 58-101”) and the disclosure prescribed for “Venture Issuers” such as Goldsource.

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Board of Directors

The Board of Directors currently consists of five directors, a majority of whom are independent. Donald Berkey, Lukas M. Maree, Steven B. Simpson and Graham Thody are considered independent. J. Scott Drever is the Chairman and President of Goldsource and is considered not independent.

Directorships

The current directors of Goldsource are presently directors of other reporting issuers in Canada or elsewhere as set out below:

Current Director	Other Reporting Issuers
J. Scott Drever	SilverCrest Mines Inc.
Lukas M. Maree	Kibo Mining PLC Africo Resources Ltd.
Steven B. Simpson	Chemoil Energy Ltd.
Graham C. Thody	Geologix Explorations Inc. SilverCrest Mines Inc. UEX Corporation
Donald Berkey	None

Orientation and Continuing Education

When new directors are appointed, they receive orientation, commensurate with their previous experience, on Goldsource's properties, business, and industry.

Board meetings may also include presentations by Goldsource's management and employees to give the directors additional insight into Goldsource's business.

Ethical Business Conduct

Goldsource has adopted a Code of Business Conduct and Ethics which applies to the directors, officers and employees of Goldsource. The Board expects that fiduciary duties placed on individual directors by Goldsource’s governing corporate legislation and the common law, as well as provisions under corporate legislation for required disclosures by directors and senior officers to Goldsource of transactions with Goldsource in which they may have an interest and of any other conflicts of duties and interests, will also ensure that these persons conduct themselves in the best interests of Goldsource.

Nomination of Directors

Any director is free to nominate individuals for election or appointment to the Board, however, the Corporate Governance and Compensation Committee has the principal responsibility with respect to selection and nomination of director nominees. The Committee is also responsible for developing qualification criteria for Board members for recommendation to the Board in accordance with National Policy 58-201—Corporate Governance Guidelines. The Committee also has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the authority to approve the search firm’s fees and other retention terms.

In making its recommendations to the Board regarding director nominees, the Committee shall consider:

(a)	the appropriate size of the Board;

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(b)	the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess;

(c)	the competencies and skills that the Board considers each existing director to possess;

(d)	the competencies and skills each new nominee will bring to the Board, and

(e)	whether or not each new nominee can devote sufficient time and resources to the nominee’s duties as a director of Goldsource.

Compensation

The Corporate Governance and Compensation Committee reviews annually the adequacy and form of compensation of the directors and executive officers of Goldsource to ensure that the compensation realistically reflects the responsibilities and risks involved in being an effective director or executive officer.

In evaluating (or making recommendations to the Board of Directors with respect to) the level of compensation for the executive officers, the Corporate Governance and Compensation Committee reviews and considers Goldsource’s corporate goals and objectives relevant to compensation for its executive officers and evaluates the performance of each executive officer in light of those corporate goals and objectives. In considering the compensation for executive officers other than the President, the Committee takes into account the recommendation of the President.

All compensation arrangements between Goldsource and any director or executive officer of Goldsource or between any subsidiary of Goldsource and any director or executive officer of Goldsource must be approved by the Corporate Governance and Compensation Committee.

Other Board Committees

The Board of Directors of Goldsource has no standing committees other than the Audit Committee and the Corporate Governance and Compensation Committee.

Assessments

The effectiveness of the Board of Directors as a whole, any committee of the Board and individual directors is assessed on an ongoing basis by the Board, the Corporate Governance and Compensation Committee and senior management.

Executive Compensation

Set out below are particulars of compensation paid to the following persons (the “Named Executive Officers” or “NEO”s):

(a)	the person who acted as Goldsource’s chief executive officer (“CEO”) for any part of Goldsource’s most recently completed financial year;

(b)	the person who acted as Goldsource’s chief financial officer (“CFO”) for any part of Goldsource’s most recently completed financial year;

(c)	each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of Goldsource’s most recently completed financial year whose total compensation was, individually, more than $150,000 for that financial year; and

(d)	each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of Goldsource, nor acting in a similar capacity, at the end of that financial year.

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In respect of Goldsource’s financial year ended December 31, 2012, Goldsource had two Named Executive Officers, namely J. Scott Drever, Chairman and President, and Barney Magnusson, Chief Financial Officer.

Compensation Discussion and Analysis

Executive and Employee Compensation Objectives and Philosophy

The Board of Directors recognizes that Goldsource’s success depends greatly on its ability to attract, retain and motivate superior performing employees, which can only occur if Goldsource has an appropriately structured and implemented compensation program.

The principal objectives of Goldsource’s executive compensation program are as follows:

(a)	to attract and retain qualified executive officers, which includes having compensation that is competitive within the marketplace;

(b)	to align executives’ interests with those of the shareholders; and

(c)	to reward demonstration of both leadership and performance.

Goldsource does not have a formal compensation program with set benchmarks. Individual compensation is not directly tied to performance goals which are based on any specific objective and identifiable measure, such as Goldsource’s share price or earnings per share. However, Goldsource does have a compensation program which seeks to reward an executive officer’s current and future expected performance Individual performance is reviewed for all executive officers based largely on a qualitative evaluation of Goldsource’s achievement of corporate milestones and objectives.

Compensation Review Process

The Corporate Governance and Compensation Committee is tasked with the responsibility of, among other things, recommending to the Board compensation policies and guidelines for Goldsource and for implementing and overseeing compensation policies approved by the Board.

The Corporate Governance and Compensation Committee reviews annually and makes recommendations to the Board in respect of the compensation paid by Goldsource to its directors and executive officers. The committee is responsible for reviewing and considering corporate goals and objectives relevant to compensation for all executive officers, evaluating their performance in light of those corporate goals and objectives, and determining (or making recommendations to the Board with respect to) the level of compensation for the executive officers based on this evaluation. In considering executive officers other than the President, the committee shall take into account the recommendation of the President.

With the approval of the Corporate Governance and Compensation Committee, the Board may from time to time engage outside advisors at the expense of Goldsource to assist with the evaluation of compensation of directors and officers. The Corporate Governance and Compensation Committee also reviews, and recommends to the Board for its approval any severance or similar termination payments proposed to be made to any current or former executive officer.

All compensation arrangements between Goldsource and any director or executive officer of Goldsource or between any subsidiary of Goldsource and any director or executive officer of Goldsource must be approved by the Corporate Governance and Compensation Committee.

The Board of Directors and the Corporate Governance and Compensation Committee have considered the implications of the risks associated with Goldsource’s compensation policies and practices. The Board acknowledges that Goldsource, as a junior natural resource company, does not presently generate any revenues, and

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that all management compensation to date has been derived solely from cash in Goldsource’s treasury, acquired by way of equity financings to date, and the grant of incentive stock options to management personnel and employees. Salary compensation to the Named Executive Officers is provided for under the various management consulting agreements with the Named Executive Officers’ management companies. See “Summary Compensation Table” for details of such contracts. These contracts have specified terms and annual base salary rates which Goldsource is obligated to pay, subject to the termination provisions thereunder. Upon the occurrence of certain events, Goldsource’s early termination of these contracts may also trigger additional balloon payments. See “Termination and Change of Control Benefits” for a summary of such termination payments, which could adversely impact Goldsource’s working capital. However, in order to provide necessary oversight and to mitigate against the risks posed by these management contracts, the Board has adhered to the policy of requiring all independent Board and committee members to evaluate and approve of all executive compensation arrangements and awards prior to their commitment. The Board has also adopted a policy which requires the Corporate Governance and Compensation Committee to review the terms of these executive management agreements on an annual basis. At present, the Board has determined that the current executive compensation levels are not excessive, and are in line with other companies of similar stature. With respect to the longer-term component of executive compensation, options granted to executive officers under Goldsource’s Stock Option Plan serve to align the interests of those persons with the shareholders, and therefore mitigates any excessive risks that may be taken by the executive officers. As options are generally priced above market value at the time of grant and are subject to mandatory vesting schedules, the benefits of such compensation, if any, may not be realized by the executive until a significant period of time has passed. Accordingly, the ability of executives to take inappropriate or excessive risks that are beneficial to them from the standpoint of their compensation at the expense of Goldsource and its shareholders is extremely limited.

Elements of Executive Compensation Program

Goldsource’s compensation program consists of the following elements:

(a)	base salary or consulting fees;
(b)	performance bonus payments; and
(c)	equity participation through Goldsource’s Stock Option Plan.

Base Salary or Consulting Fees

The Named Executive Officers of Goldsource are primarily compensated indirectly through consulting fees payable by Goldsource to their respective management companies. For the principal terms of these various management agreements, see “Summary Compensation Table” and “Termination and Change of Control Benefits”.

In determining the annual base consulting fees, the Board of Directors, with the recommendation of the Corporate Governance and Compensation Committee, considered the following factors:

(a)	the particular responsibilities related to the position;

(b)	salaries paid by other companies in the mining industry which were similar in size as Goldsource, at the same stage of development as Goldsource and considered comparable to Goldsource;

(c)	the experience level of the Named Executive Officer; and

(d)	the amount of time and commitment which the Named Executive Officer devoted to Goldsource and is expected to devote to Goldsource in the future.

The Corporate Governance and Compensation Committee annually reviews the base consulting fees payable to the Named Executive Officers based on the aforementioned criteria to ensure that compensation levels are competitive and fair.

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Performance Bonus Payments

Performance bonuses are payable in cash or through equity-based compensation, and the amount payable is based on the Corporate Governance and Compensation Committee’s assessment of Goldsource’s performance for the year. Factors considered in determining bonus amounts generally include individual performance, financial criteria (such as successful financings, project management performance) and operational criteria (such as significant mineral property acquisitions, successful mineral property exploration and development, resource growth and the attainment of other corporate milestones).

In determining to award performance bonuses, including the amounts thereof, the Board of Directors uses its discretion and takes into consideration Goldsource’s annual achievements, without assigning any quantifiable weight or factor in respect of any particular achievement or corporate milestone.

Goldsource did not award any bonuses during the 2012 financial year.

Equity Participation

Goldsource provides for equity participation in Goldsource through its Stock Option Plan. The granting of stock options is intended to encourage the maximization of shareholder value by better aligning the interests of the executive officers with the interests of shareholders.

During the financial year ended December 31, 2012, no options to purchase Goldsource Shares were granted to the Named Executive Officers.

Option-based Awards

Options may be granted to purchase Goldsource Shares on terms that the Board of Directors may determine, with recommendations from the Corporate Governance and Compensation Committee and subject to the limitations of Goldsource’s Stock Option Plan and the requirements of applicable regulatory authorities. The Corporate Governance and Compensation Committee is mandated to review and make recommendations to the Board regarding the remuneration of executive officers, the granting of stock options to directors, executive officers, employees and consultants of Goldsource and the remuneration and compensation policies, including the Stock Option Plan. The Stock Option Plan is administered by the Board of Directors.

Individual grants under the Stock Option Plan are determined by an assessment of the individual’s current and expected future performance, level of responsibilities, the importance of his or her position and contribution to Goldsource, and previous option grants and exercise prices.

Effective May 22, 2009, the shareholders approved a new Stock Option Plan (the “Plan”) for Goldsource which, among other things, changed Goldsource’s previous Stock Option Plan from a “rolling 10%” plan to a “fixed number” plan and provided for certain amendments of a housekeeping nature.

The Plan includes the following provisions:

•	Any options previously granted by Goldsource which were outstanding as at May 22, 2009 were deemed to have been issued under and will be governed by the Plan;

•	The maximum number of Shares reserved and authorized for issuance pursuant to options granted under the Plan is 3,850,000 Goldsource Shares (including Goldsource Shares issuable upon exercise of the outstanding options assumed by the Plan);

•	The aggregate number of optioned Goldsource Shares granted to any one optionee in a 12-month period must not exceed 5% of the issued and outstanding Goldsource Shares unless, if and as may be required by the TSX-V, Goldsource has obtained disinterested shareholder approval;

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•	The number of optioned Goldsource Shares granted to any one consultant in a 12-month period must not exceed 2% of the issued and outstanding Goldsource Shares;

•	The aggregate number of optioned Goldsource Shares granted to optionees who are employed to provide investor relations activities must not exceed 2% of the issued and outstanding Goldsource Shares in any 12-month period;

•	The number of Goldsource Shares reserved for issuance pursuant to options granted to insiders under the Plan must not exceed 10% of the issued and outstanding Goldsource Shares unless, if and as may be required by the TSX-V, Goldsource has obtained disinterested shareholder approval;

•	The number of options granted to insiders within a 12-month period to acquire Goldsource Shares reserved for issuance under the Plan must not exceed 10% of the issued and outstanding Goldsource Shares unless, if and as may be required by the TSX-V, Goldsource has obtained disinterested shareholder approval;

•	The exercise price for options granted under the Plan will not be less than the market price of the Goldsource Shares less applicable discounts permitted by the TSX-V. Goldsource has followed the practice of granting all stock options at or above the market price of the Goldsource Shares;

•	Options may be exercisable for a term of up to ten years, subject to earlier termination in the event of death or the optionee’s cessation of services to Goldsource;

•	Options granted under the Plan are non-assignable, except by will or the laws of descent and distribution;

•	Options granted to any optionee who is a director, officer, employee or consultant shall expire the earlier of: (a) that date which is 90 days after the optionee ceases to be in at least one of such categories unless an earlier date is provided for in the optionee’s option agreement; and (b) the expiry of the option period. Goldsource may extend the period specified in paragraph (a) in respect of any option for a specified period up to the expiry of the option period;

•	For so long as the Goldsource Shares are listed on the TSX-V, any Goldsource Shares issued pursuant to the exercise of options that (a) were granted to an optionee who was a director, officer, promoter or significant shareholder of Goldsource; or (b) had an exercise price per share that was less than the market price, would be subject to a four-month hold period commencing on the date of grant of the option;

•	The Board of Directors may, in its discretion but subject to any necessary regulatory approvals, provide for the extension of the exercisability of a stock option, accelerate the vesting or exercisability of any option, eliminate or make less restrictive any restrictions contained in an option, waive any restriction or other provision of the Plan or an option or otherwise amend or modify an option in any manner that is either (a) not adverse to the optionee or (b) consented to by such optionee;

•	The vesting schedule for each option shall be determined by the Board of Directors at the time the option is granted and shall be specified in the option agreement in respect of the option; and

•	If there is a takeover bid or tender offer made for all or any of the issued and outstanding Goldsource Shares, then the Board of Directors may, by resolution, permit all outstanding options to become immediately exercisable in order to permit the Goldsource Shares issuable under such options to be tendered to such bid or offer.

Compensation Governance

Goldsource has established a Corporate Governance and Compensation Committee that is currently comprised of three members (Lukas M. Maree, Steven B. Simpson and Donald Berkey), all of whom are independent. Messrs. Maree, Simpson and Berkey have human resource and compensation experience relevant to oversee and advise on Goldsource’s executive compensation practices. See “Audit Committee and Corporate Governance—

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Audit Committee—Relevant Education and Experience”. Steven B. Simpson also serves as a member of the compensation committee of Chemoil Energy Ltd.

The Compensation Committee members have the necessary experience to enable them to make decisions on the suitability of Goldsource’s compensation policies or practices. The Compensation Committee’s responsibilities, powers and operation are described above under “Compensation Review Process”.

At no time since the completion of Goldsource’s financial year ended December 31, 2012, did Goldsource retain a compensation consultant or advisor to assist the Board of Directors or the Compensation Committee in determining compensation for any of Goldsource’s directors or executive officers.

There is no restriction on Named Executive Officers or directors regarding the purchase of financial instruments including prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Named Executive Officer or director. For the financial year ended December 31, 2012, no Named Executive Officer or director, directly or indirectly, purchased any financial instruments or employed a strategy to hedge or offset a decrease in market value of equity securities granted as compensation or held.

Summary Compensation Table

The following table is a summary of compensation paid to the Named Executive Officers in respect of Goldsource’s financial years ended December 31, 2012, 2011 and 2010.

						Non-equity incentive plan compensation ($)
Name and principal position	Year	Salary ($)		Share- based awards ($)	Option- based awards(1) ($)	Annual incentive plans	Long- term incentive plans	Pension value ($)	All other compensation ($)		Total compensation ($)
J. Scott Drever	2012	80,000	(2)	Nil	Nil	Nil	Nil	Nil	Nil		80,000
Chairman and	2011	120,000	(2)	Nil	Nil	Nil	Nil	Nil	Nil		120,000
President (acting	2010	120,000	(2)	Nil	63,000	Nil	Nil	Nil	Nil		183,000
as Chief Executive Officer)
Barney	2012	60,000	(3)	Nil	Nil	Nil	Nil	Nil	Nil		60,000
Magnusson	2011	90,000	(3)	Nil	Nil	Nil	Nil	Nil	Nil		90,000
Chief Financial Officer	2010	45,000	(3)	Nil	Nil	Nil	Nil	Nil	24,000	(4)	69,000

(1)	Amount is based on the grant date fair value of the award using the Black-Scholes pricing model, which is the valuation methodology used by Goldsource in accordance with Section 3870 of the CICA Handbook in respect of the 2010 financial year. Goldsource chose this methodology as it is the standard for exploration companies in Canada and has been consistently applied by Goldsource for valuing option based awards by Goldsource. The following weighted-average assumptions were used in respect of the 2010 year of grant: risk-free interest rate: 1.97%; expected share price volatility: 163%; expected years of option life: 4.7 years; expected dividend yield: nil.
(2)	This amount was paid as consulting fees to Nemesis Enterprises Ltd. (“Nemesis”), a management company wholly-owned and controlled by J. Scott Drever. See below for further details. Such amounts represent all of the consulting fees paid to Nemesis which can be attributed to J. Scott Drever’s services as an executive officer of Goldsource. Amounts do not include applicable taxes. J. Scott Drever also serves as a director of Goldsource and did not receive compensation for his services as a director.
(3)	This amount was paid as consulting fees to Adapa Management Ltd. (“Adapa”), a management company wholly-owned and controlled by Barney Magnusson. See below for further details. Such amounts represent all of the consulting fees paid to Adapa which can be attributed to Barney Magnusson’s services as an executive officer of Goldsource. Amounts do not include applicable taxes.

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(4)	This amount was paid as a consulting fee to Adapa for the provision of accounting and financial services prior to its engagement to provide the services of Barney Magnusson as Goldsource’s CFO.

Goldsource engages Nemesis, a company wholly-owned and controlled by J. Scott Drever, to provide managerial, administrative and consulting services to Goldsource and, in particular, to provide the services of Mr. Drever to serve as President and Director of Goldsource. In January 2009, Goldsource entered into a new management consulting agreement with Nemesis (the “Nemesis Consulting Agreement”) which established the annual base consulting fees payable to Nemesis at $120,000 per year (plus applicable taxes), payable in equal monthly instalments. The Nemesis Consulting Agreement was renewed effective as of January 1, 2012 for a period of 3 years, expiring on December 31, 2014. Annual base consulting fees payable to Nemesis remained at $120,000 during the start of 2012 until the end of April 2012. Effective as of May 1, 2012, Nemesis’ annual base consulting fee was changed to $60,000 per year (plus applicable taxes), subject to such increases or decreases as the Board may, in its discretion, determine from time to time.

In June 2010, Goldsource entered into a management agreement (the “Adapa Consulting Agreement”) with Adapa, a company wholly-owned and controlled by Barney Magnusson, whereby Goldsource retained Adapa to provide executive, managerial and consulting services to Goldsource and, in particular, to provide the services of Barney Magnusson of Adapa to serve as Chief Financial Officer of Goldsource. In consideration for the services of Adapa, Goldsource agreed to pay Adapa consulting fees at the base rate of $90,000 per year plus applicable taxes, payable in equal monthly instalments. The Adapa Consulting Agreement is for an initial three year term commencing as of June 16, 2010, subject to a year by year extension unless earlier terminated in accordance with its terms. Effective as of May 1, 2012, the parties amended the Adapa Consulting Agreement to reduce the annual base consulting fee payable to Adapa to $45,000 per year (plus applicable taxes), subject to such increases or decreases as the Board may, in its discretion, determine from time to time. For additional terms of each of the aforementioned management consulting agreements, see “Termination and Change of Control Benefits”.

Incentive Plan Awards

Outstanding share-based awards and option-based awards

The following table sets forth all option-based awards and share-based awards outstanding at the end of the financial year ended December 31, 2012 with respect to the Named Executive Officers.

	Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)		Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
J. Scott Drever	75,000	(2)	0.38	Apr. 23, 2013(3)	Nil	N/A	N/A	N/A
	300,000	(2)	1.33	May 22, 2014	Nil	N/A	N/A	N/A
	75,000	(2)	0.82	Sep. 28, 2015	Nil	N/A	N/A	N/A
	275,000	(2)	0.90	Dec. 23, 2015	Nil	N/A	N/A	N/A
Barney Magnusson	50,000	(2)	0.38	Apr. 23, 2013(3)	Nil	N/A	N/A	N/A
	75,000	(2)	1.33	May 22, 2014	Nil	N/A	N/A	N/A
	50,000	(2)	0.90	Dec. 23, 2015	Nil	N/A	N/A	N/A

(1)	Represents the difference between the exercise price and the market value of the Goldsource Shares underlying the options on December 31, 2012 (where market value is based on the TSX-V’s closing price of $0.13 per Common Share

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on that date).
(2)	These stock options are fully vested.
(3)	These options expired unexercised.

Incentive plan awards – value vested or earned during the year

The following table sets forth the value of option-based awards and share-based awards which vested during the financial year ended December 31, 2012 and the value of non-equity incentive plan compensation (i.e., performance bonuses) earned during the financial year ended December 31, 2012 with respect to the Named Executive Officers.

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
J. Scott Drever	Nil	N/A	Nil
Barney Magnusson	Nil	N/A	Nil

Pension Plan Benefits

Goldsource does not have a pension plan or deferred compensation plan.

Termination and Change of Control Benefits

Other than as described below, Goldsource does not have any contracts, agreements, plans or arrangements that provide for payments to or for the benefit of a Named Executive Officer at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of Goldsource or a change in a Named Executive Officer’s responsibilities.

Goldsource entered into the Nemesis Consulting Agreement and the Adapa Consulting Agreement (each, a “Management Agreement”) with Nemesis and Adapa, respectively, (each, a “Consultant”) pursuant to which J. Scott Drever and Barney Magnusson provide their respective services acting as President and Chairman (and a Director) and Chief Financial Officer of Goldsource, respectively. For further details on the Management Agreements, see “Executive Compensation – Summary Compensation Table”.

Each Management Agreement provides that:

(a)	the Consultant may terminate its engagement with Goldsource upon three months’ written notice to Goldsource, unless Goldsource is in material default under the agreement, in which event the Consultant may, if such default has not been cured by Goldsource within 15 days of notification of such default, terminate its engagement upon 30 days’ written notice to Goldsource;

(b)	Goldsource may terminate its engagement with the Consultant (i) upon three months’ written notice to the Consultant; or (ii) immediately upon written notice of said termination provided that Goldsource pays the Consultant an amount equal to one-half of the then applicable annual base rate consulting fee; however, this amount would be adjusted in the event of a change of control of Goldsource, as described below; and

(c)	Goldsource may terminate the agreement with immediate effect upon delivery of written notice to the Consultant and payment to the Consultant of an amount equal to one-half of the then applicable base rate per annum payable to the Consultant. If such termination were to occur as of December 31, 2012, Nemesis would have been paid the amount of $30,000, and Adapa would have been paid the amount of 22,500 pursuant to this provision.

Each Management Agreement also provides that in the event that there is a change of control of Goldsource (as defined below) and within six months after such event, Goldsource delivers written notice to the Consultant

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terminating its respective Management Agreement, Goldsource shall, upon the effective date of termination, pay to the Consultant the greater of (a) any remaining balance of the term of the Management Agreement at the then applicable base rate payable to the Consultant, and (b) an amount equal to two times (2x) the then applicable base rate. If such termination were to occur as of December 31, 2012, Nemesis would have been paid the amount of $120,000, and Adapa would have been paid the amount of approximately $90,000 pursuant to this provision.

For the purposes of the Management Agreements, “change of control” means an occurrence (a) where less than 51% of the Board of Directors of Goldsource are composed of continuing directors; or (b) where any person or persons acting jointly or in concert acquires more than 50% of the total voting rights attached to all classes of shares then outstanding in Goldsource having under all circumstances the right to vote on any resolution concerning the election of directors (a “Takeover”). For the purposes of the Management Agreements, a “continuing director” is a member of the Board of Directors of Goldsource on the day preceding the date of a Takeover, or a person who becomes a member of the Board of Directors of Goldsource subsequent to the date of the particular Management Agreement by the approval of at least a majority of the members of the Board of Directors who were members of the Board of Directors on the day preceding the date of a Takeover.

The Management Agreements also require each Consultant and associated Named Executive Officer to enter into a separate confidentiality and non-competition agreement with Goldsource. In particular, each Consultant and Named Executive Officer has agreed that commencing from the term of the Management Agreement and for a period of two years following termination thereof, such person shall not, either individually or with any other person, whether as principal, agent, shareholder, officer, advisor, manager, employee or otherwise, except with Goldsource’s written consent:

(a)	acquire, lease or otherwise obtain or control any beneficial, direct or indirect interest in mineral rights or other rights or lands in any mineral property in which Goldsource holds or is negotiating to acquire an interest or within a distance of five kilometres from any point on the outer perimeter of any such property,

(b)	conduct any exploration or production activities or otherwise work on or in respect of any mineral property within a distance of five kilometres from any point on the outer perimeter of such property,

(c)	solicit, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor or any person employed by any member of Goldsource and its affiliates or persuade or attempt to persuade any such individual to terminate his or her contract or employment with any member of Goldsource and its affiliates, or

(d)	impair or seek to impair the reputation of any member of Goldsource and its affiliates, or impair or seek to impair any relationships that any member of Goldsource and its affiliates has with its employees, customers, suppliers, agents or other parties with which any member of Goldsource and its affiliates does business or has contractual relations.

If, notwithstanding the prohibition set forth in the preceding paragraphs, a Consultant or Named Executive Officer acquires, leases or otherwise obtains or controls any interest, directly or indirectly, in breach of any of the preceding paragraphs, such person shall notify Goldsource of such acquisition within the 30 days immediately following the date of such acquisition and the Consultant or Named Executive Officer shall agree, upon demand by Goldsource, to convey or cause to be conveyed such interest to Goldsource as soon as practicable thereafter.

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Director Compensation

Director Compensation Table

The following table sets forth all amounts of compensation provided to the directors of Goldsource (other than directors who are Named Executive Officers) during the financial year ended December 31, 2012. For directors who are Named Executive Officers, see “Executive Compensation – Summary Compensation Table”.

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Donald Berkey	Nil	N/A	Nil	Nil	N/A	Nil	Nil
Lukas M. Maree	Nil	N/A	Nil	Nil	N/A	Nil	Nil
Steven B. Simpson	Nil	N/A	Nil	Nil	N/A	Nil	Nil
Graham C. Thody	Nil	N/A	Nil	Nil	N/A	Nil	Nil

Goldsource has no standard arrangement pursuant to which the non-executive directors of Goldsource are paid cash compensation by Goldsource for their services in their capacity as directors or committee members. No cash compensation was paid to any non-executive director of Goldsource for the director’s services as a director during the financial year ended December 31, 2012.

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Outstanding share-based awards and option-based awards

The following table sets forth all option-based awards and share-based awards outstanding at the end of the financial year ended December 31, 2012 with respect to the directors who are not Named Executive Officers.

	Option-based Awards					Share-based Awards
Name	Number of securities underlying unexercised options (#)		Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Donald Berkey	50,000	(2)	0.38	Apr. 23, 2013(3)	Nil	N/A	N/A	N/A
	150,000	(2)	1.33	May 22, 2014	Nil	N/A	N/A	N/A
	100,000	(3)	0.82	Sep. 28, 2015	Nil	N/A	N/A	N/A
	75,000	(2)	0.90	Dec. 23, 2015	Nil	N/A	N/A	N/A
Lukas M. Maree	100,000	(2)	1.33	Jun. 2, 2013	Nil	N/A	N/A	N/A
	150,000	(2)	1.33	May 22, 2014	Nil	N/A	N/A	N/A
	125,000	(3)	0.82	Sep. 28, 2015	Nil	N/A	N/A	N/A
Steven B. Simpson	50,000	(2)	0.38	Apr. 23, 2013(3)	Nil	N/A	N/A	N/A
	150,000	(2)	1.33	May 22, 2014	Nil	N/A	N/A	N/A
	100,000	(2)	0.82	Sep. 28, 2015	Nil	N/A	N/A	N/A
	75,000	(2)	0.90	Dec. 23, 2015	Nil	N/A	N/A	N/A
Graham C. Thody	75,000	(2)	0.38	Apr. 23, 2013(3)	Nil	N/A	N/A	N/A
	150,000	(2)	1.33	May 22, 2014	Nil	N/A	N/A	N/A
	75,000	(3)	0.82	Sep. 28, 2015	Nil	N/A	N/A	N/A
	150,000	(2)	0.90	Dec. 23, 2015	Nil	N/A	N/A	N/A

(1)	Represents the difference between the exercise price and the market value of the Goldsource Shares underlying the options on December 31, 2012 (where market value is based on the TSX-V’s closing price of $0.13 per Common Share on that date).
(2)	These stock options are fully vested.
(3)	These options expired unexercised.

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Incentive plan awards – value vested or earned during the year

The following table sets forth the value of option-based awards and share-based awards which vested during the financial year ended December 31, 2012 and the value of non-equity incentive plan compensation earned during the financial year ended December 31, 2012 with respect to the directors who are not Named Executive Officers.

Name	Option-based awards – Value vested during the year ($)	Share-based awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year ($)
Donald Berkey	Nil	N/A	Nil
Lukas M. Maree	Nil	N/A	Nil
Steven B. Simpson	Nil	N/A	Nil

Management’s Discussion and Analysis

See Appendix B attached hereto for Goldsource’s Management Discussion and Analysis for its financial year ended December 31, 2012.

See Appendix C attached hereto for Goldsource’s Management Discussion and Analysis for its interim period for the nine months ended September 30, 2013.

Prior Sales

The following table contains details of the prior sales of Goldsource Shares in the past 12 months:

Date	Number of Shares		Issue Price per Share	Total Consideration	Nature of Consideration Received
December 16, 2013	2,140,000	(1)	$0.12	$256,800	Cash

(1)	Each Goldsource Share was issued with one-half of a warrant, each whole warrant being exercisable to purchase one Goldsource Share at $0.20 per share until December 16, 2015.

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Price Range and Trading Volume of Goldsource shares

The outstanding Goldsource Shares are listed and traded in Canada on the TSX-V under the trading symbol “GXS”. The following table summarizes the market price and volume of trading of the Goldsource Shares on the TSX-V for each of the periods indicated:

Month	High	Low	Volume
January 2014 (to January 23)	0.16	0.125	163,367
December 2013	0.145	0.12	427,394
November 2103	0.15	0.13	229,332
October 2013	0.18	0.13	181,107
September 2013	0.165	0.145	256,744
August 2013	0.19	0.165	122,883
July 2013	0.17	0.13	206,029
June 2013	0.19	0.13	389,335
May 2013	0.17	0.14	324,914
April 2013	0.175	0.135	517,685
March 2013	0.16	0.135	333,985
February 2013	0.15	0.13	338,275
January 2013	0.18	0.13	290,995

The closing price of the Goldsource Shares on the TSX-V on November 25, 2013, the last trading day prior to the announcement by Goldsource of the proposed business combination with Eagle Mountain, was $0.13 per Goldsource Share and on January 23, 2014 was $0.16 per Goldsource Share.

Risk Factors

The following factors are those which are the most applicable to Goldsource. The discussion which follows is not inclusive of all potential risks. Risk management is an ongoing exercise upon which Goldsource spends a substantial amount of time. Additional risks and uncertainties currently not known to Goldsource or that Goldsource considers immaterial may also impair the business operations of Goldsource. If any such risks or uncertainties actually were to occur, Goldsource’s business, prospects, financial condition and operating results could be materially harmed. While it is not possible to eliminate all of the risks inherent to the mining business, Goldsource strives to manage these risks, to the greatest extent possible, to ensure that its assets are protected.

Financing Risks

Goldsource’s financial resources are limited. Substantial financial resources and sources of operating cash flow will be required in order to advance the exploration and development of the Border Coal Project. There can be no assurance that Goldsource will be able to obtain adequate financing to bring the Border Coal Project into production or that the terms of such financing will be favourable. Failure to obtain such financing could result in delay or indefinite postponement of further exploration and development of mineral exploration projects with the possible loss of such properties.

Risks Inherent in the Mining Business

The business of exploring for coal is inherently risky. Few properties that are explored are ultimately developed into producing mines. The business involves significant financial risks over a significant period of time that even a combination of careful evaluation, experience and knowledge may not eliminate. It is impossible to ensure that Goldsource’s current or proposed exploration programs will result in commercially viable mining operations.

Commercial viability of developing a coal reserve depends on a number of factors, such as, size and grade of the deposit, proximity to infrastructure, financing costs and governmental regulations that include regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of coal and environmental protection. The

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effect of these factors cannot be accurately predicted, but the combination of these factors may result in Goldsource not receiving an adequate return on invested capital.

Coal properties are often non-productive for reasons that cannot be anticipated in advance. Even after the commencement of mining operations, such operations may be subject to risks and hazards, including availability of a suitably trained or trainable labour force, an effective working relationship between Goldsource and its labour force, successful renegotiation of labour contracts when they expire, particularly with respect to its unionized labour force and related collective agreement, environmental hazards, industrial accidents, unusual or unexpected geological formations or conditions, unanticipated metallurgical difficulties, the ability to acquire on a timely basis the equipment and materials necessary to operate the mine at full planned capacity, weather conditions (including historically unforeseen and unpredictable changes in weather patterns such as significantly increased severity of adverse conditions that may be brought about by the phenomenon of global warming or climate change), rock bursts, cave-ins or other ground control problems, seismic activity, flooding, water conditions and coal or concentrate losses. The occurrence of any of the foregoing could result in damage to or destruction of coal properties or production facilities, personal injuries, environmental damage, delays or interruption of production, increases in production costs, monetary losses, legal liability and adverse government action.

No History of Earnings or Production Revenues

Goldsource has no history of earnings and has not commenced commercial production on any of its properties. Goldsource has experienced losses from operations and expects to continue to incur losses for the foreseeable future. There can be no assurance that Goldsource will be profitable in the future. Goldsource’s operating expenses and capital expenditures are likely to increase in future years as needed consultants, personnel and equipment associated with advancing exploration, and, if permitted, development and, potentially, commercial production of its properties, are added. The amounts and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analyses and recommendations, the rate at which operating losses are incurred, the execution of any joint venture agreements with strategic partners, Goldsource’s acquisition of additional properties, government regulatory processes and other factors, many of which are beyond Goldsource’s control. Goldsource expects to continue to incur losses unless and until such time as its properties enter into commercial production and generate sufficient revenues to fund its continuing operations. The development of Goldsource’s properties will require the commitment of substantial resources. There can be no assurance that Goldsource will generate any revenues or achieve profitability.

Regulatory and Environmental Risks

Goldsource’s exploration activities are subject to various laws and regulations governing the protection of the environment, exploration, development, waste disposal, toxic substances and other matters. New laws and regulations, amendments to existing laws and regulations or more stringent implementation of existing laws and regulations could have a material adverse impact on Goldsource, increase costs, cause a delay or prevent the development of new mineral properties. Goldsource believes it is currently in compliance in all material respects with all applicable environmental laws and regulations.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of coal exploration and production. Environmental liability may result from mining activities conducted by others prior to Goldsource’s ownership of a property. To the extent Goldsource is subject to uninsured environmental liabilities, the payment of such liabilities would reduce Goldsource’s otherwise available earnings and could have a material adverse effect on Goldsource. Should Goldsource be unable to fully fund the cost of remedying an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect on Goldsource. In addition, Goldsource does not have coverage for certain environmental losses and other risks as such coverage cannot be purchased at a commercially reasonable cost.

Licenses and Permits

Goldsource’s operations require licenses and permits from various governmental authorities. Goldsource believes it holds all material licenses and permits required under applicable laws and regulations and believes it is presently

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complying in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that Goldsource will be able to obtain or maintain all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.

Exploration and Development

All of the properties in which Goldsource has an interest are in the early to advanced exploration stages only and are without a demonstrated commercial body of coal. Development of Goldsource’s mineral properties will only follow upon obtaining satisfactory exploration results. Mineral exploration and development involves a high degree of risk and few properties which are explored are ultimately developed into producing mines. There is no assurance that Goldsource’s exploration and development activities will result in the definition of commercial bodies of coal. The long-term profitability of Goldsource’s operations, if any, will be in part directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.

Substantial expenditures are required to establish reserves through drilling, to develop processes to mine coal from the resources and, in the case of new properties to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized or coal deposit, no assurance can be given that minerals or coal will be discovered in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis.

The marketability of any minerals or coal acquired or discovered may be affected by numerous factors which are beyond the control of Goldsource and which cannot be accurately predicted, such as the proximity and capacity of processing facilities, commodities markets and processing equipment and governmental regulations including regulations relating to royalties, allowable production and importing and exporting of minerals or coal.

Mineral Reserve and Resource Estimates

Where used by Goldsource, figures for coal resources are estimates and no assurance can be given that the anticipated tonnages and grades will be achieved or that reasonable levels of recovery will be realized. Market fluctuations in the price of coal and/or a fluctuation in currency exchange rates may render certain coal resources uneconomic. Prolonged declines in the market price of coal may also render coal resources containing relatively lower grades of coal uneconomic to exploit. Such price fluctuations could materially reduce Goldsource’s reported coal resources. Should such reductions occur, material write-downs of its investment in mining properties or the discontinuation of development might be required, and there could be material delays in the development of new projects and increased net losses.

This disclosure herein is prepared in accordance with Canadian disclosure requirements. Accordingly, Goldsource incorporates estimates of coal resources. Coal resources are concentrations or occurrences of coals that are judged to have reasonable prospects for economic extraction, but for which the economics of extraction cannot be assessed, whether because of insufficiency of geological information or lack of feasibility analysis, or for which economic extraction cannot be justified at the time of reporting. Consequently, coal resources are of a higher risk and are less likely to be accurately estimated or recovered than coal reserves.

Competition

The mineral industry is intensely competitive in all its phases. Goldsource competes with many companies possessing greater financial resources and technical facilities than itself for the acquisition of mineral concessions, claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees.

Operating Hazards and Risks

Mineral exploration involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which Goldsource may have a direct or indirect interest will be subject to all the hazards and risks normally incidental to exploration, development and production of precious

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metals, any of which could result in work stoppages, damage to property, and possible environmental damage. Although Goldsource currently maintains general liability insurance, the nature of these risks is such that liabilities might exceed policy limits, the liabilities and hazards might not be insurable against, or Goldsource might not elect to insure itself against such liabilities due to high premium costs or other reasons, in which event Goldsource could incur significant costs that could have a materially adverse effect upon its financial condition.

Fluctuating Prices

The price of coal fluctuates widely and is affected by numerous factors beyond the control of Goldsource, such as industrial and retail supply and demand, exchange rates, inflation rates, changes in global economies, confidence in the global monetary system, forward sales by producers and speculators as well as other global or regional political, social or economic events. The supply of coal consists of a combination of new mine production and existing stocks held by governments, producers, speculators and consumers. Future production, if any, from Goldsource’s mineral properties will be dependent upon the price of coal being adequate to make these properties economic. Future serious price declines in the market value of coal could cause development of, and any commercial production from, the Border Coal Project to be rendered uneconomic. Depending on the price of coal, Goldsource could be forced to discontinue any production or development and may lose its interest in, or may be forced to sell, some of its properties. There is no assurance that, even if commercial quantities of coal are produced, a profitable market will exist for them.

No Assurance of Titles

Goldsource’s title to its mineral properties may be subject to challenge. While title to the properties has been diligently investigated and, to the best of Goldsource’s knowledge, title to all properties in which it has, or has the right to acquire, an interest is in good standing, this should not be construed as a guarantee of title.

Recent Canadian jurisprudence requires governments to consult with aboriginal peoples with respect to grants of mineral rights and the issuance or amendment of project authorizations. This may affect Goldsource’s ability to acquire, either within a reasonable time frame or at all, effective mineral titles in Canada in which aboriginal title is claimed. The risk of unforeseen aboriginal title claims also exists in foreign jurisdictions and also could affect existing operations as well as development projects and future acquisitions. These legal requirements may affect Goldsource’s ability to expand or transfer existing operations or to develop new projects.

Key Personnel

Goldsource is dependent on the services of its key executives, including Goldsource’s President. The loss of the services of such key personnel could have a material adverse effect on Goldsource’s business. The number of persons skilled in the acquisition, exploration, development and operation of mineral properties is limited and competition for such persons is intense. If Goldsource is not able to attract, hire and retain qualified personnel, the efficiency of Goldsource’s operations could be impaired, which could have an adverse impact on Goldsource’s future operations.

Conflicts of Interest

Certain officers and directors of Goldsource are officers and/or directors of, or are associated with, other natural resource companies that acquire interests in mineral properties. Such associations may give rise to conflicts of interest from time to time. The directors are required by law, however, to act honestly and in good faith with a view to the best interest of Goldsource and its shareholders and to disclose any personal interest which they may have in any material transaction which is proposed to be entered into with Goldsource and to abstain from voting as a director for the approval of any such transaction.

Legal Proceedings and REgulatory Actions

There are no legal proceedings that Goldsource is or was a party to, or that any of Goldsource’s property is or was the subject of, since January 1, 2012, and no such legal proceedings are known to Goldsource to be contemplated.

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Except as disclosed below:

(a)	no penalties or sanctions have been imposed against Goldsource by a court relating to securities legislation or by a securities regulatory authority since January 1, 2011;

(b)	no other penalties or sanctions have been imposed by a court or regulatory body against Goldsource that are necessary to be disclosed for there to be full, true and plain disclosure of all material facts relating to the Goldsource Shares; and

(c)	no settlement agreements of Goldsource have been entered into before a court relating to securities legislation or with a securities regulatory authority since January 1, 2011.

On March 1, 2012, the BCSC issued a cease trade order (“CTO”) against Goldsource on the basis that certain previous public disclosures of Goldsource, which included Goldsource’s Border Preliminary Assessment Report, contained disclosures of coal resources in the “Speculative” category which was not permitted under NI 43-101. Goldsource subsequently retracted references to Speculative coal resources in these disclosures and re-filed the Border Preliminary Assessment Report removing the references to Speculative coal resources. On March 9, 2012, the BCSC revoked the CTO on the basis that Goldsource had re-filed the amended Border Preliminary Assessment Report and had undertaken to re-file the other required records, which was completed on March 16, 2012. Goldsource confirms that Speculative coal resources were not included in the resource base utilized for the preliminary economic assessment contained in the Border Preliminary Assessment Report, and the results of the economic analysis for the Border Coal Project remain unchanged. On March 16, 2012, the Goldsource Shares resumed trading on the TSX-V.

Indebtedness of Directors and Officers

As at the date of the Information Circular, no present or proposed director or executive officer of Goldsource, no associate of any such present or proposed director or executive officer (including companies controlled by them), no employee of Goldsource or any of its subsidiaries, and no former executive officer, director or employee of Goldsource or any of its subsidiaries, is indebted to Goldsource or any of its subsidiaries (other than for “routine indebtedness” as defined under applicable securities legislation) or is indebted to another entity where such indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Goldsource or any of its subsidiaries.

Interests of Management and Others in Material Transactions

Except as described below and elsewhere in this Schedule A, Goldsource believes that no director or executive officer of Goldsource or any person or company that is the direct or indirect beneficial owner of, or who exercise control or direction over, more than 10% of any class or series of Goldsource’s outstanding voting securities or any associate or affiliate of any of the persons or companies referred to above has any material interest, direct or indirect, in any transactions which materially affected or would materially affect Goldsource or any of its subsidiaries since January 1, 2011.

By agreement dated April 12, 2006, as amended May 1 and 15, 2008 and May 31, 2010 (collectively, the “MPI Agreement”), with Minera Pacific Inc. (“Minera”), Goldsource acquired the exclusive rights to use certain information generated from Minera’s proprietary UMSERT Methodology to assist Goldsource in identifying areas in Saskatchewan and Manitoba that may be prospective for minerals. Minera is a private company that is controlled by N. Eric Fier (who was appointed Chief Operating Officer of Goldsource in June 2010) and Barney Magnusson (who was appointed Chief Financial Officer of Goldsource in June 2010). The terms of the MPI Agreement (including the amendments) were negotiated when Messrs. Fier and Magnusson were acting as consultants to Goldsource, but were not executive officers of Goldsource.

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In order to maintain the exclusive rights to use Minera’s information, Goldsource agreed to pay staged cash payments over a period of two years to Minera totalling $160,000 (paid) and issue a total of 325,000 Goldsource Shares (issued) over a period of four years and, by the end of the fifth year, pay an additional $500,000 or issue 250,000 Goldsource Shares, whichever is the lesser, as determined by Goldsource in its sole discretion. Goldsource elected to issue 250,000 Goldsource Shares and the share issuance was made on April 26, 2011.

Goldsource also agreed to pay to Minera $1,000,000 (Feasibility Payment) in the event that Goldsource completes an independent feasibility study on any property acquired by Goldsource as a result of the UMSERT Methodology. Goldsource agreed to make non-refundable payments to Minera of $100,000 (Advanced Feasibility Payment) in each of the third ($100,000 paid), fourth and fifth years from the effective date of the MPI Agreement as advances against the Feasibility Payment. Pursuant to the terms of Amending Agreement No. 3 dated for reference May 31, 2010 Goldsource now has the option to make subsequent Advanced Feasibility Payments as to $25,000 in cash and $75,000 in Goldsource Shares. The payment of $100,000 due on or before April 12, 2010 was made in fiscal 2010 to coincide with this amendment. Goldsource notified Minera of Goldsource’s election to make the next payment by paying $25,000 in cash and issuing 108,696 Goldsource Shares (valued at $75,000). The cash payment and share issuance were completed on April 26, 2011.

Minera is further entitled to receive a 2% gross overriding royalty (“GOR”) on commercial production from any such property, and Goldsource is entitled at any time to purchase one-half of the GOR for $2,000,000. Goldsource’s Border Property is subject to the 2% GOR in favour of Minera.

The MPI Agreement may be terminated by Goldsource at any time upon written notice to Minera, in which case, Minera may elect to receive an assignment of any properties acquired by Goldsource as a result of the UMSERT Methodology.

By amendments dated May 1 and 15, 2008, the MPI Agreement was extended whereby Minera will use its ability, knowledge and technical methodology to assist Goldsource in locating properties in other areas in Saskatchewan and Manitoba which may be prospective for minerals. In consideration for this, Goldsource agreed to pay Minera $100,000 for each property area acquired by Goldsource, payable as to $25,000 within 30 days of the date of acquisition of the first property and a further $75,000 on the first anniversary of the initial payment on condition that Goldsource continues to hold at that time a property within such area. During 2009, Goldsource paid $50,000 towards the acquisition of two properties, the Ballantyne Property in Saskatchewan and the Pine River Property in Manitoba. No further payments are due as notice was given to Minera of Goldsource’s intention to release the property interests upon the expiry date of the permits.

Auditor, Transfer Agent and Registrar

The auditor of Goldsource is Davidson & Company LLP, Chartered Accountants, #1200—609 Granville Street, Vancouver, British Columbia V7Y 1G6.

Computershare Trust Company of Canada (at its principal transfer office in Vancouver, British Columbia) is the transfer agent and registrar for the Goldsource Shares.

MaTERIAL cONTRACTS

Other than contracts entered into in the ordinary course of business of Goldsource and the following, there are no contracts that are material to Goldsource that were entered into (a) since January 1, 2012; or (b) prior thereto but which are still in effect:

1.	MPI Agreement. See “Interests of Management and Others in Material Transactions”.

2.	Westcore Agreement. See “General Development of the Business—Business and Operations from 2010 to Present—Joint Venture with Westcore Energy Ltd.”.

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3.	Letter Agreement dated November 25, 2013 between Goldsource and Eagle Mountain in respect of the Amalgamation, as amended as of January 23, 2014.

4.	Amalgamation Agreement dated as of January 23, 2014 among Goldsource, Subco and Eagle Mountain providing for the Amalgamation.

Experts

Ernst & Young LLP prepared an opinion with respect to Goldsource’s financial statements as at and for the financial year ended December 31, 2012. Ernst & Young LLP was independent in accordance with the auditor’s rules of professional conduct in Canada.

N. Eric Fier, CPG, P.Eng., prepared the Border Technical Report. Mr. Fier is the Chief Operating Officer of Goldsource and owns, directly or indirectly, 1,111,150 Goldsource Shares and stock options to acquire a total of 100,000 Goldsource Shares. Mr. Fier is also a controlling shareholder of Minera, which has entered into the MPI Agreement with Goldsource. See “Interests of Management and Others in Material Transactions“.

James McQuaid, P.Eng., Mohammad Dadmanesh, P.Eng. and Lara Reggin, P.Geo, prepared the Border Preliminary Assessment Report. To the best of Goldsource’s knowledge, the aforementioned experts did not have any registered or beneficial interest, direct or indirect, in any securities or other property of Goldsource when the experts prepared Border Preliminary Assessment Report or afterwards, nor will they receive any such interest.

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APPENDIX A

GOLDSOURCE MINES INC.
(the “Company”)

Audit Committee Charter

Mandate

The primary function of the audit committee (the “Committee”) is to assist the Board of Directors (“Board”) in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company’s systems of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. The Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting and internal control system and review the Company’s financial statements;

•	review and appraise the performance of the Company’s external auditor; and

•	provide an open avenue of communication among the Company’s auditor, financial and senior management and the Board.

Composition

The Committee shall be comprised of at least three directors as determined by the Board, all of whom shall be “independent” directors except as permitted by applicable securities regulatory guidelines (including applicable exemptions while the Company is a “venture issuer” within the meaning of applicable securities legislation). A quorum of the Committee shall be a majority of the members. Each member of the Committee will be a member of the Board. In the event of an equality of votes, the Chair of the Committee shall not have a second casting vote.

The members of the Committee shall be elected by the Board at its first meeting following the annual shareholders’ meeting. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.

Meetings

The Committee shall meet a least once annually, or more frequently as circumstances dictate or as may be prescribed by securities regulatory requirements. As part of its job to foster open communication, the Committee will meet at least annually with the Chief Financial Officer and the external auditor in separate sessions.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

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1.	Documents/Reports

(a)	review and update, if applicable or necessary, this Audit Committee Charter annually;

(b)	review with management and the independent auditor the Company’s annual and interim financial statements, management’s discussion and analysis, any annual and interim earnings press releases and any reports or other financial information to be submitted to any governmental and/or regulatory body, or the public, including any certification, report, opinion, or review rendered by the external auditor for the purpose of recommending their approval to the Board prior to their filing, issue or publication. The Chair of the Committee may represent the entire Committee for purposes of this review in circumstances where time does not allow the full Committee to be available;

(c)	review analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(d)	review the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on the financial statements of the Company;

(e)	review policies and procedures with respect to directors’ and officers’ expense accounts and management perquisites and benefits, including their use of corporate assets and expenditures related to executive travel and entertainment, and review the results of the procedures performed in these areas by the external auditor, based on the terms of reference agreed upon by the external auditor and the Committee;

(f)	review expenses of the Board Chair, President, Chief Executive Officer and Chief Financial Officer annually; and

(g)	ensure that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, as well as review any financial information and earnings guidance provided to analysts and rating agencies, and periodically assess the adequacy of those procedures.

2.	External Auditor

(a)	review annually, the performance of the external auditor who shall be ultimately accountable to the Board and the Committee as representatives of the shareholders of the Company;

(b)	obtain annually, a formal written statement of external auditor setting forth all relationships between the external auditor and the Company;

(c)	review and discuss with the external auditor any disclosed relationships or services that may have an impact on the objectivity and independence of the external auditor;

(d)	take, or recommend that the Board take, appropriate action to oversee the independence of the external auditor, including the resolution of disagreements between management and the external auditor regarding financial reporting;

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(e)	recommend to the Board the selection and, where applicable, the replacement of the external auditor nominated annually for shareholder approval;

(f)	recommend to the Board the compensation to be paid to the external auditor;

(g)	at each meeting, where desired, consult with the external auditor, without the presence of management, about the quality of the Company’s accounting principles, internal controls and the completeness and accuracy of the Company’s financial statements;

(h)	review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company;

(i)	review with management and the external auditor the audit plan for the year-end financial statements; and

(j)	review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company’s external auditor. The authority to pre-approve non-audit services may be delegated by the Committee to one or more independent members of the Committee, provided that such pre-approval must be presented to the Committee’s first scheduled meeting following such pre-approval. Pre-approval of non-audit services is satisfied if:

(i)	the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than 5% of the total amount of fees paid by the Company and subsidiaries to the Company’s external auditor during the fiscal year in which the services are provided;

(ii)	the Company or a subsidiary did not recognize the services as non-audit services at the time of the engagement; and

(iii)	the services are promptly brought to the attention of the Committee and approved, prior to completion of the audit, by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee.

3.	Financial Reporting Processes

(a)	in consultation with the external auditor, review with management the integrity of the Company’s financial reporting process, both internal and external;

(b)	consider the external auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting;

(c)	consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the external auditor and management;

(d)	review significant judgments made by management in the preparation of the financial statements and the view of the external auditor as to appropriateness of such judgments;

(e)	following completion of the annual audit, review separately with management and the external auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information;

A-46

(f)	review any significant disagreement among management and the external auditor in connection with the preparation of the financial statements;

(g)	review with the external auditor and management the extent to which changes and improvements in financial or accounting practices have been implemented;

(h)	review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters;

(i)	review certification process;

(j)	establish a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(k)	establish a procedure for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

4.	Other

(a)	review any material related party transactions;

(b)	engage independent counsel and other advisors as it determines necessary to carry out its duties; and

(c)	to set and pay compensation for any independent counsel and other advisors employed by the Committee.

A-47

Appendix B

MANAGEMENT’S DISCUSSION & ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2012

A-48

This Management’s Discussion and Analysis (“MD&A”) is an overview of the activities of Goldsource Mines Inc. (the “Company” or “Goldsource”) for the three and twelve months ended December 31, 2012. The MD&A should be read in conjunction with the audited financial statements for the years ended December 31, 2012 and 2011 and the related notes contained therein which have been prepared under International Financial Reporting Standards (“IFRS”). All amounts are stated in Canadian dollars unless otherwise indicated. Additional information related to the Company is available for view on SEDAR at www.sedar.com and on the Company’s website www.goldsourcemines.com. The effective date of this MD&A is March 26, 2013. This MD&A contains forward looking information. Reference to the risk factors described in the “Cautionary Statement” on page 9 of this MD&A is advised.

2012 HIGHLIGHTS

•	Goldsource strengthened its land position by the conversion of its three year exploration permits to Coal Mineral Leases. In May, 2012, the Company renewed 53 of 81 coal mineral leases granted by the Saskatchewan Ministry of Energy and Resources that cover all of the coal deposits discovered to date as well as areas that are considered favourable for the discovery of additional coal deposits. The Company paid $195,958 in annual rentals for the period June 9, 2012 to June 8, 2013 for the 53 coal mineral leases comprising 35,629 hectares.

•	Goldsource filed its “Updated Resource Estimate on the Border Coal Project Saskatchewan, Canada, NI 43-101 Technical Report”, dated March 19, 2012, on SEDAR at www.sedar.com. Results of the new resource estimate show an increase of 47.8% in the Indicated Resources from 79.1 million tonnes of coal to 117.0 million tonnes of coal. (Refer to Exploration section for further discussion).

OVERVIEW OF THE BUSINESS

Goldsource Mines Inc. (TSX-V: GXS) is a Canadian resource company engaged in the exploration and development of a substantial coal field in the province of Saskatchewan. Its mineral interests presently consist of coal exploration properties located in Saskatchewan, referred to as the “Border Coal Project” and a 25% joint venture interest in certain coal lands in Saskatchewan and Manitoba, in Canada.

The Company’s discovery of major thermal coal occurrences in east-central Saskatchewan in 2008 resulted in aggressive exploration and development of this new coal discovery. Since the initial discovery, Goldsource has drilled 154 holes, and found substantial coal resources in 17 deposits with an expenditure as at December 31, 2012 of approximately $18.8 million since the discovery. Overall, the estimated coal resources at Border consist of 117 million Indicated tonnes and 33.0 million Inferred tonnes, as stated in the “Updated Resource Estimate on the Border Coal Project Saskatchewan, Canada, NI 43-101 Technical Report”, dated March 19, 2012, that was prepared by N. Eric Fier, CPG, P.Eng., Chief Operating Officer and Qualified Person for the Company and posted on SEDAR at www.sedar.com. This Updated Resource Estimate relies on work completed and reported on in the Preliminary Assessment Report on the Border Coal Project Saskatchewan, Canada (effective date February 15th, 2011 and amended March 5th, 2012) that was independently prepared by Marston Consultants of Calgary, AB (“Marston”) and EBA Engineering Consultants of Vancouver, BC (“EBA”).

Marston and EBA completed a Preliminary Economic Assessment (PEA) report on the Border Coal Project, in March 2011 (as amended in March 2012). As part of the PEA, Marston examined the economic viability of establishing a facility to convert the Border coals to liquids (CTL). Marston relied on CTL sources for the capital cost estimates associated with such a facility. The total installed cost of the facility has been estimated to be $1.94 billion and was allocated over five years with commencement depending on the rate of advancement of Pre-Feasibility and Feasibility studies. There would be an additional $90 million dollars of sustaining capital required over the life the project. All capital and operating costs are to a Preliminary Assessment level and were established using quotes, experience, and factored industry standard numbers. Costs are to a +/-30% accuracy as are typical for this level of evaluation. Under the assumptions of the economic model and using a 5% discount rate, the discounted Net Present Value of the project is estimated to be $256 million.

Management recognizes the project requires a special expertise and financial capacity to bring it to fruition and will actively seek out a participant with these capabilities. The Company intends to maintain the Border Property on a care and maintenance basis until such time as a suitable market and/or applicable conversion process can be identified or until such time as an appropriate partner can be identified to advance the project. The current coal lease holdings will be reviewed annually and may be reduced periodically to minimize holding costs.

A-49

GOLDSOURCE MINES INC.
MANAGEMENT DISCUSSION AND ANALYSIS
For the three and twelve months ended December 31, 2012	TSX.V:GXS

EXPLORATION

BORDER COAL PROPERTY, Saskatchewan

Updated Resource Estimates (NI 43-101 Technical Report, dated March 19, 2012)

Results of the most recent resource estimate show an increase of 47.8% in the Indicated Resources from 79.1 million tonnes of coal to 117.0 million tonnes of coal. The increase is solely based on the addition of the coal sub-basin, Niska 105 which was drilled the fall of 2011. As a result of the increase, Indicated Resources now exceed 100 million tonnes which Goldsource and its independent consultants consider a threshold for a potential economic coal project.

Revised Coal Resources at the Border Coal Project
Category	2009 (000's Tonnes)	2011 (000's Tonnes) *	2012 (000's Tonnes) *

Indicated	63,500	79,161	117,017
Inferred	89,600	33,003	33,003

*based on using an average coal density of 1.38 from lab and downhole geological test work

2012 Border Update

In February 2012, Goldsource received proximate analyses for the 8 core holes completed during the Fall 2011 exploration program. Multiple intercepts of up to 32 metres of continuous thermal coal were encountered. Five of the 6 drill holes that intercepted significant coal were in the Niska 105 deposit.

Hole ID	Deposit	From	To	Coal	Ash (ad)	H20 (ar)	Sulphur (ar)	CV (ad)
		(m)	(m)	(m)%		%	%	KJ/Kg
BD11-142	Pasquia 98	76.1	78.7	2.6	26.1	26.4	1.5	15,292
BD11-143	Niska 105	121.0	133.3	12.3	15.2	21.0	2.6	23,631
		140.0	143.1	3.1	20.9	19.5	2.6	21,556
		166.8	179.6	12.8	20.3	19.2	2.6	22,597
		189.0	201.4	12.4	12.6	25.4	2.6	24,193
BD11-144	Niska 105	82.0	93.3	11.3	21.8	22.3	3.5	21,570
		104.5	115.6	11.1	13.8	26.7	2.6	23,927
		148.3	155.5	7.2	15.3	21.5	2.7	24,063
		166.7	176.3	9.6	14.5	24.7	3.1	23,908
BD11-145	Niska 105	61.0	92.5	31.5	13.3	29.6	2.5	24,402
		103.0	107.1	4.1	13.4	32.2	2.6	24,952
		112.4	117.3	4.9	16.9	28.2	2.5	23,976
		123.9	133.8	9.9	36.1	27.1	1.9	17,632
BD11-146	Niska 105	73.0	105.6	32.6	19.9	26.0	2.3	22,570
		116.7	126.9	10.2	21.1	27.2	2.3	22,134
		136.9	142.0	5.1	17.1	25.3	2.1	21,353
BD11-147	Niska 105	76.0	85.0	9.0	18.5	28.2	2.8	21,380
		88.0	105.3	17.3	25.5	28.5	2.4	20,425
		112.6	117.8	5.2	20.4	24.8	2.3	21,396

The weighted average ash and calorific values on an air dried basis for the previously reported Indicated Resources were 24.4% and 17,555 KJ/Kg respectively and for the previously reported Inferred Resources these values were 25.11% and 19,620 Kj/Kg respectively. The weighted average ash and calorific values for the reported intercepts in respect of the six drill holes were 18.6 % and 22.570 KJ/Kg respectively. These results show a notable improvement in the general characteristics of the coal quality of Niska 105 that could make it one of the best deposits found to date.

The proximate analyses were completed by Loring Labs in Calgary, Alberta. The compilation of drill results were completed which enabled the Company to prepare an updated NI 43-101 technical report dated March 19, 2012 on the resource estimate at the Border Coal property. The revised resource estimate shows an increase in Indicated Resources with the sole addition of coal deposit, Niska 105. There are a number of priority targets yet to be tested that could add to the overall resource base of the area.

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GOLDSOURCE MINES INC.
MANAGEMENT DISCUSSION AND ANALYSIS
For the three and twelve months ended December 31, 2012	TSX.V:GXS

EXPLORATION (continued)

In the event a suitable market or applicable conversion process can be identified, the likely next steps in the development of the Border Coal Project would be to collect a cumulative 5-10 tonne coal bulk sample by way of large diameter drilling, do coal technology (coal to liquids (CTL) and gasification) laboratory test work including sodium and sulphur reduction testing and continue collecting environmental baseline data.

For further information, please refer to News Releases dated February 1, 2012, and March 19, 2012, on the Company’s website at www.goldsource.com, and filed on SEDAR at www.sedar.com.

For the year ended December 31, 2012 an impairment charge of $14,971,248 was recognized in respect of the Border Property. The triggers for the impairment tests were primarily the effect of current market conditions being experienced in the junior exploration market and the decline in price of thermal coal.

Given the nature of the Company’s activities, information on the fair value of an asset is usually difficult to obtain unless negotiations with potential purchasers or similar transactions are taking place. In fiscal, 2011 the Company had objective evidence from negotiations that the fair value was in excess of the carrying value at that time. However, in the absence of recent similar transactions or other evidence, the Company has concluded it would be appropriate to apply alternative valuation techniques to support the carrying value of the project. Such valuation techniques result in a wide range of possible values being ascribed to the property. The fair value less costs to sell (“FVLCS”) for the Border Property was determined based on the Company’s market capitalization as adjusted to reflect the premium a market participant would pay to acquire the entire Company. It is the Company’s opinion, that this represents the low-end of the possible range of values that could be applied to the Border Property. However, in the absence of similar transactions or a report from third-party specialists to provide an alternative measure of FVLCS, the Company believes that an estimate based on the Company’s market capitalization is the most objective basis for estimating the FVLCS of the Border Property.

Westcore Energy Ltd. Agreement

In March 2011, the Company executed a definitive Joint Venture Agreement with Westcore Energy Ltd. ("Westcore") pursuant to a letter agreement dated December 10, 2009 by which Goldsource provided Westcore with specific drill sites on its Saskatchewan and Manitoba coal lands. Drilling of theses prime coal targets was successful in intersecting substantial thicknesses of coal and accordingly Goldsource received 1,100,000 shares of Westcore and earned a 25% working interest in certain of Westcore’s Manitoba and Saskatchewan coal permits. Under the terms of JV Agreement, Goldsource has the option to participate as to its 25% in any subsequent coal lands acquired by Westcore. Westcore is also required to spend $3.0 million on exploration of the permits prior to Goldsource contributing its 25% share.

In 2011, Westcore announced the preliminary results of its successful 23 hole winter exploration program on the Black Diamond Property, which is one of the Westcore Properties in which the Company retains a 25% working interest.

In March 2012, Westcore completed an extensive winter drill program on the Black Diamond property by drilling 13 new holes for a total of 1,604 metres. The program’s goal was to delineate previously identified coal deposits and to test several new geophysical targets identified from interpretation of airborne geophysics carried out in 2010 and 2011.

Westcore has received government approval to carry out a 20 hole drill program on its Hudson Bay North property, which also constitutes one of the Westcore Properties in which the Company retains a 25% working interest.

On November 26, 2012, Westcore announced an initial coal resource evaluation (“Evaluation”) from the first four drill programs at the Black Diamond Property. The Evaluation was completed by Heartstone Consulting Ltd. in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects ("NI 43-101"). For further details, see Westcore’s news release dated November 26, 2012.

A NI 43-101 Technical Report for the Black Diamond Coal Property, Manitoba dated November 21, 2012 and prepared by Peter Graham, P.Geo., an independent qualified person, and Ellen MacNeil, P.Geo., was filed by Westcore on SEDAR and is available at www.sedar.com.

The Company does not consider its interest in the Black Diamond Property to be material to the Company at this time. The Company wrote-off the accumulated carrying value of $750,000 to the statement of operations and comprehensive loss effective December 31, 2012. The Company is awaiting notification from Westcore of any planned programs for 2013.

A-51

GOLDSOURCE MINES INC.
MANAGEMENT DISCUSSION AND ANALYSIS
For the three and twelve months ended December 31, 2012	TSX.V:GXS

RESULTS OF OPERATION AND FINANCIAL CONDITION

Selected Annual Information

The following financial data has been prepared under IFRS:

YEAR ENDED DECEMBER 31,	2012		2011		2010
Total revenues (1)	$	Nil	$	Nil	$	Nil
Loss and comprehensive loss for the year (2)		$(16,208,145)		$(1,035,685)		$(2,868,364)
Loss per share - basic and diluted		$(0.60)		$(0.04)		$(0.14)
Total assets		$4,693,453		$21,361,720		$18,258,477
Total non-current financial liabilities	$	Nil		$60,095	$	Nil
Shareholders' equity		$4,626,444		$20,811,021		$18,084,200
Cash dividends declared per share	$	Nil	$	Nil	$	Nil

1)	The Company currently has no operations from which to derive revenues.

2)	The large loss in fiscal 2012 was primarily from impairment charges taken on the carrying value of the Border Property and JV Agreement with Westcore.

3)	All per share amounts are calculated on a weighted average basis.

Summary of Quarterly Results

The following financial data is selected information for the Company for the eight most recently completed financial quarters, prepared in accordance with IFRS:

	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Revenues	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Comprehensive loss for the period	(15,809,181)	(80,551)	(152,470)	(165,943)	(103,747)	(548,757)	(265,134)	(118,047)
Loss per share - basic and diluted	(0.58)	(0.00)	(0.01)	(0.01)	(0.00)	(0.02)	(0.01)	(0.01)
Total assets (1)	4,693,453	20,509,271	20,608,013	20,870,738	21,361,720	21,791,314	21,842,438	18,609,926
Total liabilities (2)	67,009	73,646	91,836	202,090	550,699	901,186	464,261	511,643

1)	The decrease in assets in the fourth quarter of 2012 resulted from impairment charges taken on the carrying value of the Border Property and JV Agreement with Westcore.

2)	Liabilities fluctuate if an exploration program is taking place. The increase in liabilities in the third quarter of 2011 related to outstanding payables from the 2011 fall exploration program at the Border Coal Project.

Comparison of the three and twelve months ended December 31, 2012 to December 31, 2011

The loss and comprehensive loss was $15,809,181 for the fourth quarter and $16,208,145 for 2012, compared to $103,747 and $1,035,685 respectively for 2011. The principal differences and significant amounts of note are as follows:

•	General and administrative expenses decreased to $73,039 (2011 - $129,728) during the fourth quarter and $441,277 (2011 - $604,960) for 2012, due to a reduced level of corporate activity and less remuneration paid to management.

•	Share-based compensation recorded was $Nil (2011 - $38,526) during the fourth quarter and $22,742 (2011 - $269,553) for 2012, related to vesting of previously granted options. The Company has not granted incentive stock options since fiscal 2010.

•	Impairment charges recorded were $15,721,248 (2011 - $NIL) during the fourth quarter and for 2012 as a result of management impairment assessments on the Border Project and JV Agreement with Westcore.

•	Under IFRS, held-for-trading securities are to be recorded at fair value at each reporting date, with the resulting gains or losses recorded in the statement of operations. At December 31, 2012, the Company’s held-for-trading securities consist of 675,000 (2011 – 675,000) Westcore common shares. The Company recorded an unrealized loss on held-for-trading securities of $16,875 (2011 – $67,500) during the fourth quarter and $94,500 (2011 - $23,500) for 2012.

•	Transaction costs amounted to $Nil (2011 – $43,914) for the fourth quarter and $Nil (2011 - $325,779) for 2012, for professional costs related to the proposed business combination of Goldsource and ZEEP, which was terminated in December, 2011, of which $150,000 were reimbursed by ZEEP.

INVESTOR RELATIONS ACTIVITIES

Management and company personnel currently perform all investor relation services. There are no external investor relation contracts or commitments at December 31, 2012. Investor relations activities consist mainly of web-site and print advertising. Shareholder communications comprises communicating with existing shareholders, broadcasting news releases, printing, production work for the Company’s website, and direct website expenses. The Company also attends trade shows to present the affairs and merits of the Company to potential investors.

A-52

GOLDSOURCE MINES INC.
MANAGEMENT DISCUSSION AND ANALYSIS
For the three and twelve months ended December 31, 2012	TSX.V:GXS

OFF-BALANCE SHEET ARRANGEMENTS

As at December 31, 2012, the Company had no off-balance sheet arrangements, such as guarantee contracts, contingent interest in assets transferred to an entity, derivative instrument obligations or any obligations that trigger financing, liquidity, market or credit risk to the Company.

CASHFLOWS

The Company has financed its operations to date primarily through the issuance of common shares. The Company currently has no operations from which to derive revenues.

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Cash-flows from:

Operating Activities	(77,278)	(216,514)	(484,934)	(697,259)

Financing Activities	-	-	-	3,305,839

Investing Activities	(28,715)	487,724	100,690	(2,326,175)

Net (decrease)/increase in cash	(105,993)	271,210	(384,244)	282,405
Cash beginning of period	136,788	143,829	415,039	132,634
Cash end of period	30,795	415,039	30,795	415,039

Operating Activities

Refer to results of operation section above for discussion on operating activities.

Financing Activities

In May, 2011, the Company completed two offerings to raise gross proceeds of $3,708,400 and incurred $402,561 in share issuance costs. The Company completed a short form offering of 3,636,000 units (“Units”) at $0.55 per Unit for gross proceeds of $1,999,800. The Company completed a private placement of 2,170,000 units (“PP Units”) at $0.55 per PP Unit and 858,500 flow-through common shares (“Flow-Through Shares”) at $0.60 per share, the Company raised gross proceeds of $1,708,600. The Company paid a 6.5% agent’s fee in cash on the gross proceeds of the offerings and issued a total of 433,192 agent’s warrants (the "Agent’s Warrants"). Each Agent’s Warrant is exercisable to purchase one Common Share at a price of $0.70 until May 19, 2013.

The following table sets out the proposed and actual uses of proceeds from the Company’s May 2011 offerings to December 31, 2012.

Principal Purpose	Amount per prospectus	Actual expenditure as at December 31, 2012	Transferred to / (from) general working capital	Remaining to be spent
Estimated expenses of the Offering	$0.40 million	$0.40 million	-	-
Exploration program at the Border Coal Project
Lease rental payments (1)	$0.13 million	$0.51 million	($0.38) million	-
Bulk sample (including drilling) (2)	$1.77 million	-	$1.77 million	-
Exploration drilling (3)	$0.60 million	$1.40 million	($0.80) million	-
Environmental Base Line	$0.18 million	$0.09 million	$0.09 million	-
Pre-feasibility Study (2)	$0.32 million	-	$0.32 million	-
General working capital	$0.30 million	$0.50 million	($0.2) million	-
Total	$3.70 million	$2.90 million	$0.80 million	-

Footnotes

(1)	Payments cover annual rentals for the period June, 2011 to June, 2013 for the Company’s coal mineral leases at the Border Coal Project.
(2)	These costs will not be incurred until completion of a new financing and an appropriate market or applicable conversion process is identified. The remaining proceeds have been reallocated, for general working capital purposes.
(3)	Costs incurred to complete the fall 2011 core hole drill program at the Border Coal Project.

Investing Activities

Goldsource purchased short term investments for $3,000,000 during the third quarter of 2011, with the proceeds from the May 2011 offerings.

Goldsource redeemed short term investments of $Nil (2011 - $1,250,000) during the fourth quarter and $750,000 (2011 - $2,250,000) in 2012, for exploration activities at the Border Coal Project and working capital commitments. Goldsource spent $28,715 (2011 - $769,033) during the fourth quarter and $666,719 (2011 - $1,887,224) in 2012, on the Border Coal Project.

Goldsource received $NIL (2011 - $6,756) during the fourth quarter and $17,409 (2011 – $12,638) in 2012, from interest on short term investments.

In May 2011, the Company sold 425,000 common shares of Westcore for proceeds of $298,411.

A-53

GOLDSOURCE MINES INC.
MANAGEMENT DISCUSSION AND ANALYSIS
For the three and twelve months ended December 31, 2012	TSX.V:GXS

LIQUIDITY AND CAPITAL RESOURCES

Year Ended December 31,		2012	2011

Assets

Cash and short term investments	(i)	$785,710	$1,925,839
Other current assets	(i)	92,824	239,835
Non-current assets		3,814,919	19,196,046

Total Assets		4,693,453	21,361,720

Liabilities

Current liabilities	(ii)	67,009	550,699

Working Capital	(i-ii)	$811,525	$1,614,975

Assets

Cash and short term investments decreased primarily from the redemption of $750,000 in short term investments, which were used to settle payables outstanding at December 31, 2011, and fund 2012 corporate activities. The Company will continue to monitor cash resources against our forecasted expenditures to assess financing requirements.

Other current assets decreased primarily from the fair value change in held-for-trading securities. At December 31, 2012, the fair value of the Company’s 675,000 (2011 – 675,000) Westcore common shares amounted to $74,250 (2011 - $168,750).

Non-current assets decreased from impairment charges taken on the carrying value of the Border Property and JV Agreement with Westcore.

Liabilities

Current liabilities decreased to $67,009 (2011 - $550,699) from settlement of outstanding payables relating to the 2011 fall exploration program and the Company spent the required qualifying expenditures eliminating the flow-through premium liability of $60,095 which got recorded on the statement of operations and comprehensive loss during 2012.

RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties:

Legal Fees

Paid or accrued $53,302 (2011 - $38,013) for legal fees which were included in professional fees, $NIL (2011 - $88,379) for share issuance costs and $NIL (2011 - $236,287) for transaction costs to a law firm of which an officer of the Company is a partner.

Key Management Compensation

	2012	2011
Salaries and short-term benefits (1)
Remuneration on the statement of operations	$140,000	$210,000
Capitalized to the Border Property	80,000	120,000
	220,000	330,000
Share-based payments	20,244	247,789
	$240,244	$577,789

(1) Total remuneration paid to the President, Chief Operating Officer and Chief Financial Officer of Goldsource.

Other Transactions

The Company shares rent, salaries, and administrative services with a company related by common directors and officers. The Company incurred $98,152 (2011 - $141,068) for their share of rent, salaries, and administrative expenses.

Minera Pacific Inc. has two directors and officers in common with the Company. In 2011, the Company issued 358,696 common shares and paid $25,000 in cash pursuant to the terms of the MPI Agreement.

A-54

GOLDSOURCE MINES INC.
MANAGEMENT DISCUSSION AND ANALYSIS
For the three and twelve months ended December 31, 2012	TSX.V:GXS

OUTSTANDING SHARE CAPITAL

Capital stock

Unlimited number of common shares without nominal or par value. Unlimited number of preferred shares without nominal or par value (none outstanding).

As at December 31, 2012 and the date hereof, the Company had 27,033,729 common shares outstanding. In addition the Company had 3,595,000 outstanding share purchase options and 3,336,192 outstanding share purchase warrants which, if exercised, would result in fully diluted common shares outstanding of 33,964,921.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments consist of cash, short term investments, securities, amounts receivable, accounts payable and accrued liabilities. They are initially recorded at amounts that approximate their fair values.

The Company is exposed to various financial instrument risks and assesses the impact and likelihood of this exposure. These risks include liquidity risk, credit risk, interest rate risk and market risk. Where material these risks are reviewed and monitored by the Board of Directors.

a.	Capital Risk Management

The Company manages its capital to safeguard the Company’s ability to continue as a going concern, to provide adequate returns to shareholders and benefits to other stakeholders, and to have sufficient funds on hand for business opportunities as they arise.

The Company considers the items included in the shareholders’ equity as capital. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements, sell assets, incur debt, or return capital to shareholders. As at December 31, 2012, the Company did not have any debt and is not subject to externally imposed capital requirements.

b.	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has in place a planning and budgeting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. The Company’s cash is invested in business accounts with a quality financial institution and which is available on demand for the Company’s programs, and is not invested in any asset backed commercial paper. However, the Company will require significant additional funding in the future to continue to explore and develop its Border Coal Project. Accordingly, there is a risk that the Company may not be able to secure adequate funding on reasonable terms, or at all, at that future date.

c.	Credit Risk

Credit risk is the risk of potential loss to the Company if the counterparty to a financial instrument fails to meet its contractual obligations. The Company’s credit risk is primarily attributable to its liquid financial assets including cash and short term investments. The Company limits exposure to credit risk on liquid financial assets through maintaining its cash and short term investments with a high-credit quality financial institution.

d.	Interest Rate Risk

The Company’s exposure to interest rate risk arises from the interest rate impact on its cash and short term investments. The Company’s practice has been to invest cash at floating rates of interest, in short term investments, in order to maintain liquidity, while achieving a satisfactory return for shareholders. There is minimal risk that the Company would recognize any loss as a result of a decrease in the fair value of any guaranteed bank investment certificates included in short term investments as they are generally held with a large and stable financial institution. As at December 31, 2012, with all other variables unchanged, a 1 percentage point change in interest rates would not have a significant impact on the Company’s loss and comprehensive loss for the year.

e.	Market Risk

The Company’s exposure to market risk arises from their held-for-trading securities in Westcore. There is a risk the Company would recognize a loss as a result of a decrease in the fair value of the investment given the nature of Westcore, a mining exploration company.

A-55

GOLDSOURCE MINES INC.
MANAGEMENT DISCUSSION AND ANALYSIS
For the three and twelve months ended December 31, 2012	TSX.V:GXS

CRITICAL ACCOUNTING ESTIMATES

The preparation of Goldsource’s financial statements in accordance with IFRS requires management to make estimates, judgments and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

The financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the financial position reporting date, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

Mineral Properties

The cost of acquiring, exploring and developing mineral properties and the cost to increase future output by providing access to additional reserves or resources, are deferred. After a mine commences production, these costs are depleted using the unit of production method.

The Company considers both internal and external sources of information in assessing whether there are any indicators that the Company’s mineral properties are impaired. External sources of information considered include changes in market conditions, the economic and legal environment in which the Company operates that are not within its control and the impact these changes may have on the recoverable amount. Internal sources of information include the manner in which the mineral properties are being used or are expected to be used and indications of the economic performance of the assets.

In estimating the recoverable amount of the Company’s mineral properties, management estimates the discounted future after-tax cash flows expected to be derived from the Company’s mineral properties and the appropriate discount rate. Reductions in commodity price forecasts, increases in estimated future costs of production, increases in estimated future capital costs and reductions in the amount of recoverable reserves and resources could each result in a write-down of the carrying amount of the Company’s mineral properties.

Share based payments

The Company uses assumptions to determine the fair value of share based payments.

NEW STANDARDS NOT YET ADOPTED

The International Accounting Standards Board (“IASB”) issued the following pronouncements that are effective for years beginning January 1, 2013, or later and may affect the Company’s future financial statements.

•	IFRS 9, Financial Instruments

•	IFRS 10, Consolidated Financial Statements

•	IFRS 11, Joint Arrangements

•	IFRS 12, Disclosure of Interests in Other Entities

•	IFRS 13, Fair Value Measurement

•	IAS 32, Financial Instruments Presentation

•	IFRIC 20, Stripping Costs in the Production Phase of a Surface Mine

These new and revised accounting standards have not yet been adopted by Goldsource, and the Company has not yet completed the process of assessing the impact that they will have on its financial statements, or whether to early adopt any of the new requirements.

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GOLDSOURCE MINES INC.
MANAGEMENT DISCUSSION AND ANALYSIS
For the three and twelve months ended December 31, 2012	TSX.V:GXS

CAUTIONARY STATEMENT AND DISCLAIMER

Readers of this MD&A are encouraged to read the “Risk Factors” contained in the Company’s revised Annual Information Form (“AIF”) dated March 26, 2013. There have been no major changes from the reported risks factors outlined in this AIF. Important risk factors to consider, among others, are

•	Financing risks

•	Licenses and permits

•	Mineral reserve and resource estimates

•	Operating hazards and risks

•	Fluctuating prices

Certain statements contained in this MD&A and elsewhere constitute “forward-looking statements” within the meaning of Canadian securities legislation and the United States Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include: the availability of funds; the timing and content of work programs; results of exploration and evaluation activities, the interpretation of drilling results and other geological data, the uncertainties of resource and reserve estimations, receipt and security of coal permits and mineral property titles; project cost overruns or unanticipated costs and expenses, fluctuations in product prices; currency fluctuations; and general market and industry conditions.

Forward-looking statements are based on the expectations and opinions of the Company’s management on the date the statements are made. The assumptions used in the preparation of such statements, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statements were made.

The information provided in this document is not intended to be a comprehensive review of all matters and developments concerning the Company. It should be read in conjunction and in context with all other disclosure documents of the Company. The information contained herein is not a substitute for detailed investigation or analysis on any particular issue. No securities commission or regulatory authority has reviewed the accuracy or adequacy of the information presented.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Information provided in this MD&A, including the financial statements, is the responsibility of management. In the preparation of these statements, estimates are sometimes necessary to make a determination of future value for certain assets or liabilities. Management believes such estimates have been based on careful judgments and have been properly reflected in the accompanying financial statements. Management maintains a system of internal controls to provide reasonable assurances that the Company’s assets are safeguarded and to facilitate the preparation of relevant and timely information.

QUALIFIED PERSON

Technical information contained in this MD&A has been prepared by or under the supervision of N. Eric Fier, CPG, P.Eng, who is a ‘Qualified Person’ for the purpose of National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”).

A-57

Appendix C

MANAGEMENT’S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITIONS & RESULTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013

FORM 51-102F1

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This Management’s Discussion and Analysis (“MD&A”) is an overview of the activities of Goldsource Mines Inc. (the “Company” or “Goldsource”) for the three and nine months ended September 30, 2013. The MD&A is intended to help the reader understand the Company’s operations, financial performance and present and future business environment. The MD&A should be read in conjunction with the unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2013 and 2012 and the related notes contained therein which have been prepared under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The following should also be read in conjunction with the audited financial statements, the related MD&A and Annual Information Form for the year ended December 31, 2012, and all other disclosure documents of the Company. All amounts are stated in Canadian dollars unless otherwise indicated. Additional information related to the Company is available for view on SEDAR at www.sedar.com and on the Company’s website www.goldsourcemines.com. The effective date of this MD&A is November 21, 2013. This MD&A contains forward looking information. Reference to the risk factors described in the “Cautionary Statement” on page 7 of this MD&A is advised.

OVERVIEW OF THE BUSINESS

Goldsource Mines Inc. (TSX-V: GXS) is a Canadian resource company engaged in exploration and development. Goldsource’s mineral interests presently consist of coal exploration properties located in Saskatchewan, referred to as the “Border Coal Project” and a 25% joint venture interest in certain coal lands in Saskatchewan and Manitoba, in Canada.

The Company’s discovery of major thermal coal occurrences in east-central Saskatchewan in 2008 resulted in aggressive exploration and development of this coal discovery. Since the initial discovery, Goldsource has drilled 154 holes, and found substantial coal resources in 17 deposits with an expenditure as at September 30, 2013 of approximately $19.0 million since the discovery. Overall, the estimated coal resources at Border consist of 117 million Indicated tonnes and 33.0 million Inferred tonnes, as stated in the “Updated Resource Estimate on the Border Coal Project Saskatchewan, Canada, NI 43-101 Technical Report”, dated March 19, 2012, that was prepared by N. Eric Fier, CPG, P.Eng., Chief Operating Officer and Qualified Person for the Company and posted on SEDAR at www.sedar.com. This Updated Resource Estimate relies on work completed and reported on in the Preliminary Economic Assessment (“PEA”) Report on the Border Coal Project Saskatchewan, Canada (effective date February 15th, 2011 and amended March 5th, 2012) that was independently prepared by Marston Consultants of Calgary, AB (“Marston”) and EBA Engineering Consultants of Vancouver, BC (“EBA”).

As part of the PEA, Marston examined the economic viability of establishing a facility to convert the Border coals to liquids (CTL). Marston relied on CTL sources for the capital cost estimates associated with such a facility. The total installed cost of the facility has been estimated to be $1.94 billion and was allocated over five years with commencement depending on the rate of advancement of Pre-Feasibility and Feasibility studies. Marston estimates there would be an additional $90 million dollars of sustaining capital required over the life the project. All capital and operating costs are to a Preliminary Economic Assessment level and were established using quotes, experience, and factored industry standard numbers. Costs are to a +/-30% accuracy as are typical for this level of evaluation. Under the assumptions of the economic model and using a 5% discount rate, the discounted Net Present Value of the project is estimated to be $256 million.

Management recognizes the project requires a special expertise and financial capacity to bring it to fruition and will actively seek out a participant with these capabilities. The Company is maintaining the Border Property on a care and maintenance basis until such time as a suitable market and/or applicable conversion process can be identified or until such time as an appropriate partner can be identified to advance the project.

OUTLOOK

While the Company intends to continue its efforts to surface value for the Border Property, Management and the Board of Directors have determined that it is prudent business to examine opportunities in commodities other than coal which may not require such significant amounts of capital and can be readily developed in a more timely fashion than the Border coal. The Company has been actively reviewing potential acquisitions in Mexico, South America, Canada and the United States for base metals and gold projects that fit certain selective criteria.

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EXPLORATION

BORDER COAL PROPERTY, Saskatchewan

In May 2013, the Company renewed 34 coal mineral leases (16,074 hectares) granted by the Saskatchewan Ministry of Energy and Resources that cover all of the coal deposits discovered to date as well as areas that are considered favourable for the discovery of additional coal deposits.

Current Resource Estimate (NI 43-101 Technical Report, dated March 19, 2012)

Category	(000's Tonnes) *
Indicated	117,017
Inferred	33,003

*based on using an average coal density of 1.38 from lab and downhole geological test work

In the event a suitable market or applicable conversion process can be identified, the likely next steps in the development of the Border Coal Project would be to collect a cumulative 5-10 tonne coal bulk sample by way of large diameter drilling, do coal technology (coal to liquids (“CTL”) and gasification) laboratory test work including sodium and sulphur reduction testing and continue collecting environmental baseline data. For further information, please refer to News Release dated March 19, 2012, on the Company’s website at www.goldsource.com, and filed on SEDAR at www.sedar.com.

Given the nature of the Company’s activities, information on the fair value of an asset is usually difficult to obtain unless negotiations with potential purchasers or similar transactions are taking place. In fiscal, 2011 the Company had objective evidence from negotiations that the fair value was in excess of the carrying value at that time. However, in the absence of recent similar transactions or other evidence, the Company concluded in fiscal, 2012 that it would be appropriate to apply alternative valuation techniques to support the carrying value of the project. Such valuation techniques result in a wide range of possible values being ascribed to the property. The fair value less costs to sell (“FVLCS”) for the Border Property was determined based on the Company’s market capitalization as adjusted to reflect the premium a market participant would pay to acquire the entire Company. It is the Company’s opinion, that this represents the low-end of the possible range of values that could be applied to the Border Property. However, in the absence of similar transactions or a report from third-party specialists to provide an alternative measure of FVLCS, the Company believes that an estimate based on the Company’s market capitalization is the most objective basis for estimating the FVLCS of the Border Property.

The Company is maintaining the Border Property on a care and maintenance basis until such time as a suitable market and/or applicable conversion process can be identified or until such time as an appropriate partner can be identified to advance the project.

Westcore Energy Ltd. Agreement

In March 2011, the Company executed a definitive Joint Venture Agreement with Westcore Energy Ltd. ("Westcore") pursuant to a letter agreement dated December 10, 2009 by which Goldsource earned a 25% working interest in certain of Westcore’s Manitoba and Saskatchewan coal permits. Under the terms of JV Agreement, Goldsource has the option to participate as to its 25% in any subsequent coal lands acquired by Westcore in Manitoba and Saskatchewan.

The Company does not consider its 25% interest in the Black Diamond Property, earned under this agreement, to be material to the Company at this time. The Company wrote-off the accumulated carrying value of $750,000 in fiscal 2012, to the statement of operations and comprehensive loss. Westcore has not notified the Company of any planned programs for 2013 under its Joint Venture Agreement.

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RESULTS OF OPERATION AND FINANCIAL CONDITION

Summary of Quarterly Results

The following financial data is selected information for the Company for the eight most recently completed financial quarters, prepared in accordance with IFRS:

	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2012	2012	2012	2012	2011
Revenues	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Comprehensive loss for the period	(177,451)	(286,281)	(111,566)	(15,809,181)	(80,551)	(152,472)	(165,941)	(103,747)
Loss per share - basic and diluted	(0.01)	(0.01)	(0.00)	(0.58)	(0.00)	(0.01)	(0.01)	(0.00)
Total assets (1)	4,185,946	4,313,789	4,597,943	4,693,453	20,509,271	20,608,013	20,870,738	21,361,720
Total liabilities (2)	77,705	53,006	83,064	67,009	73,646	91,836	202,090	550,699

1)	The decrease in assets in the fourth quarter of 2012 resulted from impairment charges taken on the carrying value of the Border Property and the Joint Venture with Westcore.

2)	Liabilities generally fluctuate if an exploration drill program is taking place. There is currently no ongoing exploration drill program.

Comparison of the three and nine months ended September 30, 2013 to September 30, 2012

The loss and comprehensive loss was $177,451 for the third quarter and $575,298 for the first nine months of 2013, compared to $80,551 and $398,964, respectively for 2012. The principal differences and significant amounts of note are as follows:

•	General and administrative expenses increased to $147,790 (2012 - $79,181) for the third quarter and $468,689 (2012 - $368,239) for the first nine months of 2013, primarily by incurring greater general exploration costs. The Company has paid a total of $138,024 in general exploration costs which includes $88,404 in annual rental fees to renew 34 coal leases relating to the Border Coal Project and $30,600 on the review other potential exploration projects in Mexico and South America.

•	Share-based compensation recorded was $24,909 (2012 - $Nil) for the third quarter and $57,095 (2012 - $22,742) for the first nine months of 2013. In June, 2013 stock options for the purchase of 2,575,000 common shares, were reduced to options for the purchase of 825,000 common shares with an amended exercise price of $0.16 per share for a five-year term expiring on June 11, 2018. The Company also granted new stock options to two executive officers of the Company for the purchase of up to 50,000 common shares of the Company at an exercise price of $0.16 per share for a five-year term expiring on June 11, 2018.

•	Under IFRS, held-for-trading securities are to be recorded at fair value at each reporting date, with the resulting gains or losses recorded in the statement of operations. At September 30, 2013, the Company’s held-for-trading securities consist of 675,000 (2012 – 675,000) Westcore common shares. The Company recorded an unrealized loss on held-for-trading securities of $Nil (2012 – $3,375) for the third quarter and $54,000 (2012 – $77,625) during the nine months.

OFF-BALANCE SHEET ARRANGEMENTS

As at September 30, 2013, the Company had no off-balance sheet arrangements, such as guarantee contracts, contingent interest in assets transferred to an entity, derivative instrument obligations or any obligations that trigger financing, liquidity, market or credit risk to the Company.

CASHFLOWS

The Company has financed its operations to date primarily through the issuance of common shares. The Company currently has no operations from which to derive revenues.

	Three months ended		Nine months ended
For the periods ended September 30,	2013	2012	2013	2012

Cash-flows from:
Operating Activities	(116,993)	(49,551)	(451,677)	(407,659)
Investing Activities	100,297	(53,082)	432,954	129,408

Net decrease in cash	(16,696)	(102,633)	(18,723)	(278,251)
Cash beginning of period	28,768	239,421	30,795	415,039
Cash end of period	12,072	136,788	12,072	136,788

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Operating Activities

Refer to results of operation section above for discussion on operating activities.

Investing Activities

The Company redeemed short term investments of $100,000 (2012 – $Nil) during the third quarter and $425,000 (2012 – $750,000) during the first nine months of 2013. Goldsource incurred $638,004 on exploration and evaluation expenditures at the Border Coal Project during the nine month period ended September 30, 2012.

Goldsource received $297 (2012 - $333) during the third quarter and $7,954 (2012 - $17,412) during the first nine months of 2013, from interest on short term investments.

LIQUIDITY AND CAPITAL RESOURCES

		September 30, 2013	December 31, 2012

Assets
Cash and short term investments	(i)	$338,519	$785,710
Other current assets	(i)	41,636	92,824
Non-current assets		3,805,791	3,814,919
Total Assets		4,185,946	4,693,453

Liabilities
Current liabilities	(ii)	77,705	67,009

Working Capital	(i-ii)	$302,450	$811,525

Cash and short term investments decreased primarily from the redemption of $425,000 in short term investments, which were used to fund 2013 corporate activities and general exploration costs. In order to facilitate the management of its capital requirements, the Company prepares annual expenditure budgets which are revised periodically based on the results of its exploration programs, availability of financing and industry conditions. The Company’s ability to continue for the next 12 months is dependent on the ability of the Company to raise debt or equity financings. Management would need to raise the necessary capital to meet its planned business objectives. The Company believes it will be able to raise capital as required in the short term, but recognizes there will be risks involved that may be beyond its control.

Other current assets decreased primarily from the fair value change in held-for-trading securities. At September 30, 2013, the fair value of the Company’s 675,000 (2012 – 675,000) Westcore common shares amounted to $20,250 (2012 - $91,125).

RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties:

Legal Fees

Paid or accrued $59,173 (2012 - $53,302) for legal fees, which were included in professional fees to Koffman Kalef LLP, a law firm in which the Company’s Corporate Secretary is partner, and recognized $1,631 (2012 - $843) in share-based payments to this officer.

Key Management Compensation

	2013	2012

Salaries and short-term benefits (1)
Remuneration on the statement of operations	$123,750	$113,750
Capitalized to the Border Property	-	65,000
	123,750	178,750
Share-based payments	52,202	20,244
	$175,952	$198,994

(1) Total remuneration paid to the President, Chief Operating Officer and Chief Financial Officer of Goldsource.

Other Transactions

The Company shares rent, salaries, and administrative services with SilverCrest Mines Inc., a company related by common directors and officers. The Company incurred $62,599 (2012 - $78,888) for their share of rent, salaries, and administrative expenses.

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OUTSTANDING SHARE CAPITAL

Capital stock

a)	Unlimited number of common shares without nominal or par value authorized.

b)	Unlimited number of preferred shares without nominal or par value (none outstanding) authorized.

As at September 30, 2013, the Company had 27,033,729 common shares outstanding. In addition the Company had 1,400,000 outstanding share purchase options which, if exercised, would result in fully diluted common shares outstanding of 28,433,729.

As at the date hereof, Goldsource had 27,033,729 common shares outstanding. In addition the company had 1,300,000 outstanding share purchase options with exercise prices ranging between CAD$0.16 and CAD$1.50 per share which if exercised, would result in fully diluted common shares outstanding of 28,333,729. (Refer to subsequent event section for further details)

More information on these instruments and the terms of their conversion is set out in Note 10 of our unaudited consolidated interim financial statements.

SUBSEQUENT EVENT

100,000 incentive stock options with an exercise price of $1.33 per share expired.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments consist of cash, short term investments, securities, taxes receivable, accounts payable and accrued liabilities. They are initially recorded at amounts that approximate their fair values.

The Company is exposed to various financial instrument risks and assesses the impact and likelihood of this exposure. These risks include liquidity risk, credit risk, interest rate risk and market risk. Where material these risks are reviewed and monitored by the Board of Directors.

a.	Capital Risk Management

The Company manages its capital to safeguard the Company’s ability to continue as a going concern, to provide adequate returns to shareholders and benefits to other stakeholders, and to have sufficient funds on hand for business opportunities as they arise.

The Company considers the items included in the shareholders’ equity as capital. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements, sell assets, incur debt, or return capital to shareholders. As at September 30, 2013, the Company did not have any debt and is not subject to externally imposed capital requirements.

b.	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has in place a planning and budgeting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. The Company’s cash is invested in business accounts with a quality financial institution and which is available on demand for the Company’s programs, and is not invested in any asset backed commercial paper.

However, the Company will require significant additional funding in the future to continue to explore and develop its Border Coal Project and examine opportunities in new projects. Accordingly, there is a risk that the Company may not be able to secure adequate funding on reasonable terms, or at all, at that future date.

c.	Credit Risk

Credit risk is the risk of potential loss to the Company if the counterparty to a financial instrument fails to meet its contractual obligations. The Company’s credit risk is primarily attributable to its liquid financial assets including cash and short term investments. The Company limits exposure to credit risk on liquid financial assets through maintaining its cash and short term investments with a high-credit quality financial institution.

d.	Interest Rate Risk

The Company’s exposure to interest rate risk arises from the interest rate impact on its cash and short term investments. The Company’s practice has been to invest cash at floating rates of interest, in short term investments, in order to maintain liquidity, while achieving a satisfactory return for shareholders. There is minimal risk that the Company would recognize any loss as a result of a decrease in the fair value of any guaranteed bank investment certificates included in short term investments as they are generally held with a large and stable financial institution. As at September 30, 2013, with all other variables unchanged, a 1 percentage point change in interest rates would not have a significant impact on the Company’s loss and comprehensive loss for the period.

e.	Market Risk

The Company’s exposure to market risk arises from its held-for-trading securities in Westcore. There is a risk the Company would recognize a loss as a result of a decrease in the fair value of the investment given the nature of Westcore, a mining exploration company.

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CRITICAL ACCOUNTING ESTIMATES

The preparation of Goldsource’s financial statements in accordance with IFRS requires management to make estimates, judgments and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

The financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the financial position reporting date, that could result in a material adjustment to the carrying amounts of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

Mineral Properties

The cost of acquiring, exploring and developing mineral properties and the cost to increase future output by providing access to additional reserves or resources, are deferred. After a mine commences production, these costs are depleted using the unit of production method.

The Company considers both internal and external sources of information in assessing whether there are any indicators that the Company’s mineral properties are impaired. External sources of information considered include changes in market conditions, the economic and legal environment in which the Company operates that are not within its control and the impact these changes may have on the recoverable amount. Internal sources of information include the manner in which the mineral properties are being used or are expected to be used and indications of the economic performance of the assets.

In estimating the recoverable amount of the Company’s mineral properties, management generally estimates the discounted future after-tax cash flows expected to be derived from the Company’s mineral properties and the appropriate discount rate. Reductions in commodity price forecasts, increases in estimated future costs of production, increases in estimated future capital costs and reductions in the amount of recoverable reserves and resources could each result in a write-down of the carrying amount of the Company’s mineral properties.

Share based payments

The Company uses assumptions to determine the fair value of share based payments.

CHANGES IN ACCOUNTING STANDARDS

The Company has adopted the following new standards, along with any consequential amendments, effective January 1, 2013. These changes were made in accordance with the applicable transitional provisions.

IFRS 10, Consolidated Financial Statements, IFRS 11, Joint Arrangements, IFRS 12, Disclosure of Interests in Other Entities, IFRS 13, Fair Value Measurement, IFRIC 20, Stripping Costs in the Production Phase of a Surface Mine

The adoption of these new accounting standards had no material impact on the Company’s financial statements.

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CAUTIONARY STATEMENT AND DISCLAIMER

Readers of this MD&A are encouraged to read the “Risk Factors” contained in the Company’s revised Annual Information Form (“AIF”) dated March 26, 2013. There have been no major changes from the reported risks factors outlined in this AIF. Important risk factors to consider, among others, are

•	Financing risks
•	Licenses and permits risks
•	Mineral reserve and resource estimate risks
•	Exploration and Development risks
•	Operating hazards and risks
•	Fluctuating commodity price risk

Certain statements contained in this MD&A and elsewhere constitute “forward-looking statements” within the meaning of Canadian securities legislation and the United States Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include: the availability of funds; the timing and content of work programs; results of exploration and evaluation activities, the interpretation of drilling results and other geological data, the uncertainties of resource and reserve estimations, receipt and security of coal permits and mineral property titles; project cost overruns or unanticipated costs and expenses, fluctuations in product prices; currency fluctuations; and general market and industry conditions.

Forward-looking statements are based on the expectations and opinions of the Company’s management on the date the statements are made. The assumptions used in the preparation of such statements, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statements were made.

The information provided in this document is not intended to be a comprehensive review of all matters and developments concerning the Company. It should be read in conjunction and in context with all other disclosure documents of the Company. The information contained herein is not a substitute for detailed investigation or analysis on any particular issue. No securities commission or regulatory authority has reviewed the accuracy or adequacy of the information presented.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Information provided in this MD&A, including the financial statements, is the responsibility of management. In the preparation of these statements, estimates are sometimes necessary to make a determination of future value for certain assets or liabilities. Management believes such estimates have been based on careful judgments and have been properly reflected in the accompanying financial statements. Management maintains a system of internal controls to provide reasonable assurances that the Company’s assets are safeguarded and to facilitate the preparation of relevant and timely information.

QUALIFIED PERSON

Technical information contained in this MD&A has been prepared by or under the supervision of N. Eric Fier, CPG, P.Eng, who is a ‘Qualified Person’ for the purpose of National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”).

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Schedule B

INFORMATION CONCERNING GOLDSOURCE POST-AMALGAMATION

B-
Introduction	2
Corporate Structure	2
BUSINESS OF GOLDSOURCE AND AMALCO	2
Description of the Securities of Goldsource	2
PRO FORMA CONSOLIDATED CAPITALIZATION	3
Dividends	3
PRINCIPAL SECURITYHOLDERS	3
Directors and EXECUTIVE Officers	3
AUDITOR, TRANSFER AGENT AND REGISTRAR	7

B-1

Introduction

This Schedule B to the Information Circular of Eagle Mountain contains certain information on Goldsource after completion of the Amalgamation. Certain capitalized terms used in this without definition have the meanings ascribed to them in the “Glossary of Terms” in the Information Circular.

The information contained in the Information Circular with respect to Goldsource has been furnished by Goldsource. Goldsource and its directors and officers have relied on the information relating to Eagle Mountain furnished by Eagle Mountain and assume no responsibility for any errors in such information or omissions therefrom.

Corporate Structure

Name and Incorporation

On completion of the Amalgamation of Eagle Mountain and Subco, Amalco will be amalgamated pursuant to the BCBCA under the name “Eagle Mountain Gold Corp.”. The head office of Amalco will be located at Suite 501, 570 Granville Street, Vancouver, British Columbia V6C 3P1. The registered and records office of Amalco will be located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4. Apart from reflecting the new name of Amalco, the Articles of Amalco will be the same as those of Subco.

Goldsource will continue to exist under the BCBCA. Goldsource’s head office will remain at Suite 501, 570 Granville Street, Vancouver, British Columbia V6C 3P1 and its registered and records office will remain at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4.

Intercorporate Relationships

Following completion of the Amalgamation, Goldsource will become the holder of 100% of the outstanding shares of Amalco, and Amalco will be Goldsource’s only material subsidiary.

BUSINESS OF GOLDSOURCE AND AMALCO

Upon completion of the Amalgamation, both Goldsource and Amalco will be in the business of the exploration for precious and non-precious minerals. Goldsource will continue to hold the interests in the resource properties referred to under “Properties of Goldsource” in Schedule A—“Information Concerning Goldsource”. Amalco will hold all of the assets and liabilities of Eagle Mountain and Subco.

Description of the Securities of Goldsource

For a description of the attributes of the Goldsource Shares refer to "Description of Securities" in Schedule A—“Information Concerning Goldsource”.

B-2

PRO FORMA CONSOLIDATED CAPITALIZATION

Pro Forma Consolidated Capitalization

The following table sets out Goldsource's pro forma consolidated capitalization as at the date indicated after giving effect to the Amalgamation (but excluding the Equity Finance and the Share Issue Commitments). The information is based on the pro forma consolidated balance sheet of Goldsource as at September 30, 2013 attached to the Information Circular as Schedule D, as updated to give effect to the Amalgamation and other subsequent event adjustments (but excluding the Equity Finance and Share Issue Commitments).

Designation of Security	Amount Authorized	Amount outstanding at the Effective Date after giving effect to the Amalgamation (excluding the Equity Finance and Share Issue Commitments) (unaudited)
Common Shares(1)	Unlimited	$33,892,450 (58,347,458 shs.)

(1)	As at September 30, 2013, the date of the pro forma consolidated balance sheet attached to the Information Circular as Schedule D, Goldsource would have a pro forma deficit of $33,661,350.

On completion of the Amalgamation (but excluding the Equity Finance and the Eagle Mountain Option Grant Commitments), Goldsource will have outstanding options exercisable for up to 1,856,799 Goldsource Shares and warrants exercisable for up to 18,300,521 Goldsource Shares.

There may also be additional Goldsource Shares issued to OMAI Gold Mines Ltd. following completion of the Amalgamation. See “The Letter Agreement—Conditions of the Amalgamation” in the Information Circular.

Dividends

No dividends on the Goldsource Shares have been paid by Goldsource. Management anticipates that Goldsource will retain all future earnings and other cash resources for the future operation and development of its business and, accordingly, Goldsource does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of Goldsource's board of directors after taking into account many factors, including Goldsource's operating results, financial condition and current and anticipated cash needs.

PRINCIPAL SECURITYHOLDERS

Upon completion of the Amalgamation (but excluding the Equity Finance), to the knowledge of management of Goldsource and Eagle Mountain, no person will beneficially own, or control or direct, directly or indirectly, 10% or more of the issued and outstanding Goldsource Shares.

Directors and EXECUTIVE Officers

Name, Occupation and Security Holdings

The following are the names and places of residence of those persons who will be directors and officers of Goldsource at the Effective Date of the Amalgamation, the positions and offices they will hold with Goldsource, their periods served as a director of Goldsource (if applicable), their principal occupations within the five preceding years, and the number and percentage of Goldsource Shares which will be beneficially owned, or controlled or directed, directly or indirectly, by each of them upon the completion of the Amalgamation (excluding the Equity Finance and Share Issue Commitments) and based on current shareholdings. Each director will hold office until the next annual general meeting of Goldsource unless his office is earlier vacated in accordance with the provisions of the BCBCA and the articles of Goldsource.

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Name, place of residence and position with Goldsource	Principal occupation during last five years	Number and percentage of Goldsource Shares owned, controlled or directed upon the Amalgamation (excluding Equity Finance and Share Issue Commitments)
J. SCOTT DREVER British Columbia, Canada Director (since September 9, 1997) and Chief Executive Officer	Chairman and President of Goldsource; Chairman and President of SilverCrest Mines Inc. (mineral exploration company) since 2003; President of Nemesis Enterprises Ltd., a management consulting company, since 1995	987,214 (1.7%)
IOANNIS (YANNIS) TSITOS British Columbia, Canada Director and President	President and Chief Executive Officer of Eagle Mountain since January 2008; Chairman of First Bauxite Corporation; former Business Development Manager with BHP Billiton	684,216 (1.2%)
JONATHAN DUBOIS-PHILLIPS British Columbia, Canada Director	Independent finance consultant since November 2012; Managing Director Finance, for Ivanhoe Capital Corporation from June 2010 to November 2012; prior thereto, investment banker with Nomura International (investment bank)	535,380 (0.9%)
STEVEN B. SIMPSON Singapore Director (since September 9, 1997)	Consultant, Triton Advisory Group (a Singapore-based investment firm) since June 2001	404,953 (0.7%)
GRAHAM C. THODY British Columbia, Canada Director (since December 29, 2003)	Chief Financial Officer of Goldsource from August 2005 to June 2010; President and CEO of UEX Corporation (mineral exploration and development company) since November 2009	90,000 (0.2%)
BARNEY MAGNUSSON British Columbia, Canada Chief Financial Officer	Chief Financial Officer of Goldsource since June 2010; Chief Financial Officer of SilverCrest Mines Inc. since May 2003; President of Adapa Management Ltd. ( private management and investment company) since 1985	755,750 (1.3%)
N. ERIC FIER British Columbia, Canada Chief Operating Officer	Chief Operating Officer of Goldsource since June 2010; Chief Operating Officer of SilverCrest Mines Inc. since May 2003; President of Maverick Mining Consultants Inc.	1,111,150 (1.9%)

The proposed members of Goldsource’s audit committee on the Effective Date of the Amalgamation are Graham C. Thody, Steven B. Simpson and Jonathan Dubois-Phillips.

On the Effective Date of the Amalgamation (but excluding the Equity Finance and the Share Issue Commitments) and based on current shareholdings, the directors and executive officers of Goldsource, as a group, will own, control or direct, directly or indirectly, 4,568,663 Goldsource Shares, representing 7.8% of the then issued and outstanding Goldsource Shares.

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Management

The following is background information on those individuals who, at the Effective Date, will be members of management of Goldsource.

J. Scott Drever, Chief Executive Officer - Mr. Drever has plus 40 years of international experience in mineral exploration and development and mining operations. He has served as an executive officer and director of a number of public companies listed on the Toronto Stock Exchange and the TSX-V, the Dome Mines Group, Placer Dome Ltd., Blackdome Mining Corporation, DiamondWorks Ltd. and SilverCrest Mines Inc. (of which he is the current Chairman and Chief Executive and a director). Mr. Drever has extensive experience with international mining corporations in corporate management, strategic planning, finance and corporate development.

Ioannis (Yannis) Tsitos, President - Mr. Tsitos has over 28 years’ experience in the mining industry, having spent 19 years with the BHP Billiton group. He has lived and worked in South Africa, Ecuador, Greece and United Kingdom, and has been working in Canada since 2000. Originally a physicist-geophysicist, he left BHP Billiton in December 2007, where he had the title of New Business Manager for Minerals Exploration. He holds a B.Sc. degree in Physics from the University of Athens and a Master's degree in Applied Geophysics and Geology from the University of Birmingham, U.K. In addition, he has done management and finance studies as part of an MBA program with Herriot Watt University, Edinburgh. Mr. Tsitos will brings to Goldsource a wealth of knowledge and extensive experience in the mining sector focused on exploration and development for a wide spectrum of commodities, from gold, base metals, nickel and diamonds to bulk minerals such as bauxite, coal and iron ore. He has done business in 32 countries. He has been instrumental in the identification, negotiation and execution of more than 50 exploration & mining agreements with juniors, majors, as well as with state exploration and mining companies. Mr. Tsitos has also been part of two discovery teams with BHP Billiton in porphyry-copper and nickel-sulphide deposits. He is currently a director of First Bauxite Corporation and Kensington Court Ventures Inc.

Barney Magnusson, Chief Financial Officer – Mr. Magnusson has more than 30 years of experience in corporate finance and public company management. He is a former senior officer and director of three mining companies that developed producing mines: Dayton Mines Inc. (Chile), High River Gold Mines Ltd. (Manitoba, Canada) and Brohm Resources Inc. (South Dakota, USA). He is the current Chief Financial Officer of Goldsource and also serves as the current Chief Financial Officer of SilverCrest Mines Inc. He has dealt extensively with international finance and investment communities.

N. Eric Fier, Chief Operating Officer – Mr. Fier is a Certified Professional Geologist (USA) and Engineer (Canada) with over 25 years of experience in the international mining industry including exploration, acquisition, development and production of numerous mining projects in Guyana, Chile, Brazil, Central America, Mexico and Peru.. He has in-depth knowledge of project evaluation and management, reserve estimation and economic analysis, construction, as well as operations management. Mr. Fier previously worked as Chief Geologist with Pegasus Gold Corp., Senior Engineer & Manager with Newmont Mining Corp. and Project Manager with Eldorado Gold Corp. and is currently the Chief Operating Officer of Goldsource, as well as the President and Chief Operating Officer of SilverCrest Mines Inc. Mr. Fier served as a principal consultant for Goldsource's Saskatchewan Border coal project before his appointment as Chief Operating Officer of Goldsource.

Independent Directors

Additional background information on the independent directors of Goldsource upon completion of the Amalgamation is set out below.

Jonathan Dubois-Phillips – Mr. Dubois-Phillips is a finance professional with a successful career spanning Asia, North America, and Europe. In his most recent role, Mr. Philips was Managing Director Finance for Ivanhoe Capital Corporation working on finance matters for the founder’s publicly traded and privately held companies. He is a former investment banker who spent more than eight years with Lehman Brothers in the Principal Transactions/Global Real Estate Group. Post-Lehman, Mr. Dubois-Phillips moved to Nomura International, Japan's largest investment bank. At Nomura, Mr. Dubois-Phillips was a Managing Director in the Asset Finance group based in Hong Kong. Mr. Dubois-Phillips has a Masters of Business Administration from INSEAD and a Bachelor of Commerce from the University of British Columbia in Urban Land Economics.

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Steven B. Simpson - Mr. Simpson has been an Australian certified practicing accountant (CPA) since 1977. He is also a Chartered Secretary and member of the Institute of Directors. He is a Commerce graduate from the University of New South Wales and is a former partner of Price Waterhouse (now PriceWaterhouseCoopers LLP) in both the Australian and Asian markets. Mr. Simpson sits on the board of publicly listed companies and is a member of audit committees in Singapore for such companies. Mr. Simpson is a principal of Triton Advisory Group, a mergers and acquisitions, fixed income trading, asset management and corporate advisory group located in Singapore.

Graham C. Thody - Mr. Thody is a member of the British Columbia Institute of Chartered Accountants ("BCICA") as well as the Canadian Institute of Chartered Accountants. He served as a member of the BCICA By-Laws Committee for several years. Mr. Thody has also served as a Director and Executive Member of the Lions Gate Hospital Foundation, as well as the Chair of their Finance Committee. He holds a Bachelor of Commerce degree (Marketing) from the University of British Columbia. He was a Partner of Nemeth Thody Anderson, Chartered Accountants of Vancouver BC from 1979 to 2007. His practice focused on audits of reporting companies, participation in the initial public offering process, corporate mergers and acquisitions, as well as domestic and international tax matters. He is currently a director of several reporting corporations which are involved in mining exploration and development throughout North, Central and South America.

Corporate Cease Trade Orders or Bankruptcies

Other than as disclosed herein, no person who will be a director or executive officer of Goldsource upon the Amalgamation is, as at the date of the Information Circular, or has been, within the 10 years preceding the date of the Information Circular, a director, chief executive officer or chief financial officer of any company (including Goldsource and Eagle Mountain) that

(a)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, when such order was issued while the person was acting in the capacity of a director, chief executive officer or chief financial officer of the relevant company; or

(b)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after such person ceased to be a director, chief executive officer or chief financial officer of the relevant company, and which resulted from an event that occurred while the person was acting in the capacity of a director, chief executive officer or chief financial officer of the relevant company.

In December 2010, J. Scott Drever, Barney Magnusson and Graham C. Thody were directors of SilverCrest Mines Inc. (“SilverCrest”) (and Mr. Drever was also President and Chairman of SilverCrest, and Mr. Magnusson was also Chief Financial Officer of SilverCrest) when SilverCrest received notification of administrative proceedings from the United States Securities and Exchange Commission (“SEC”). This notification was issued as a result of a registration statement filed in 1999 by Strathclair Ventures Ltd., a predecessor company to SilverCrest which was under different management until SilverCrest assumed control in 2003. The order alleged that Strathclair (now SilverCrest) had not filed periodic reports with the SEC sufficient to maintain its registration in the United States. Following discussions with the SEC and in order to remedy the situation, SilverCrest entered into a consent order with the SEC dated January 10, 2011 through which SilverCrest agreed to the revocation of the registration of its common shares under the United States Securities Exchange Act of 1934. As a result, broker-dealers in the United States were unable to effect transactions in the common shares of SilverCrest. On May 31, 2011, SilverCrest filed a registration statement on Form 40-F for the purpose of registering its common shares under the United States Securities Exchange Act of 1934. Upon the registration statement taking effect on August 1, 2011, broker-dealers in the United States were able to effect transactions in common shares of SilverCrest in the United States.

B-6

Other than as disclosed herein, no person who will be a director or executive officer of Goldsource upon the Amalgamation and no person who will hold a sufficient number of Goldsource Shares to affect materially the control of Goldsource upon the Amalagamation:

(a)	is, as at the date of the Information Circular, or has been, within the 10 years preceding the date of the Information Circular, a director or executive officer of any company (including Goldsource and Eagle Mountain) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)	has, within the 10 years preceding the date of the Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person;

(c)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(d)	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision regarding Goldsource Shares.

Steven B. Simpson was a director and chairman of C2C Pte Ltd., a Bermuda holding company (“C2C”) in August 2007, when C2C was the subject of a creditor’s scheme of arrangement that was approved by the Supreme Court of Bermuda, and continued to be a director and chairman of C2C until October 31, 2007 upon the conclusion of the arrangement proceedings.

Conflicts of Interest

Certain proposed directors and officers of Goldsource after the Amalgamation are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties and investing in natural resource issuers. Such associations may give rise to conflicts of interest from time to time. The directors of Goldsource will be required by law to act honestly and in good faith with a view to the best interests of Goldsource and to disclose any interest which they may have in any property or opportunity of Goldsource. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict must disclose his interest and abstain from voting on such matter.

AUDITOR, TRANSFER AGENT AND REGISTRAR

Auditor

The auditor of Goldsource following completion of the Amalgamation will be Davidson & Company LLP.

Transfer Agent and Registrar

The registrar and transfer agent of Goldsource following completion of the Amalgamation will be Computershare Trust Company of Canada at its head office in Vancouver, British Columbia.

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Schedule C

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF

GOLDSOURCE MINES INC.

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012

(UNAUDITED)

The accompanying unaudited condensed consolidated interim financial statements of the company have been prepared by and are the responsibility of the company’s management.

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MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

CONDENSED CONSOLIDATED INTERIM FINANCIAL REPORTING

The accompanying condensed consolidated interim financial statements of Goldsource Mines Inc. (“the Company”) have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”). Management acknowledges responsibility for the preparation and presentation of the condensed consolidated interim financial statements, including responsibility for significant accounting estimates and the choice of accounting principles and methods that are appropriate to the Company‘s circumstances.

Management is responsible for establishing internal controls over financial reporting for the Company. Management has designed and implemented internal controls over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

The Audit Committee of the Board of Directors meets periodically with Management to review results of the condensed consolidated interim financial statements and related financial reporting matters prior to submitting the condensed consolidated interim financial statements to the Board of Directors for approval. The Audit Committee is appointed by the Board of Directors and all of its members are independent directors. The Audit Committee is responsible for engaging or re-appointing the external auditors.

The condensed consolidated interim financial statements have been approved by the Board of Directors on the recommendation of the Audit Committee.

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GOLDSOURCE MINES INC.

Page

Condensed Consolidated Statements of Financial Position	4

Condensed Consolidated Statements of Operations and Comprehensive Loss	5

Condensed Consolidated Statements of Cash Flows	6

Condensed Consolidated Statements of Changes in Shareholders’ Equity	7

Notes to the Condensed Consolidated Interim Financial Statements	8 – 15

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GOLDSOURCE MINES INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(UNAUDITED PREPARED BY MANAGEMENT)

(Expressed in Canadian Dollars)

AS AT

	September 30, 2013	December 31, 2012

ASSETS

Current Assets
Cash	$12,072	$30,795
Short term investments	326,447	754,915
Taxes receivable	7,865	7,033
Prepaid expenses	13,521	11,541
Held-for-trading securities (note 7)	20,250	74,250
Total Current Assets	380,155	878,534

Non-Current Assets
Equipment	5,791	14,919
Exploration and evaluation assets (note 8)	3,800,000	3,800,000
Total Non-Current Assets	3,805,791	3,814,919

TOTAL ASSETS	$4,185,946	$4,693,453

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities (note 9)	$77,705	$67,009
Total Current Liabilities	77,705	67,009

Shareholders’ Equity
Capital stock (note 10)	29,863,065	29,863,065
Reserves (note 10)	7,906,526	7,849,431
Deficit	(33,661,350)	(33,086,052)
Total Shareholders' Equity	4,108,241	4,626,444

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,185,946	$4,693,453

Nature and continuance of operations (note 1)

Subsequent events (note 11)

Approved by the Board and authorized for issue on November 21, 2013.

“J. Scott Drever”	“Graham C. Thody”
Director	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

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GOLDSOURCE MINES INC.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED PREPARED BY MANAGEMENT)

(Expressed in Canadian Dollars)

For the periods ended September 30,	Three months ended		Nine months ended
	2013	2012	2013	2012

GENERAL AND ADMINISTRATIVE EXPENSES
Depreciation	$3,042	$-	$9,127	$-
General exploration	41,965	-	138,024	-
Insurance	5,521	5,934	18,021	22,467
Investor relations	-	-	-	1,181
Office and miscellaneous	6,109	2,125	14,876	24,201
Professional fees (note 9)	28,648	20,430	91,084	96,119
Regulatory and transfer agent fees	1,527	1,602	10,671	18,905
Remuneration (note 9)	56,239	42,069	165,941	169,791
Rent and communications	4,739	5,694	11,966	17,847
Shareholder communications	-	1,327	8,979	11,186
Trade shows and conferences	-	-	-	6,542
LOSS BEFORE OTHER ITEMS	147,790	79,181	468,689	368,239

OTHER ITEMS
Interest income	4,752	(2,005)	(4,486)	(9,547)
Renouncement of flow-through shares	-	-	-	(60,095)
Share-based compensation (note 10)	24,909	-	57,095	22,742
Unrealized loss on held-for-trading securities (note 7)	-	3,375	54,000	77,625
	29,661	1,370	106,609	30,725

NET COMPREHENSIVE LOSS FOR THE PERIOD	$(177,451)	$(80,551)	$(575,298)	$(398,964)

Basic and diluted comprehensive loss per common share	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Weighted average number of common shares outstanding	27,033,729	27,033,729	27,033,729	27,033,729

The accompanying notes are an integral part of these condensed consolidated interim financial statements

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GOLDSOURCE MINES INC.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(UNAUDITED PREPARED BY MANAGEMENT)

(Expressed in Canadian Dollars)

For the Nine months ended September 30,	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(575,298)	$(398,964)
Items not affecting cash:
Share-based compensation	57,095	22,742
Depreciation	9,127	-
Interest income	(4,486)	(9,547)
Renouncement of flow through shares	-	(60,095)
Unrealized loss on held-for-trading securities	54,000	77,625
Cash flows before changes in working capital items	(459,562)	(368,239)

Taxes receivable	(831)	43,525
Prepaid expenses	(1,980)	3,468
Accounts payable and accrued liabilities	10,696	(86,413)
Net cash used in operating activities	(451,677)	(407,659)

CASH FLOW FROM INVESTING ACTIVITIES
Short term investments	425,000	750,000
Interest received	7,954	17,412
Exploration and evaluation	-	(638,004)
Net cash provided by investing activities	432,954	129,408

Change in cash, during period	(18,723)	(278,251)

Cash, beginning of period	30,795	415,039

Cash, end of period	$12,072	$136,788

The accompanying notes are an integral part of these condensed consolidated interim financial statements

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GOLDSOURCE MINES INC.
CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED PREPARED BY MANAGEMENT)

(Expressed in Canadian Dollars)

	Capital Stock		Reserves	Deficit	Total
	Number	Amount	Share-Based
			Payments

Balance at December 31, 2011	27,033,729	$29,863,065	$7,825,863	$(16,877,907)	$20,811,021

Share-based compensation	-	-	23,568	-	23,568
Loss for the period	-	-	-	(398,964)	(398,964)

Balance at September 30, 2012	27,033,729	29,863,065	7,849,431	(17,276,871)	20,435,625

Loss for the period	-	-	-	(15,809,181)	(15,809,181)

Balance at December 31, 2012	27,033,729	29,863,065	7,849,431	(33,086,052)	4,626,444
Share-based compensation	-	-	57,095	-	57,095
Loss for the period	-	-	-	(575,298)	(575,298)

Balance at September 30, 2013	27,033,729	$29,863,065	$7,906,526	$(33,661,350)	$4,108,241

The accompanying notes are an integral part of these condensed consolidated interim financial statements

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GOLDSOURCE MINES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in Canadian Dollars)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012	TSX.V:GXS

1.    NATURE AND CONTINUNACE OF OPERATIONS

Goldsource Mines Inc. (the “Company” or “Goldsource”) is incorporated under the jurisdiction of the Province of British Columbia, Canada pursuant to the British Columbia Business Corporations Act. All dollar amounts are expressed in Canadian dollars unless otherwise indicated. The head office and principal address of the Company is 570 Granville Street, Suite 501, Vancouver, BC, Canada, V6C 3P1. The address of the Company’s registered and records office is 19th Floor, 885 West Georgia Street, Vancouver, BC, Canada, V6C 3E8. The Company is listed on the TSX Venture Exchange under the symbol GXS.

The Company is a Canadian resource company engaged in exploration and development. Goldsource’s mineral interests presently consist of coal exploration properties located in Saskatchewan, referred to as the “Border Coal Project” and a 25% joint venture interest in certain coal lands in the province of Manitoba, Canada.

The recoverability of the carrying value of the Border Coal Project is dependent upon the discovery of an economically recoverable resource and the Company obtaining the necessary financing to complete exploration, development and construction of processing facilities, obtaining government approvals and attaining future profitable production of the mineral resources.

The Company completed a Preliminary Economic Assessment (PEA) on the Border Coal Project in March 2011, which reported the project has the potential to be technically and economically feasible based on a coal to liquids conversion process. A major capital project such as this requires a combination of favorable investment climate, timing, commodity pricing and technology changes to demonstrate rates of return commensurate with the capital at risk. Management believes this combination of circumstances is achievable but there is no certainty these results can be realized. Management recognizes the project requires a special expertise and financial capacity to bring it to fruition and will actively seek out participants with these capabilities.

While the Company intends to continue its efforts to surface value for the Border Coal Project, Management and the Board of Directors have determined that it is prudent business to examine opportunities in commodities other than coal which may not require such significant amounts of capital and can be readily developed in a more timely fashion than the Border coal. The Company has been actively reviewing potential acquisitions in Mexico, South America, Canada and the United States for base metals and gold projects that fit certain selective criteria.

The Company currently has no operations from which to derive revenues, has incurred significant net losses of $575,298 for the nine months ended September 30, 2013 (September 30, 2012 - $398,964), and has accumulated losses of $33.7 million as at September 30, 2013 (December 31, 2012 - $33.1 million). These circumstances comprise a material uncertainty which may lend significant doubt as to the ability of the Company to meet its obligations as they fall due and, accordingly, the ultimate appropriateness of the use of accounting principles applicable to a going concern. These condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on the ability of the Company to raise debt or equity financings, and the attainment of profitable operations. Management would need to raise the necessary capital to meet its planned business objectives. There can be no assurance that management’s plans will be successful. These condensed consolidated interim financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities, or the impact on the statement of operations that might be necessary should the Company be unable to continue as a going concern, and such adjustments could be material.

2.	BASIS OF PRESENTATION

Statement of Compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”). These condensed consolidated interim financial statements should be read in conjunction with Goldsource’s financial statements for the year ended December 31, 2012, which include information necessary or useful to understanding the Company’s business and financial statement presentation. In particular, the Company’s significant accounting policies, use of judgments and estimates were presented in Note 2 of these financial statements, and have been consistently applied in the preparation of these condensed consolidated interim financial statements, except for those policies which have changed as a result of the adoption of new and amended IFRS pronouncements effective January 1, 2013 (see Note 3).

Basis of Preparation

These condensed consolidated interim financial statements have been prepared on a historical cost basis, except for certain financial instruments which are measured at fair value and were authorized for issue by the board of directors of the Company on November 21, 2013.

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GOLDSOURCE MINES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in Canadian Dollars)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012	TSX.V:GXS

2.    BASIS OF PRESENTATION (continued)

These condensed consolidated interim financial statements include the accounts of Goldsource and its wholly-owned subsidiary Tinto Roca Exploracion S.A. de C.V. which was incorporated under the laws of Mexico and has as its principal activity the exploration and evaluation of mineral properties. All intercompany balances, transactions, income and expenses, and profits or losses have been eliminated on consolidation.

Goldsource consolidates subsidiaries where the Company has the ability to exercise control. Control is achieved when the Company has the power to govern the financial and operating policies of the entity. Control is normally achieved through ownership, directly or indirectly, of more than 50 percent of the voting power. Control can also be achieved through power over more than half of the voting rights by virtue of an agreement with other investors or through the exercise of de facto control.

Use of Judgments and Estimates

The preparation of these condensed consolidated interim financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts and the valuation of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated interim financial statements and the reported amounts of revenues and expenditures during the period.

These judgments and estimates are continuously evaluated and are based on management’s experience and knowledge of the relevant facts and circumstances. Actual results may differ from the amounts included in the condensed consolidated interim financial statements.

The key areas where judgments, estimates and assumptions have been made are summarized as follows:

•	The estimated fair values of mineral properties for non-current asset impairment tests;
•	The recoverability of investments subject to significant influence.
•	The estimated useful lives of equipment and the measurement of depreciation expense;
•	The determination of the fair value of agent warrants in capital stock and inputs used in accounting for share-based compensation;
•	The recoverability of taxes receivable; and
•	The estimation of the tax basis of assets and liabilities and related deferred income tax assets and liabilities, the measurement of income tax recovery.

3.	CHANGES IN ACCOUNTING POLICIES

The Company has adopted the following new standards, along with any consequential amendments, effective January 1, 2013. These changes were made in accordance with the applicable transitional provisions.

IFRS 10 Consolidated Financial Statements

In May 2011, the IASB issued IFRS 10 Consolidated Financial Statements to replace IAS 27 Consolidated and Separate Financial Statements and SIC 12 Consolidation – Special Purpose Entities. The new consolidation standard changes the definition of control so that the same criteria apply to all entities, both operating and special purpose entities, to determine control. The revised definition focuses on the need to have both power and variable returns before control is present. IFRS 10 was adopted effective January 1, 2013 and had no impact in comparative periods.

IFRS 11 Joint Arrangements

In May 2011, the IASB issued IFRS 11 Joint Arrangements to replace IAS 31, Interests in Joint Ventures. The new standard defines two types of arrangements: Joint Operations and Joint Ventures. The focus of the standard is to reflect the rights and obligations of the parties involved in the joint arrangement, regardless of whether the joint arrangement operates through a separate legal entity. Joint arrangements that are classified as joint ventures are accounted for using the equity method of accounting. Joint arrangements that are classified as joint operations require the venturer to recognize the individual assets, liabilities, revenues and expenses to which they have legal rights or are responsible. The adoption of IFRS 11 had no impact, as Goldsource does not currently hold interests in Joint Arrangements.

IFRS 12 Disclosure of Interests in Other Entities

In May 2011, the IASB issued IFRS 12 Disclosure of Interests in Other Entities to create a comprehensive disclosure standard to address the requirements for subsidiaries, joint arrangements and associates including the reporting entity’s involvement with other entities. It also includes the requirements for unconsolidated structured entities (i.e. special purpose entities). We have adopted IFRS 12 effective January 1, 2013. The adoption of IFRS 12 had no impact as Goldsource does not hold such arrangements.

C-9

GOLDSOURCE MINES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in Canadian Dollars)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012	TSX.V:GXS

3. CHANGE IN ACCOUNTING POLICIES (continued)

IFRS 13 Fair Value Measurement

In May 2011, the IASB issued IFRS 13 Fair Value Measurement as a single source of guidance for all fair value measurements required by IFRS to reduce the complexity and improve consistency across its application. The standard provides a definition of fair value and guidance on how to measure fair value, as well as a requirement for enhanced disclosures. We have adopted IFRS 13 on a prospective basis. Refer to disclosures on fair value measurement in note 6.

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine

In October 2011, the IASB issued IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine. IFRIC 20 provides guidance on the accounting for the costs of stripping activities during the production phase of surface mining when either of the following two benefits accrue to the entity as a result of the stripping: 1. useable ore that can be used to produce inventory and 2. improved access to further quantities of material that will be mined in future periods. IFRIC 20 was adopted effective January 1, 2013 and had no impact in comparative periods.

4.          NEW STANDARDS NOT YET ADOPTED

IFRS 9 Financial Instruments

In November 2009, the IASB issued IFRS 9 Financial Instruments as the first step in its project to replace IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 retains but simplifies the mixed measurement model and establishes two primary measurement categories for financial assets: amortized cost and fair value. The basis of classification depends on an entity’s business model and the contractual cash flow of the financial asset. Classification is made at the time the financial asset is initially recognized, namely when the entity becomes a party to the contractual provisions of the instrument.

IFRS 9 amends some of the requirements of IFRS 7 Financial Instruments: Disclosures, including added disclosures about investments in equity instruments measured at fair value in other comprehensive income, and guidance on financial liabilities and derecognition of financial instruments. In December 2011, the IASB issued an amendment that adjusted the mandatory effective date of IFRS 9 from January 1, 2013, to January 1, 2015.

IAS 32 – Financial Instruments: Presentation (“IAS 32”) - The IASB amended IAS 32, “Financial Instruments: Presentation” to clarify certain aspects because of diversity in application of the requirements on offsetting, focused on four main areas:

•   the meaning of ‘currently has a legally enforceable right of set-off’;

•   the application of simultaneous realization and settlement;

•   the offsetting of collateral amounts; and

•   the unit of account for applying the offsetting requirements.

The amended standard is effective for annual periods beginning on or after January 1, 2014.

These new and revised accounting standards have not yet been adopted by Goldsource, and the Company has not yet completed the process of assessing the impact that they will have on its financial statements, or whether to early adopt any of the new requirements.

5.          MANAGEMENT OF CAPITAL

The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern in order to pursue the development of its Border Coal Project. The Company considers as capital its shareholders’ equity.

The Company manages and adjusts its capital structure when changes to the risk characteristics of the underlying assets or changes in economic conditions occur. To maintain or adjust the capital structure, the Company may attempt to issue new shares or dispose of certain of its assets.

In order to facilitate the management of its capital requirements, the Company prepares annual expenditure budgets which are revised periodically based on the results of its exploration programs, availability of financing and industry conditions. Annual and materially updated budgets are approved by the Board of Directors.

There are no external restrictions on management of capital.

In order to maximize ongoing development efforts, the Company does not pay out dividends. The Company’s investment policy is to invest any excess cash in liquid short term interest-bearing instruments. When utilized, these instruments are selected with regard to the expected timing of expenditures from continuing operations. The Company’s ability to continue for the next 12 months is dependent on the ability of the Company to raise debt or equity financings. Management would need to raise the necessary capital to meet its planned business objectives. The Company believes it will be able to raise capital as required in the short term, but recognizes there will be risks involved that may be beyond its control.

C-10

GOLDSOURCE MINES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in Canadian Dollars)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012	TSX.V:GXS

6.          FINANCIAL INSTRUMENTS RISK EXPOSURE AND MANAGEMENT

The Company is exposed to various financial instrument risks and assesses the impact and likelihood of this exposure. These risks include liquidity risk, credit risk, interest rate risk and market risk. Where material these risks are reviewed and monitored by the Board of Directors.

a.           Capital Risk Management

The Company manages its capital to safeguard the Company’s ability to continue as a going concern, to provide adequate returns to shareholders and benefits to other stakeholders, and to have sufficient funds on hand for business opportunities as they arise.

The Company considers the items included in the shareholders’ equity as capital. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements, sell assets, incur debt, or return capital to shareholders. As at September 30, 2013, the Company did not have any debt and is not subject to externally imposed capital requirements.

b.           Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has in place a planning and budgeting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. The Company’s cash is invested in business accounts with a quality financial institution and which is available on demand for the Company’s programs, and is not invested in any asset backed commercial paper.

However, the Company will require significant additional funding in the future to continue to explore and develop its Border Coal Project and examine opportunities in new projects. Accordingly, there is a risk that the Company may not be able to secure adequate funding on reasonable terms, or at all, at that future date.

c.           Credit Risk

Credit risk is the risk of potential loss to the Company if the counterparty to a financial instrument fails to meet its contractual obligations. The Company’s credit risk is primarily attributable to its liquid financial assets including cash and short term investments. The Company limits exposure to credit risk on liquid financial assets through maintaining its cash and short term investments with a high-credit quality financial institution.

d.           Interest Rate Risk

The Company’s exposure to interest rate risk arises from the interest rate impact on its cash and short term investments. The Company’s practice has been to invest cash at floating rates of interest, in short term investments, in order to maintain liquidity, while achieving a satisfactory return for shareholders. There is minimal risk that the Company would recognize any loss as a result of a decrease in the fair value of any guaranteed bank investment certificates included in short term investments as they are generally held with a large and stable financial institution. As at September 30, 2013, with all other variables unchanged, a 1 percentage point change in interest rates would not have a significant impact on the Company’s loss and comprehensive loss for the period.

e.           Market Risk

The Company’s exposure to market risk arises from its held-for-trading securities in Westcore Energy Ltd. (“Westcore”). There is a risk the Company would recognize a loss as a result of a decrease in the fair value of the investment given the nature of Westcore, a mining exploration company.

Financial instruments carrying value and fair value

The Company’s financial instruments consist of cash, short term investments, securities, taxes receivable and accounts payable and accrued liabilities. The carrying value of taxes receivable and accounts payable and accrued liabilities approximate their fair values due to the short periods until settlement.

The fair value hierarchy establishes three levels to classify the inputs to valuation techniques used to measure fair value. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices in markets that are not active, quoted prices for similar assets or liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability (for example, interest rate and yield curves observable at commonly quoted intervals, forward pricing curves used to value currency and commodity contracts and volatility measurements used to value option contracts), or inputs that are derived principally from or corroborated by observable market data or other means. Level 3 inputs are unobservable (supported by little or no market activity). The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. The Company’s cash, short term investments and held-for-trading securities are classified as Level 1 financial instruments.

C-11

GOLDSOURCE MINES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in Canadian Dollars)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012	TSX.V:GXS

7.          HELD-FOR-TRADING SECURITIES

	September 30, 2013	December 31, 2012
Opening balance	$74,250	$168,750
Changes in marked-to-market value	(54,000)	(94,500)
Closing balance	$20,250	$74,250

Under IFRS, held-for-trading securities are to be recorded at fair value at each reporting date and the resulting gains or losses are to be included in the results for the period. For the nine month period ended September 30, 2013, the Company’s 675,000 (2012 – 675,000) Westcore common shares had an unrealized marked-to-market loss of $54,000 (2012 – $77,625).

8.          MINERAL PROPERTIES – EXPLORATION AND EVALUATION ASSETS

Border Property

As at September 30, 2013, the Company holds 34 (2012 – 53) coal mineral licenses comprising 16,074 (2012 – 35,629) hectares that cover all of the coal deposits discovered to date as well as areas that are considered favourable for the discovery of additional coal deposits.

For the year ended December 31, 2012 an impairment charge of $14,971,248 was recognized in respect of the Border Property. The triggers for the impairment tests were primarily the effect of current market conditions being experienced in the junior exploration market and the decline in price of thermal coal.

Given the nature of the Company’s activities, information on the fair value of an asset is usually difficult to obtain unless negotiations with potential purchasers or similar transactions are taking place. In fiscal, 2011, the Company had objective evidence from negotiations that the fair value was in excess of the carrying value at that time. However, in the absence of recent similar transactions or other evidence, the Company concluded in fiscal, 2012, it would be appropriate to apply alternative valuation techniques to support the carrying value of the project. Such valuation techniques result in a wide range of possible values being ascribed to the property. The fair value less costs to sell (“FVLCS”) for the Border Property was determined based on the Company’s market capitalization as adjusted to reflect the premium a market participant would pay to acquire the entire Company. It is the Company’s opinion, that this represents the low-end of the possible range of values that could be applied to the Border Property. However, in the absence of similar transactions or a report from third-party specialists to provide an alternative measure of FVLCS, the Company believes that an estimate based on the Company’s market capitalization is the most objective basis for estimating the FVLCS of the Border Property.

The Company is maintaining the Border Property on a care and maintenance basis until such time as a suitable market and/or applicable conversion process can be identified or until such time as an appropriate partner can be identified to advance the project. The current coal lease holdings will be reviewed annually and may be reduced periodically to minimize holding costs.

Saskatchewan
2013	Border
Property
Balance, December 31, 2011	$18,417,803

Additions:

Acquisition and holding costs:
Permit application and holding costs	195,958
195,958
Exploration expenditures:
Fuel	8,257
Operations and general	31,997
Road and pad construction	1,632
Share-based compensation	826
Technical services and consulting	114,775
157,487

Impairment charge	(14,971,248)

Balance, December 31, 2012 and September 30, 2013	$3,800,000

C-12

GOLDSOURCE MINES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in Canadian Dollars)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012	TSX.V:GXS

9.          RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties:

Legal Fees

Paid or accrued $59,173 (2012 - $53,302) for legal fees, which were included in professional fees to Koffman Kalef LLP, a law firm in which the Company’s Corporate Secretary is partner, and recognized $1,631 (2012 - $843) in share-based payments to this officer.

Key Management Compensation

	2013	2012
Salaries and short-term benefits (1)
Remuneration on the statement of operations	$123,750	$113,750
Capitalized to the Border Property	-	65,000
	123,750	178,750
Share-based payments	52,202	20,244
	$175,952	$198,994

(1) Total remuneration paid to the President, Chief Operating Officer and Chief Financial Officer of Goldsource.

Other Transactions

The Company shares rent, salaries, and administrative services with SilverCrest Mines Inc., a company related by common directors and officers. The Company incurred $62,599 (2012 - $78,888) for their share of rent, salaries, and administrative expenses.

10.         CAPITAL STOCK AND RESERVES

Authorized Shares

The Company’s authorized capital stock consists of an unlimited number of common shares and an unlimited number of preferred shares without nominal or par value. At September 30, 2013, the Company had 27,033,729 common shares and no preferred shares issued and outstanding.

Stock Options

The Company has a fixed number stock option plan under which it is authorized to grant stock options to executive officers and directors, employees and consultants enabling them to acquire issued and outstanding common stock of the Company. A maximum of 3,850,000 common shares are reserved for issuance. The exercise price of each option equals the market price of the Company's stock as calculated on the date of the grant. The options can be granted for a maximum term of 10 years and certain options to employees and consultants vest over periods of time, determined by the Board of Directors.

On June 11, 2013 stock options for the purchase of 2,575,000 common shares (“Original Options”), were reduced to options for the purchase of 825,000 common shares (“Amended Options”). These Amended Options reduced their exercise prices (ranging from $0.82 to $1.58 to per share) to $0.16 per share and extending their terms by 5 years so that the options will expire on June 11, 2018. Previous option expiry dates ranged from May 22, 2014 to December 23, 2015. These Amended Options are subject to an 18-month vesting schedule pursuant to which 25% vested immediately and a further 25% shall vest on each 6-month period thereafter until fully vested. The Company also granted new stock options to two executive officers of the Company for the purchase of up to 50,000 common shares of the Company at an exercise price of $0.16 per share for a five-year term expiring on June 11, 2018. As a result of the reduction, amendments and new stock option grants, stock options for the purchase of an aggregate of 1,400,000 common shares are now outstanding.

C-13

GOLDSOURCE MINES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in Canadian Dollars)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012	TSX.V:GXS

10. CAPITAL STOCK AND RESERVES (continued)

Stock option transactions and the number of stock options outstanding and exercisable are summarized as follows:

	Number of	Weighted Average
	Options	Exercise Price
As at December 31, 2011 and December 31, 2012	3,595,000	$1.03
Issued	875,000	$0.16
Expired	(495,000)	$0.50
Forfeited	(2,575,000)	$1.09
As at September 30, 2013	1,400,000	$0.56

		Options Outstanding			Options Exercisable
Exercise Price	Expiry Date	Number of	Weighted	Weighted	Number of	Weighted
		Shares Issuable	Average	Average	Shares Issuable	Average
		on Exercise	Remaining Life	Exercise Price	on Exercise	Exercise Price
			(Years)
$1.33	October 9, 2013	100,000	0.02	$1.33	100,000	$1.33	See subsequent event
$1.50	December 14, 2013	50,000	0.21	$1.50	50,000	$1.50
$1.33	May 22, 2014	250,000	0.64	$1.33	250,000	$1.33
$0.82	September 28, 2015	125,000	1.99	$0.82	125,000	$0.82
$0.16	June 11, 2018	875,000	4.70	$0.16	218,750	$0.16
		1,400,000	3.24	$0.56	743,750	$0.91

Share-based compensation

During the nine month period ended September 30, 2013 the Company granted 875,000 (2012 – Nil) incentive stock options with a weighted average fair value per option granted of $0.12 (2012 - $Nil) for a total value of $108,167 (2012 - $Nil). The total share-based compensation recognized during the nine months ended September 30, 2013 under the fair value method was $57,095 (2012 - $23,568). The Company expensed $57,095 (2012 - $22,742) and capitalized $Nil (2012 - $826) as mineral property expenditures.

The following weighted average assumptions were used for the Black-Scholes valuation of stock options.

	September 30, 2013	September 30, 2012
Risk-free interest rate	1.84%	-
Expected dividend yield	-	-
Expected stock price volatility	123%	-
Expected forfeiture rate	1.21%	-
Expected option lives	5 years	-

Warrants

On May 19, 2013, 3,336,192 share purchase warrants expired. As at September 30, 2013, there are no share purchase warrants outstanding.

11.   Subsequent Events

a)	100,000 incentive stock options with an exercise price of $1.33 per share expired.

b)	In November 2013, the Company and Eagle Mountain Gold Corp. (“Eagle Mountain”) announced that they have entered into an agreement (the "Letter Agreement") pursuant to which Eagle Mountain will amalgamate with a wholly-owned subsidiary of the Company. The Company will issue that number of common shares to shareholders of Eagle Mountain equal to 100% of the issued and outstanding, shares of the Company at the date of closing such that, following closing but prior to completion of the Equity Finance (see below), 50% of the outstanding common shares of the Company will be held by former Eagle Mountain shareholders and 50% of the outstanding common shares of the Company will be held by the Company’s shareholders. Outstanding Eagle Mountain options and warrants are to be exercisable for the Company’s shares equal to the exchange ratio with a corresponding change to the exercise price of the options.

C-14

GOLDSOURCE MINES INC.

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

(Expressed in Canadian Dollars)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012	TSX.V:GXS

11.   Subsequent Events (continued)

The Letter Agreement also provides for the following pertinent information:

•	Within five business days of the Letter Agreement, the Company will lend to Eagle Mountain $50,000 to be used by Eagle Mountain for specified expenditures.

•	The Company and Eagle Mountain are each required to raise by way of equity private placement (“Initial Placements”) prior to December 15, 2013 not less than $250,000, and the Exchange Ratio will be adjusted to account for the Initial Placements.

•	The Company is required to complete an equity financing (“Equity Finance”) effective upon closing of the amalgamation for a minimum of $1.5 million to be comprised of common shares and warrants of the Company. The Equity Finance will not be included in calculation of the Exchange Ratio and will not exceed 25% of the outstanding common shares of the Company calculated on a fully diluted basis following completion of the amalgamation and Equity Finance.

c)	The Company completed a private placement of 2,140,000 units at a price of $0.12 per unit for gross proceeds of $256,800. Each unit consisted of one common share and one-half of a warrant of the Company, with each whole warrant being exercisable for one common share at a price of $0.20 per share for a 24-month tern until December 16, 2015.

C-15

Financial Statements and Notes

FOR THE YEAR ENDED DECEMBER 31, 2012

C-16

GOLDSOURCE MINES INC.

C-17

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of

Goldsource Mines Inc.

We have audited the accompanying financial statements of Goldsource Mines Inc., which comprise the statements of financial position as at December 31, 2012 and 2011, and the statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Goldsource Mines Inc. as at December 31, 2012 and 2011, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Vancouver, Canada,
March 26, 2013	Chartered Accountants

C-18

GOLDSOURCE MINES INC.

STATEMENTS OF FINANCIAL POSITION

(Expressed in Canadian Dollars)

AS AT

	December 31, 2012	December 31, 2011

ASSETS

Current Assets
Cash	$30,795	$415,039
Short term investments	754,915	1,510,800
Amounts receivable	-	5,000
Taxes receivable	7,033	49,554
Prepaid expenses	11,541	16,531
Held-for-trading securities (note 6)	74,250	168,750
Total Current Assets	878,534	2,165,674

Non-Current Assets
Investment subject to significant influence (note 7)	-	750,000
Equipment (note 8)	14,919	28,243
Exploration and evaluation assets (note 9, 10)	3,800,000	18,417,803
Total Non-Current Assets	3,814,919	19,196,046

TOTAL ASSETS	$4,693,453	$21,361,720

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities (note 10)	$67,009	$490,604
Flow through share premium (note 11)	-	60,095
Total Current Liabilities	67,009	550,699

Shareholders’ Equity
Capital stock (note 11)	29,863,065	29,863,065
Reserves (note 11)	7,849,431	7,825,863
Deficit	(33,086,052)	(16,877,907)
Total Shareholders' Equity	4,626,444	20,811,021

TOTAL LIABILITES AND SHAREHOLDERS' EQUITY	$4,693,453	$21,361,720

Nature and continuance of operations (note 1)

Approved by the Board and authorized for issue on March 26, 2012.

“J. Scott Drever”	“Graham C. Thody”
Director	Director

The accompanying notes are an integral part of these financial statements.

C-19

GOLDSOURCE MINES INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in Canadian Dollars)

YEARS ENDED DECEMBER 31,	2012	2011

GENERAL AND ADMINISTRATIVE EXPENSES
Insurance	$28,238	$38,400
Investor relations	1,181	48,012
Office and miscellaneous	29,601	32,519
Professional fees (note 10)	107,897	80,701
Regulatory and transfer agent fees	20,094	18,874
Remuneration (note 10)	208,770	287,349
Rent and communications	25,085	33,968
Shareholder communications	13,869	37,837
Trade shows and conferences	6,542	23,164
Travel and related costs	-	4,136
LOSS BEFORE OTHER ITEMS	441,277	604,960

OTHER ITEMS
Gain on sale of held-for-trading securities (note 6)	-	(17,661)
Interest income	(11,527)	(20,446)
Impairment charges (note 7, 9)	15,721,248	-
Renouncement of flow-through shares (note 11)	(60,095)	-
Share-based compensation (note 11)	22,742	269,553
Transaction costs (note 13)	-	175,779
Unrealized loss on held-for-trading securities (note 6)	94,500	23,500
	15,766,868	430,725

NET COMPREHENSIVE LOSS FOR THE YEAR	$(16,208,145)	$(1,035,685)

Basic and diluted comprehensive loss per common share	$(0.60)	$(0.04)

Weighted average number of common shares outstanding	27,033,729	24,400,986

The accompanying notes are an integral part of these financial statements.

C-20

GOLDSOURCE MINES INC.
STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

YEARS ENDED DECEMBER 31,	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss for the year	$(16,208,145)	$(1,035,685)
Items not affecting cash:
Share-based compensation	22,742	269,553
Renouncement of flow through shares	(60,095)	-
Impairment charges	15,721,248	-
Interest income	(11,527)	(20,446)
Gain on sale of held-for-trading securities	-	(17,661)
Unrealized loss on held-for-trading securities	94,500	23,500
Cash flows before changes in working capital items	(441,277)	(780,739)

Amounts receivable	5,000	123
Taxes receivable	42,521	(29,226)
Prepaid expenses	4,989	6,865
Accounts payable and accrued liabilities	(96,167)	105,719
Net cash used in operating activities	(484,934)	(697,259)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of capital stock	-	3,708,400
Share issue costs	-	(402,561)
Net cash provided by financing activities	-	3,305,839

CASH FLOW FROM INVESTING ACTIVITIES
Short term investments	750,000	(750,000)
Interest received	17,409	12,638
Exploration and evaluation	(666,719)	(1,887,224)
Proceeds from held-for-trading securities	-	298,411
Net cash provided by (used in) investing activities	100,690	(2,326,175)

Change in cash, during year	(384,244)	282,405
Cash, beginning of year	415,039	132,634
Cash, end of year	$30,795	$415,039

Supplemental disclosure of significant non-cash investing and financing activities

Capitalized to exploration and evaluation assets	$3,121	$330,546
Accounts payable and accrued liabilities	-	237,500

The accompanying notes are an integral part of these financial statements

C-21

GOLDSOURCE MINES INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

 (Expressed in Canadian Dollars)

			Reserves
	Capital Stock		Share-Based
	Number	Amount	Payments	Deficit	Total

Balance at December 31, 2010	20,010,533	$26,434,334	$7,506,838	$(15,856,972)	$18,084,200

Issuance pursuant to property agreement	358,696	237,500	-	-	237,500
Issuance of capital stock	6,664,500	3,708,400	-	-	3,708,400
Share issue costs (note 11)	-	(402,561)	-	-	(402,561)
Fair value of agent warrants	-	(54,513)	54,513	-	-
Flow through share premium	-	(60,095)	-	-	(60,095)
Stock options forfeited	-	-	(14,750)	14,750	-
Share-based compensation	-	-	279,262	-	279,262
Loss for the year	-	-	-	(1,035,685)	(1,035,685)

Balance at December 31, 2011	27,033,729	29,863,065	7,825,863	(16,877,907)	20,811,021

Share-based compensation	-	-	23,568	-	23,568
Loss for the year	-	-	-	(16,208,145)	(16,208,145)

Balance at December 31, 2012	27,033,729	$29,863,065	$7,849,431	$(33,086,052)	$4,626,444

The accompanying notes are an integral part of these financial statements

C-22

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

1.	NATURE AND CONTINUNACE OF OPERATIONS

Goldsource Mines Inc. (the “Company” or “Goldsource”) is incorporated under the jurisdiction of the Province of British Columbia, Canada pursuant to the British Columbia Business Corporations Act. All dollar amounts are expressed in Canadian dollars unless otherwise indicated. The head office and principal address of the Company is 570 Granville Street, Suite 501, Vancouver, BC, Canada, V6C 3P1. The address of the Company’s registered and records office is 19th Floor, 885 West Georgia Street, Vancouver, BC, Canada, V6C 3E8. The Company is listed on the TSX Venture Exchange (under the symbol GXS).

The Company is a Canadian resource company engaged in the exploration and development of a substantial coal field in the province of Saskatchewan. Its mineral interests presently consist of coal exploration properties located in Saskatchewan, referred to as the “Border Coal Project” and a 25% joint venture interest in certain coal lands in Manitoba, in Canada. The Company is in the process of exploring its Border Coal Project, has not yet identified a commercial resource and has accumulated losses as at December 31, 2012 of $33,086,052.

The recoverability of the carrying value of the Border Coal Project is dependent upon the discovery of an economically recoverable resource and the Company obtaining the necessary financing to complete exploration, development and construction of processing facilities, obtaining government approvals and attaining future profitable production of the mineral resources.

The Company completed a Preliminary Economic Assessment (PEA) on the Border Coal Project in March 2011, which reported the project has the potential to be technically and economically feasible based on a coal to liquids conversion process. A major capital project such as this requires a combination of favorable investment climate, timing, commodity pricing and technology changes to demonstrate rates of return commensurate with the capital at risk. Management believes this combination of circumstances is achievable but there is no certainty these results can be realized. Management recognizes the project requires a special expertise and financial capacity to bring it to fruition and will actively seek out participants with these capabilities.

The Company has sufficient financial resources for exploration and administrative costs for the next twelve months. The Company will require additional financing from time to time and, although it has been successful in the past, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be available on acceptable terms.

These financial statements do not reflect the adjustments to the carrying value of assets and liabilities, or the impact on the statement of operations and comprehensive loss and financial position classifications that would be necessary were the going concern assumption not appropriate.

2.	SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) under the historical cost convention, as modified by revaluation of certain financial assets.

The accounting policies set out below have been applied consistently to all periods presented in these financial statements and are based on IFRS in effect as at March 26, 2013, the date the Board of Directors approved these financial statements for issue.

Use of Judgments and Estimates

The preparation of these financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts and the valuation of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the year.

These judgments and estimates are continuously evaluated and are based on management’s experience and knowledge of the relevant facts and circumstances. Actual results may differ from the amounts included in the financial statements. Information about such judgments and estimates are contained in the accounting policies and/or the notes to these financial statements.

C-23

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

The key areas where judgments, estimates and assumptions have been made are summarized as follows:

•	The estimated fair values of mineral properties for non-current asset impairment tests;

•	The recoverability of investments subject to significant influence.

•	The estimated useful lives of equipment and the measurement of depreciation expense;

•	The determination of the fair value of agent warrants in capital stock and inputs used in accounting for share-based compensation;

•	The recoverability of taxes receivable; and

•	The estimation of the tax basis of assets and liabilities and related deferred income tax assets and liabilities, the measurement of income tax recovery.

Cash and Short term investments

Cash is comprised of cash on hand.

Short term investments comprise highly liquid Canadian dollar denominated guaranteed investment certificates with terms to maturity of greater than ninety days but no more than one year. These investments are subject to an insignificant risk of change in value.

Amounts receivable

Amounts receivable are recorded at face value less any provisions for uncollectable amounts considered necessary.

Taxes receivable

Taxes receivable are comprised of harmonized sales tax in Canada that the Company has paid.

Investments subject to significant influence

The Company follows the equity method of accounting for its investments over which it exercises significant influence but does not control. Under this method, the Company includes in its net earnings or loss its share of the net earnings or losses of the associated investees and capital contributions to, or distributions from, investees which increase or decrease the Company’s investment. The Company accounts for its investment in the Westcore Energy Ltd. (“Westcore”) joint venture agreement (note 7) using the equity method.

Equipment

Equipment is recorded at historical cost less accumulated depreciation and impairment charges. Equipment is depreciated using the straight line method over the estimated useful lives of the individual assets. The significant classes of equipment and their useful lives are as follows:

Equipment	5 years
Office equipment	5 years
Vehicles	5 years
Computers	2-3 years

The Company’s equipment is reviewed for an indication of impairment at the end of each reporting period. If an indication of impairment exists, the asset’s recoverable amount is estimated. Impairment losses are recognized in profit or loss. An impairment loss is reversed if there is evidence that there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss had been recognized.

C-24

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral properties - exploration and evaluation assets

Pre-exploration costs are expensed in the period in which they are incurred.

Once the legal right to explore a mineral property has been acquired, all costs related to the acquisition, exploration and evaluation of mineral properties are capitalized by property. These direct expenditures include such costs as materials used, surveying costs, geological studies, drilling costs, payments made to contractors and depreciation of plant and equipment during the exploration phase. Costs not directly attributable to exploration and evaluation activities, including general administrative overhead costs, are expensed in the period in which they occur.

Exploration and evaluation expenditures for each mineral property are carried forward as an asset provided that one of the following conditions is met;

Such costs are expected to be recouped in full through successful development and exploration of the mineral property or alternatively, by sale; or

Exploration and evaluation activities in the mineral property have not reached a stage which permits a reasonable assessment of the existence of economically recoverable reserves; however; active and significant operations in relation to the mineral property are continuing, or planned for the future.

The carrying values of capitalized amounts are reviewed annually, or when indicators of impairment are present. In the case of undeveloped properties, there may be only inferred resources to allow management to form a basis for the impairment review. The review is based on the Company’s intentions for the development of such a property. If a mineral property does not prove viable, all unrecoverable costs associated with the property are charged to profit or loss at the time the determination is made.

Once the technical feasibility and commercial viability of extracting the mineral resource has been determined, the property is considered to be a mine under development and is classified as “mining assets”. Exploration and evaluation expenditures accumulated are also tested for impairment before the mineral property costs are transferred to development properties.

Impairment of tangible and intangible assets

At the end of each reporting period, the Company’s assets are reviewed to determine whether there is any indication that those assets may be impaired. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell (FVLCS) and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit of loss for the period. For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Rehabilitation provision

The Company is subject to various government laws and regulations relating to environmental disturbances caused by exploration and evaluation activities. The Company records the present value of the estimated costs of legal and constructive obligations required to restore the exploration sites in the period in which the obligation is incurred. The nature of the rehabilitation activities includes restoration, reclamation and re-vegetation of the affected exploration sites.

The rehabilitation provision generally arises when the environmental disturbance is subject to government laws and regulations. When the liability is recognized, the present value of the estimated costs is capitalized by increasing the carrying amount of the related mining assets. Over time, the discounted liability is increased for the changes in present value based on current market discount rates and liability specific risks.

Additional environmental disturbances or changes in rehabilitation costs will be recognized as additions to the corresponding assets and rehabilitation liability in the period in which they occur. At this time, the Company does not have any significant rehabilitation obligations.

C-25

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Share-based compensation and payments

The Company grants stock options to buy common shares of the Company to directors, officers, employees and consultants. The cost of stock options granted is recorded based on the estimated fair-value at the grant date and charged to the statement of operations over the vesting period. Where stock options are subject to vesting, each vesting tranche is considered a separate award with its own vesting period and grant date fair value. The fair value of each tranche is measured at the date of grant using the Black-Scholes option pricing model. Compensation expense is recognized over the tranche’s vesting period by a charge to the statement of operations or capitalized to exploration and evaluation assets, with a corresponding increase to contributed surplus based on the number of options expected to vest. Consideration paid for the shares on the exercise of stock options is credited to capital stock. When vested options are forfeited or are not exercised at the expiry date the amount previously recognized in share-based compensation is transferred to deficit. The number of options expected to vest is reviewed at least annually, with any impact being recognized immediately.

Warrants issued in equity financing transactions

The Company engages in equity financing transactions to obtain the funds necessary to continue operations and explore and evaluate mineral properties. These equity financing transactions may involve issuance of common shares or units. A unit comprises a certain number of common shares and a certain number of share purchase warrants (“Warrants”). Depending on the terms and conditions of each equity financing agreement (“Agreement”), the Warrants are exercisable into additional common shares prior to expiry at a price stipulated by the Agreement. Warrants that are part of units are valued based on the residual value method and included in share capital with the common shares that were concurrently issued. Warrants that are issued as payment for an agency fee or other transactions costs are accounted for as share-based payments.

Flow-through shares

The Company has issued flow-through shares to finance some of its exploration activities. Such shares were issued for cash in exchange for the Company giving up the tax benefits arising from the exploration and evaluation expenditures. The amounts of these tax benefits are renounced to investors in accordance with Canadian tax legislation. A premium liability is recognized for the share price premium paid by investors when acquiring the flow-through shares. The premium liability is reduced and deferred income taxes are recognized on the renounced tax deductions as eligible expenditures are incurred.

Loss per share

Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted loss per share is computed similar to basic loss per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and that proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods.

Taxation

Income tax expense comprises current and deferred income taxes. Current and deferred income taxes are recognized in profit or loss except to the extent that they relate to items recognized directly in equity.

Current income tax expense is the expected tax payable on taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

The Company follows the asset and liability method of accounting for income taxes whereby deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in operations in the period that includes the substantive enactment date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred income tax assets and liabilities are presented as non-current in the financial statements.

C-26

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments

Financial assets are classified into one of the following categories based on the purpose for which the asset was acquired. All transactions related to financial instruments are recorded on a trade date basis. The Company’s accounting policy for each category is as follows:

Financial assets at fair value through profit or loss (“FVTPL”)

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. Financial assets are designated as at FVTPL if the Company manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Company’s risk management strategy. Attributable transaction costs are recognized in profit or loss when incurred. FVTPL are measured at fair value, and changes are recognized in profit or loss.

Held-to-maturity (“HTM”)

These assets are non-derivative financial assets with fixed or determinable payments and fixed maturities that the Company’s management has the intention and ability to hold to maturity. These assets are measured at amortized costs using the effective interest method. If there is objective evidence that the asset is impaired, determined by reference to external credit ratings and other relevant indicators, the financial asset is measured at the present value of estimated future cash flows. Any changes to the carrying amount of the investment, including impairment losses, are recognized in profit or loss.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted on an active market. Such assets are initially recognized at fair value plus any direct attributable transaction costs. Subsequent to initial recognition loans and receivables are measured at amortized cost using the effective interest method, less any impairment losses.

Available-for-sale (“AFS”)

Non-derivative financial assets not included in the above categories are classified as available-for-sale. They are carried at fair value with changes in fair value recognized directly in equity. Where a decline in the fair value of an available-for-sale financial asset constitutes objective evidence of impairment, the amount of the loss is removed from equity and recognized in profit or loss.

The Company classified its financial assets as follows:

- Cash, short term investments and held-for-trading securities are classified as FVTPL.

- Amounts receivable are classified as loans and receivables.

Financial liabilities

Financial liabilities are classified into one of two categories:

- Fair value through profit or loss; and

- Other financial liabilities.

Fair value through profit or loss

This category comprises derivatives, or liabilities, acquired or incurred principally for the purpose of selling or repurchasing it in the near term. They are carried in the statement of financial position at fair value with changes in fair value recognized in profit or loss.

Other financial liabilities

This category includes amounts due to related parties and accounts payable and accrued liabilities, all of which are recognized at amortized cost.

The Company classified its financial liabilities as follows:

- Accounts payable and accrued liabilities are classified as other financial liabilities.

C-27

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the investments have been impacted.

For all financial assets objective evidence of impairment could include:

- significant financial difficulty of the issuer or counterparty; or

- default or delinquency in interest or principal payments; or

- it becoming probable that the borrower will enter bankruptcy or financial re-organization.

For certain categories of financial assets, such as receivables, assets that are assessed not to be impaired individually are subsequently assessed for impairment on a collective basis. The carrying amount of financial assets is reduced by the impairment loss directly for all financial assets with the exception of receivables, where the carrying amount is reduced through the use of an allowance account. When a receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control, and related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

C-28

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

3.	NEW STANDARDS NOT YET ADOPTED

The International Accounting Standards Board (“IASB”) issued the following pronouncements that are effective for years beginning January 1, 2013, or later and may affect the Company’s future financial statements. Management is currently assessing the impact of these pronouncements and does not expect the application to have a pervasive impact on accounting procedures or other business activities.

IFRS 9 - Financial Instruments (“IFRS 9”) - In November 2009, the IASB issued IFRS 9 Financial Instruments as the first step in its project to replace IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 retains but simplifies the mixed measurement model, and establishes two primary measurement categories for financial assets: amortized cost and fair value. The basis of classification depends on an entity’s business model and the contractual cash flow of the financial asset. Classification is made at the time the financial asset is initially recognized, namely when the entity becomes a party to the contractual provisions of the instrument. IFRS 9 amends some of the requirements of IFRS 7 Financial Instruments: Disclosures, including added disclosures about investments in equity instruments measured at fair value in Other Comprehensive Income, and guidance on financial liabilities and derecognition of financial instruments. In December 2011, the IASB issued an amendment that adjusted the mandatory effective date of IFRS 9 from January 1, 2013 to January 1, 2015.

IFRS 10 - Consolidated Financial Statements (“IFRS 10”) - In May 2011, the IASB issued IFRS 10 Consolidated Financial Statements to replace IAS 27 Consolidated and Separate Financial Statements and SIC 12 Consolidation – Special Purpose Entities. The new consolidation standard changes the definition of control so that the same criteria apply to all entities, both operating and special purpose entities, to determine control. The revised definition focuses on the need to have both power and variable returns before control is present. IFRS 10 must be applied starting January 1, 2013.

IFRS 11 - Joint Arrangements (“IFRS 11”) - In May 2011, the IASB issued IFRS 11 Joint Arrangements to replace IAS 31, Interests in Joint Ventures. The new standard defines two types of arrangements: Joint Operations and Joint Ventures. Focus is on the rights and obligations of the parties involved to reflect the joint arrangement, thereby requiring parties to recognize the individual assets and liabilities to which they have rights or for which they are responsible, even if the joint arrangement operates in a separate legal entity. IFRS 11 must be applied starting January 1, 2013.

IFRS 12 - Disclosure of Interests in Other Entities (“IFRS 12”) - In May 2011, the IASB issued IFRS 12 Disclosure of Interests in Other Entities to create a comprehensive disclosure standard to address the requirements for subsidiaries, joint arrangements and associates including the reporting entity’s involvement with other entities. It also includes the requirements for unconsolidated structured entities (i.e. special purpose entities). IFRS 12 must be applied starting January 1, 2013.

IFRS 13 - Fair Value Measurement (“IFRS 13”) - In May 2011, the IASB issued IFRS 13 Fair Value Measurement as a single source of guidance for all fair value measurements required by IFRS to reduce the complexity and improve consistency across its application. The standard provides a definition of fair value and guidance on how to measure fair value as well as a requirement for enhanced disclosures. IFRS 13 must be applied starting January 1, 2013.

IFRIC 20 - Stripping Costs in the Production Phase of a Surface Mine (“IFRIC 20”) - In October 2011, the IASB issued IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine. IFRIC 20 provides guidance on the accounting for the costs of stripping activity in the production phase of surface mining when two benefits accrue to the entity from the stripping activity: useable ore that can be used to produce inventory and improved access to further quantities of material that will be mined in future periods. IFRIC 20 must be applied starting January 1, 2013.

IAS 32 – Financial Instruments: Presentation (“IAS 32”) - The IASB amended IAS 32, “Financial Instruments: Presentation” to clarify certain aspects because of diversity in application of the requirements on offsetting, focused on four main areas:

•	the meaning of ‘currently has a legally enforceable right of set-off’;
•	the application of simultaneous realization and settlement;
•	the offsetting of collateral amounts; and
•	the unit of account for applying the offsetting requirements.

The amended standard is effective for annual periods beginning on or after January 1, 2014.

C-29

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

4.	MANAGEMENT OF CAPITAL

The Company’s objective when managing capital is to safeguard the Company’s ability to continue as a going concern in order to pursue the development of its Border Coal Project. The Company considers as capital its shareholders’ equity.

The Company manages and adjusts its capital structure when changes to the risk characteristics of the underlying assets or changes in economic conditions occur. To maintain or adjust the capital structure, the Company may attempt to issue new shares or dispose of certain of its assets.

In order to facilitate the management of its capital requirements, the Company prepares annual expenditure budgets which are revised periodically based on the results of its exploration programs, availability of financing and industry conditions. Annual and materially updated budgets are approved by the Board of Directors.

There are no external restrictions on management of capital.

In order to maximize ongoing development efforts, the Company does not pay out dividends. The Company’s investment policy is to invest any excess cash in liquid short term interest-bearing instruments. When utilized, these instruments are selected with regard to the expected timing of expenditures from continuing operations. The Company currently has sufficient capital resources to meet its planned operations and administrative overhead expenses through its current operating year. Actual funding requirements may vary from those planned due to a number of factors, including the progress of exploration and development activities. The Company believes it will be able to raise capital as required in the long term, but recognizes there will be risks involved that may be beyond its control.

5.	FINANCIAL INSTRUMENTS RISK EXPOSURE AND MANAGEMENT

The Company is exposed to various financial instrument risks and assesses the impact and likelihood of this exposure. These risks include liquidity risk, credit risk, interest rate risk and market risk. Where material these risks are reviewed and monitored by the Board of Directors.

a.	Capital Risk Management

The Company manages its capital to safeguard the Company’s ability to continue as a going concern, to provide adequate returns to shareholders and benefits to other stakeholders, and to have sufficient funds on hand for business opportunities as they arise.

The Company considers the items included in the shareholders’ equity as capital. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may issue new shares through private placements, sell assets, incur debt, or return capital to shareholders. As at December 31, 2012, the Company did not have any debt and is not subject to externally imposed capital requirements.

b.	Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has in place a planning and budgeting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. The Company’s cash is invested in business accounts with a quality financial institution and which is available on demand for the Company’s programs, and is not invested in any asset backed commercial paper. However, the Company will require significant additional funding in the future to continue to explore and develop its Border Coal Project. Accordingly, there is a risk that the Company may not be able to secure adequate funding on reasonable terms, or at all, at that future date.

c.	Credit Risk

Credit risk is the risk of potential loss to the Company if the counterparty to a financial instrument fails to meet its contractual obligations. The Company’s credit risk is primarily attributable to its liquid financial assets including cash and short term investments. The Company limits exposure to credit risk on liquid financial assets through maintaining its cash and short term investments with a high-credit quality financial institution.

C-30

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

5.	FINANCIAL INSTRUMENTS RISK EXPOSURE AND MANAGEMENT (continued)

d.	Interest Rate Risk

The Company’s exposure to interest rate risk arises from the interest rate impact on its cash and short term investments. The Company’s practice has been to invest cash at floating rates of interest, in short term investments, in order to maintain liquidity, while achieving a satisfactory return for shareholders. There is minimal risk that the Company would recognize any loss as a result of a decrease in the fair value of any guaranteed bank investment certificates included in short term investments as they are generally held with a large and stable financial institution. As at December 31, 2012, with all other variables unchanged, a 1 percentage point change in interest rates would not have a significant impact on the Company’s loss and comprehensive loss for the year.

e.	Market Risk

The Company’s exposure to market risk arises from their held-for-trading securities in Westcore. There is a risk the Company would recognize a loss as a result of a decrease in the fair value of the investment given the nature of Westcore, a mining exploration company.

Financial instruments carrying value and fair value

The Company’s financial instruments consist of cash, short term investments, securities, amounts receivable and accounts payable and accrued liabilities. The carrying value of amounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short periods until settlement. As at December 31, 2012, the Company’s classification of financial instruments within the fair value hierarchy is summarized as follows:

	Level 1	Level 2	Level 3	Total
Cash	$30,795	$-	$-	$30,795
Short term investments	$754,915	$-	$-	$754,915
Held-for-trading securities	$74,250	$-	$-	$74,250

6.	HELD-FOR-TRADING SECURITIES

	2012	2011
Opening balance	$168,750	$473,000
Changes in marked-to-market value	(94,500)	(23,500)
Disposals	-	(280,750)
Closing balance	$74,250	$168,750

Under IFRS, held-for-trading securities are to be recorded at fair value at each reporting date and the resulting gains or losses are to be included in the results for the period. For the year ended December 31, 2012, the Company’s 675,000 (2011 – 675,000) Westcore common shares had an unrealized marked-to-market loss of $74,250 (2011 – $23,500).

In May 2011, the Company sold 425,000 common shares of Westcore for gross proceeds of $305,545 and paid commissions of $3,134. The Company realized a net gain of $17,661 on the sale of shares for year ended December 31, 2011.

C-31

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

7.	INVESTMENT SUBJECT TO SIGNIFICANT INFLUENCE

	2012	2011
Joint Venture with Westcore Energy Ltd.	$-	$750,000

By agreement dated December 10, 2009, with Westcore the Company agreed to apply its proprietary geophysical matrix to Westcore's Fugro airborne geophysical data and to provide Westcore with specific drill sites on its Saskatchewan and Manitoba coal lands. As partial consideration, the Company was issued in fiscal 2009 an initial 100,000 Westcore common shares with a value of $50,000.

Westcore was successful in drilling at least one intercept consisting of not less than 10 meters of coal on each of two drill targets identified by the Company effective March 2010, and the following additional conditions applied:

(a) Westcore issued an additional 1 million common shares with a value of $710,000 to the Company.

(b) The Company earned a 25% working interest in all of Westcore’s existing coal lands in Saskatchewan and Manitoba. The initial value attributed to this interest was $750,000 and recorded this value as service income in fiscal 2010.

(c) Westcore and the Company entered into a 75% / 25% joint venture agreement dated December 17, 2010 with terms and conditions standard to mining industry joint ventures. As part of the joint venture agreement Westcore is required to expend an additional $3million on the aforementioned lands before the Company will be required to contribute its 25% share of expenditures. The Company has contributed its 100% interest in its 10 sections of coal permits that are within the Hudson Bay North Block located adjacent to the Company’s Border Property in Saskatchewan. A management committee established in August 2011, comprises two representatives from Westcore and two from the Company, with voting determined by the participating interest held by each party. There is a 15% royalty for coal mined with the Government of Saskatchewan; and

(d) In the event that Westcore acquires interests from time to time in any additional prospective coal properties in Saskatchewan or Manitoba, the Company shall have the option to acquire a 25% joint venture participating interest therein by paying a pro rata portion of the acquisition costs.

The Company wrote-off the accumulated carrying value of $750,000 to the statement of operations and comprehensive loss effective December 31, 2012.

C-32

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

8.	EQUIPMENT

		Office
	Equipment	Equipment	Vehicles	Computers	Total
Cost
Balance at December, 31, 2010, 2011 and 2012	$33,424	$10,924	$16,500	$16,990	$77,838

Accumulated depreciation
Balance at January, 1, 2011	12,699	3,115	5,775	13,864	35,453
Depreciation for the year	6,685	2,185	3,300	1,972	14,142
Balance at December 31, 2011	19,384	5,300	9,075	15,836	49,595
Depreciation for the year	6,685	2,185	3,300	1,154	13,324
Balance at December 31, 2012	26,069	7,485	12,375	16,990	62,919

Carrying amounts

At December 31, 2011	$14,040	$5,624	$7,425	$1,154	$28,243

At December 31, 2012	$7,355	$3,439	$4,125	$-	$14,919

During the year ended December 31, 2012, depreciation of $13,324 (2011 - $14,142) was capitalized to exploration and evaluation assets.

9.	MINERAL PROPERTIES – EXPLORATION AND EVALUATION ASSETS

By agreement (“MPI Agreement”) dated April 12, 2006 and amended May 1 and May 15, 2008 and May 31, 2010 with Minera Pacific Inc. (“Minera”), the Company acquired the exclusive rights to use certain information generated from Minera’s proprietary UMSERT Methodology which will assist the Company in identifying areas in Saskatchewan and Manitoba that may be prospective for minerals. Minera and the Company have two common officers and directors.

In order to maintain the exclusive rights to use the Information, the Company agreed to pay staged cash payments over a period of two years to Minera totalling $160,000 (paid) and issue a total of 325,000 common shares of the Company (issued) over a period of four years and, by the end of the fifth year, pay an additional $500,000 or issue 250,000 common shares (issued), whichever is the lesser, as determined by the Company in its sole discretion.

The Company has also agreed to pay to Minera $1,000,000 (Feasibility Payment) in the event that the Company completes an independent feasibility study on any property acquired by the Company as a result of the UMSERT Methodology. The Company has agreed to make non-refundable payments to Minera of $100,000 (Advanced Feasibility Payment) in each of the third ($100,000 paid), fourth ($25,000 paid, $75,000 in common shares issued) and fifth years ($25,000 paid, $75,000 in common shares issued) from the effective date of the MPI Agreement as advances against the Feasibility Payment.

Minera is further entitled to receive a 2% gross overriding royalty (“GOR”) on commercial production from any such property, and the Company is entitled at any time to purchase one-half of the GOR for $2,000,000.

The MPI Agreement may be terminated by the Company at any time upon written notice to Minera, in which case Minera may elect to receive an assignment of any properties acquired by the Company as a result of the UMSERT Methodology.

Border Property

As at December 31, 2012, the Company holds 53 (2011 – 81) coal mineral licenses comprising 35,629 (2011 – 56,109) hectares.

For the year ended December 31, 2012 an impairment charge of $14,971,248 was recognized in respect of the Border Property. The triggers for the impairment tests were primarily the effect of current market conditions being experienced in the junior exploration market and the decline in price of thermal coal.

Given the nature of the Company’s activities, information on the fair value of an asset is usually difficult to obtain unless negotiations with potential purchasers or similar transactions are taking place. In fiscal, 2011 the Company had objective evidence from negotiations that the fair value was in excess of the carrying value at that time.

C-33

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

9.	MINERAL PROPERTIES – EXPLORATION AND EVALUATION ASSETS (continued)

However, in the absence of recent similar transactions or other evidence, the Company has concluded it would be appropriate to apply alternative valuation techniques to support the carrying value of the project. Such valuation techniques result in a wide range of possible values being ascribed to the property. The fair value less costs to sell (“FVLCS”) for the Border Property was determined based on the Company’s market capitalization as adjusted to reflect the premium a market participant would pay to acquire the entire Company. It is the Company’s opinion, that this represents the low-end of the possible range of values that could be applied to the Border Property. However, in the absence of similar transactions or a report from third-party specialists to provide an alternative measure of FVLCS, the Company believes that an estimate based on the Company’s market capitalization is the most objective basis for estimating the FVLCS of the Border Property.

The Company intends to maintain the Border Property on a care and maintenance basis until such time as a suitable market and/or applicable conversion process can be identified or until such time as an appropriate partner can be identified to advance the project. The current coal lease holdings will be reviewed annually and may be reduced periodically to minimize holding costs.

2012	Saskatchewan Border Property
Balance, December 31, 2011	$18,417,803
Additions:
Acquisition and holding costs:
Permit application and holding costs	195,958

Exploration expenditures:
Fuel	8,257
Operations and general	31,997
Road and pad construction	1,632
Share-based compensation	826
Technical services and consulting	114,775
157,487

Impairment charge	(14,971,248)

Balance, December 31, 2012	$3,800,000

2011	Saskatchewan Border Property
Balance, December 31, 2010	$16,058,621
Additions:
Acquisition and holding costs:
Acquisition costs	262,500
Permit application and holding costs	316,511
579,011
Exploration expenditures:
Air Charter	506,928
Assays and Laboratory	17,858
Drilling	316,967
Fuel	42,705
Operations and general	142,517
Road and pad construction	347,095
Site support	24,905
Share-based compensation	9,709
Technical services and consulting	371,487
1,780,171

Balance, December 31, 2011	$18,417,803

C-34

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

10.	RELATED PARTY TRANSACTIONS

The Company entered into the following transactions with related parties:

Legal Fees

Paid or accrued $53,302 (2011 - $38,013) for legal fees which were included in professional fees, $NIL (2011 - $88,379) for share issuance costs and $NIL (2011 - $236,287) for transaction costs to a law firm of which an officer of the Company is a partner.

Key Management Compensation

	2012	2011
Salaries and short-term benefits (1)
Remuneration on the statement of operations	$140,000	$210,000
Capitalized to the Border Property	80,000	120,000
	220,000	330,000
Share-based payments	20,244	247,789
	$240,244	$577,789

(1) Total remuneration paid to the President, Chief Operating Officer and Chief Financial Officer of Goldsource.

Other Transactions

The Company shares rent, salaries, and administrative services with a company related by common directors and officers. The Company incurred $98,152 (2011 - $141,068) for their share of rent, salaries, and administrative expenses.

Minera Pacific Inc. has two directors and officers in common with the Company. In 2011, the Company issued 358,696 common shares and paid $25,000 in cash pursuant to the terms of the MPI Agreement (note 9).

11.	CAPITAL STOCK AND RESERVES

Authorized Shares

The Company’s authorized capital stock consists of an unlimited number of common shares and an unlimited number of preferred shares without nominal or par value. At December 31, 2012, the Company had 27,033,729 common shares outstanding and no preferred shares outstanding.

Issued Shares

In May, 2011, the Company completed two offerings to raise gross proceeds of $3,708,400. The Company completed a short form offering of 3,636,000 units (“Units”) at $0.55 per Unit for gross proceeds of $1,999,800. The Company completed a private placement of 2,170,000 units (“PP Units”) at $0.55 per PP Unit and issued 858,500 flow-through common shares (“Flow-Through Shares”) at $0.60 per share, for gross proceeds of $1,708,600. During fiscal 2011, the Company spent the required qualifying expenditures eliminating the flow-through premium liability of $60,095. Following renouncement of these expenditures in 2012 the flow through premium has now been recorded on the statement of operations and comprehensive loss.

Stock Options

The Company has a fixed number stock option plan under which it is authorized to grant stock options to executive officers and directors, employees and consultants enabling them to acquire issued and outstanding common stock of the Company. A maximum of 3,850,000 common shares are reserved for issuance. The exercise price of each option equals the market price of the Company's stock as calculated on the date of the grant. The options can be granted for a maximum term of 10 years and certain options to employees and consultants vest over periods of time, determined by the Board of Directors.

Stock option transactions and the number of stock options outstanding are summarized as follows:

	Number of Options	Weighted Average Exercise Price
As at December 31, 2010	3,607,500	$1.03
Forfeited	(12,500)	$1.37
As at December 31, 2011 and December 31, 2012	3,595,000	$1.03

C-35

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

11.	CAPITAL STOCK AND RESERVES

		Options Outstanding and Exercisable
Exercise Price	Expiry Date	Number of Shares Issuable on Exercise	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
$0.38	April 23, 2013	420,000	0.31	$0.38
$1.33	June 2, 2013	100,000	0.42	$1.33
$1.33	October 9, 2013	100,000	0.77	$1.33
$1.50	December 15, 2013	50,000	0.96	$1.50
$1.33	May 22, 2014	1,425,000	1.39	$1.33
$1.58	November 19, 2014	25,000	1.88	$1.58
$0.82	September 28, 2015	700,000	2.74	$0.82
$0.90	December 23, 2015	775,000	2.98	$0.90
		3,595,000	1.82	$1.03

Share-based compensation

The Company has not granted incentive stock options since fiscal 2010. The total share-based compensation recognized during the year ended December 31, 2012 under the fair value method was $23,568 (2011 - $279,262). The Company expensed $22,742 (2011 - $269,553) and capitalized $826 (2011 - $9,709) as mineral property expenditures.

Warrants

Warrant transactions and the number of warrants outstanding are as follows:

	Number of Warrants	Weighted Average Exercise Price	Expiry Date
As at December 31, 2011 and December 31, 2012	3,336,192	$0.70	May 19, 2013

12.	INCOME TAXES

a) A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2012	2011
Loss before income tax recovery	$(16,208,145)	$(1,035,685)
Combined federal and provincial statutory tax rate	26.50%	26.50%
Income tax recovery at statutory rates	$(4,295,158)	$(274,457)
Permanent differences	2,623	208,707
Tax adjustment for rate change	242,974	9,753
Current year tax losses not recognized	4,049,355	100,867
Other	206	(44,870)
Total income tax recovery	$-	$-

b)	The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2012 and 2011 are presented below:

	2012	2011
Deferred tax assets:
Non-capital loss carry-forwards	$1,259,941	$887,734
Capital loss carry-forwards	2,719,093	2,719,093
Share issue costs and other	145,847	211,303
Mineral properties	4,544,019	804,744
Capital assets	18,225	14,894
Net unrecognized deferred income tax asset	8,687,125	4,637,768

C-36

GOLDSOURCE MINES INC.
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
YEARS ENDED DECEMBER 31, 2012 and 2011	TSX.V:GXS

12.	INCOME TAXES (continued)

As at December 31, 2012, the Company has non-capital loss carry-forwards of approximately $5,039,000 for income tax purposes. The non-capital losses may be utilized to reduce future years' taxable income and expire according to the schedule below if unutilized. In addition the Company has approximately $21,750,000 of capital losses available for carry-forward. The Company also has exploration and development expenditures of approximately $21,970,000 which may be available to reduce taxable income of future years. The non-capital loss carry-forwards expire according to the following schedule:

Year	Non Capital Loss Carryforwards
2015	$203,000
2026	312,000
2027	201,000
2028	724,000
2029	1,040,000
2031	1,069,000
2032	1,490,000
$5,039,000

Deferred tax assets, which may arise as a result of these losses and resource expenditures, have not been recognized as the Company determined that, as at December 31, 2012, their realization is uncertain.

13.	TRANSACTION COSTS

In December, 2011 the Company terminated an Arrangement Agreement with Zero Emission Energy Plants Ltd. (ZEEP), in connection with the business combination of Goldsource and ZEEP. The Company incurred transactions costs of $325,779 before the deal was terminated of which $150,000 was reimbursed by ZEEP.

C-37

Schedule D

PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GOLDSOURCE MINES INC.

SEPTEMBER 30, 2013

(UNAUDITED)

D-1

GOLDSOURCE MINES INC.

Page

Unaudited Pro-Forma Condensed Consolidated Statement of Financial Position	3

Unaudited Pro-Forma Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2013	4

Unaudited Pro-Forma Condensed Consolidated Statements of Comprehensive Loss for the year ended December 31, 2012	5

Notes to Pro-Forma Consolidated Financial Statements	6 - 9

D-2

GOLDSOURCE MINES INC.

PRO-FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(UNAUDITED PREPARED BY MANAGEMENT)

(Expressed in Canadian Dollars)

AS AT

		Eagle Mountain Gold			Goldsource Mines Inc.
	Goldsource Mines Inc.	Corp.	Note	Pro-Forma	Pro-Forma
	September 30, 2013	August 31, 2013	4	Adjustments	Consolidated
ASSETS

Current Assets
Cash	$12,071	150,733	b	236,800	645,357
			b,f	245,753
Short term investments	326,448	-		-	326,448
Amounts receivable	-	39,692		-	39,692
Taxes receivable	7,865	-		-	7,865
Prepaid expenses	13,521	18,715		-	32,236
Held-for-trading securities	20,250	75,000		-	95,250
Total Current Assets	380,155	284,140		482,553	1,146,848

Non-Current Assets
Deposits	-	211,210		-	211,210
Equipment	5,791	82,931		-	88,722
Mineral properties	3,800,000	9,663,831	f	(4,970,836)	8,492,995
Total Non-Current Assets	3,805,791	9,957,972		(4,970,836)	8,792,927

TOTAL ASSETS	$4,185,946	10,242,112		(4,488,283)	9,939,775

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$77,705	515,448	e	250,000	843,153
Total Current Liabilities	77,705	515,448		250,000	843,153

Shareholders' Equity
Capital stock	29,863,065	18,048,431	a	(18,048,431)	33,892,450
			b	236,800
			c	3,792,585
Reserves	7,906,526	9,617,484	a	(9,617,484)	8,865,522
			d	958,996
Deficit	(33,661,350)	(17,939,251)	a	17,939,251	(33,661,350)
Total Shareholders' Equity	4,108,241	9,726,664		(4,738,283)	9,096,622

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,185,946	10,242,112		(4,488,283)	9,939,775

D-3

GOLDSOURCE MINES INC.

PRO-FORMA CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED PREPARED BY MANAGEMENT)

(Expressed in Canadian Dollars)

		Eagle Mountain Gold		Goldsource Mines Inc.
	Goldsource Mines Inc.	Corp.	Pro-Forma	Pro-Forma
Nine months period ended,	September 30, 2013	Aug 31, 2013	Adjustments	Consolidated

GENERAL AND ADMINISTRATIVE EXPENSES
Depreciation	$9,127	$(2,137)	$-	$6,990
General exploration	138,024	-	-	138,024
Insurance	18,021	-	-	18,021
Investor relations	-	129,089	-	129,089
Office and miscellaneous	14,876	194,427	-	209,303
Professional fees	91,083	247,432	-	338,515
Regulatory and transfer agent fees	10,671	(11,008)	-	(337)
Remuneration	165,940	202,127	-	368,067
Rent and communications	11,966	-	-	11,966
Shareholder communications	8,979	-	-	8,979
Travel and related costs	-	63,930	-	63,930
LOSS BEFORE OTHER ITEMS	468,688	823,860	-	1,292,548

OTHER ITEMS
Loss on termination of lease	-	189,050	-	189,050
Interest income	(4,486)	(7,665)	-	(12,151)
Interest expense	-	22,074	-	22,074
Impairment of mineral properties	-	629,168	-	629,168
Gain on disposal of subsidiary	-	(992,619)	-	(992,619)
Impairment of promissory note	-	157,652	-	157,652
Share-based compensation	57,095	21,646	-	78,741
Foreign exchange	-	175,494	-	175,494
Unrealized loss (gain) on held-for-trading securities	54,000	(71,247)	-	(17,247)
	106,609	123,553	-	230,162
NET LOSS FOR THE PERIOD	(575,297)	(947,413)	-	(1,522,710)

OTHER COMPREHENSIVE LOSS

Cumulative translation adjustment	-	(12,785)	-	(12,785)

NET COMPREHENSIVE LOSS FOR THE PERIOD	$(575,297)	$(960,198)	$-	$(1,535,495)

Basic and diluted loss per common share	$(0.02)			$(0.03)

Weighted average number of common shares outstanding	27,033,729			58,347,458

D-4

GOLDSOURCE MINES INC.

PRO-FORMA CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2012

(UNAUDITED PREPARED BY MANAGEMENT)

(Expressed in Canadian Dollars)

		Eagle Mountain Gold		Goldsource Mines Inc.
	Goldsource Mines Inc.	Corp.	Pro-Forma	Pro-Forma
Year ended,	December 31, 2012	November 30, 2012	Adjustments	Consolidated

GENERAL AND ADMINISTRATIVE EXPENSES
Depreciation	$-	$2,137	$-	$2,137
Insurance	28,238	-	-	28,238
Investor relations	1,181	244,230	-	245,411
Office and miscellaneous	29,601	412,240	-	441,841
Professional fees	107,897	318,381	-	426,278
Regulatory and transfer agent fees	20,094	19,320	-	39,414
Remuneration	208,770	638,293	-	847,063
Rent and communications	25,085	(45)	-	25,040
Shareholder communications	13,869	-	-	13,869
Trade shows and conferences	6,542	-	-	6,542
Travel and related costs	-	348,829	-	348,829
LOSS BEFORE OTHER ITEMS	441,278	1,983,385	-	2,424,663

OTHER ITEMS
Interest income	(11,527)	2,848	-	(8,679)
Interest expense	-	182,646		182,646
Other income	(60,095)	-	-	(60,095)
Impairment of mineral properties	15,721,248	2,664,303		18,385,551
Gain on disposal of subsidiary	-	(3,387)	-	(3,387)
Share-based compensation	22,742	206,822		229,564
Foreign exchange	-	22,725		22,725
Unrealized loss on held-for-trading securities	94,500	-	-	94,500
	15,766,868	3,075,957	-	18,842,825
NET LOSS FOR THE YEAR	(16,208,146)	(5,059,342)	-	(21,267,488)

OTHER COMPREHENSIVE LOSS

Cumulative translation adjustment	-	28,688	-	28,688

NET COMPREHENSIVE LOSS FOR THE YEAR	$(16,208,146)	$(5,030,654)	$-	$(21,238,800)

Basic and diluted loss per common share	$(0.60)			$(0.36)

Weighted average number of common shares outstanding	27,033,729			58,347,458

D-5

GOLDSOURCE MINES INC.
NOTES TO THE PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED PREPARED BY MANAGEMENT)
(Expressed in Canadian Dollars)

1. BASIS OF PRESENTATION

The unaudited pro-forma condensed consolidated financial statements (the “pro-forma financial statements”) of Goldsource Mines Inc. (the “Company” or ”Goldsource”) have been prepared for inclusion in the Information Circular of Eagle Mountain Gold Corp. (“Eagle Mountain”) dated January 21, 2014, in conjunction with the business combination of both companies.

The pro-forma financial statements have been prepared by management of Goldsource and are after giving effect to Goldsource’s incorporation of a wholly-owned subsidiary, 0987687 B.C. Ltd. (“Subco”), the amalgamation of Subco and Eagle Mountain into one company, the issue under the amalgamation of such number of common shares of Goldsource in exchange for the common shares of Eagle Mountain that is equal to 100% of the issued and outstanding Goldsource Shares at closing such that, following closing but prior to completion of an equity finance to be completed concurrently with the amalgamation (the “Equity Finance”, see below), shareholders of Goldsource and former shareholders of Eagle Mountain will each hold 50% of the outstanding Goldsource Shares.

For the purposes of these pro-forma financial statements, a total of 29,173,729 common shares of Goldsource and 556,799 options and 17,230,521 warrants of Goldsource were assumed to be exchanged for 54,491,305 common shares of Eagle Mountain and 1,040,000 options and 32,183,529 warrants of Eagle Mountain under the amalgamation. The value of the Goldsource common shares, options and warrants issued was calculated based on the closing price of the common shares of Goldsource on the TSX Venture Exchange on November 25, 2013. The final purchase consideration will be determined based on the market price of the common shares of Goldsource on the date of acquisition. These pro forma financial statements do not give effect to $100,000 of common shares of Eagle Mountain issuable at an issue price per share to be determined in connection with the termination of a first right of refusal on Eagle Mountain financings and 250,000 common shares of Goldsource issuable as a finder’s fee in connection with the amalgamation, which share issuances are contemplated to occur prior to the amalgamation (collectively, the “Share Issue Commitments”). These pro forma financial statements also do not give effect to options that the Eagle Mountain proposes to grant prior to the amalgamation to certain consultants of Eagle Mountain for the purchase of a total of 1,500,000 common shares of Eagle Mountain at an exercise price to be determined at the time of grant (the “Eagle Mountain Option Grant Commitments”).

The unaudited pro-forma condensed consolidated statement of financial position of Goldsource as at September 30, 2013 and the unaudited pro-forma condensed consolidated statements of comprehensive loss for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been prepared based on financial statements which were in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and incorporate the principal accounting polices expected to be used to prepare the Company’s consolidated financial statements.

The pro-forma financial statements have been prepared from the following historical information:

a) A pro-forma condensed consolidated statement of financial position giving effect to the amalgamation combining:

•	The unaudited condensed consolidated interim statement of financial position of Goldsource as at September 30, 2013; and
•	The audited consolidated statement of financial position of Eagle Mountain as at August 31, 2013.

b) A pro-forma condensed consolidated statement of comprehensive loss for the nine months ended September 30, 2013, combining:

•	The unaudited condensed consolidated interim statement of comprehensive loss of Goldsource for the nine months ended September 30, 2013; and
•	The unaudited financial statements of Eagle Mountain for the constructed nine months ended August 31, 2013.

c) A pro-forma condensed consolidated statement of comprehensive loss for the year ended December 31, 2012, combining:

•	The audited statement of comprehensive loss of Goldsource for the year ended December 31, 2012;
•	The unaudited financial statements of Eagle Mountain for the constructed twelve months ended November 30, 2012.

The unaudited pro-forma condensed consolidated statement of financial position as at September 30, 2013 has been prepared as if the transactions described in notes 3 and 4 had occurred on September 30, 2013. The unaudited pro-forma condensed consolidated statements of comprehensive loss for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been prepared as if the transactions described in notes 3 and 4 had occurred on January 1, 2012.

These pro-forma financial statements are not necessarily indicative of Goldsource’s operating results or financial condition that would have been achieved if the proposed amalgamation had been completed on the dates or for the periods presented, nor do they purport or project the results of operations or financial position of the combined entities for any future period or as of any future date. The management is in the process of assessing the total costs of completing the amalgamation and special items such as integration costs or adoption of new accounting standards. The pro-forma financial information is not necessarily indicative of the financial performance that may be obtained in the future.

D-6

GOLDSOURCE MINES INC.
NOTES TO THE PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED PREPARED BY MANAGEMENT)
(Expressed in Canadian Dollars)

These pro-forma financial statements should be read in conjunction with the audited financial statements of Goldsource for the year ended December 31, 2012 and the audited consolidated financial statements of Eagle Mountain for the year ended August 31, 2013, and notes thereto. The pro-forma adjustments and allocations of the purchase price are based in part on estimates of the fair value of assets acquired and liabilities to be assumed.

2. SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in the preparation of these pro-forma financial statements are consistent with those set out in Goldsource’s audited financial statements as at December 31, 2012. In preparing these pro-forma financial statements, a review was undertaken to identify accounting policy differences between Goldsource and Eagle Mountain where the impact was potentially material. The significant accounting policies of Eagle Mountain conform in all material respects to those of Goldsource.

3. ACQUISITION OF EAGLE MOUNTAIN AND ALLOCATION OF CONSIDERATION

In November 2013, Goldsource and Eagle Mountain jointly announced that they had entered into an agreement (the "Letter Agreement") to effect a business combination of the two companies. In furtherance of the Letter Agreement, Eagle Mountain will amalgamate with Subco, and Goldsource will issue that number of common shares to shareholders of Eagle Mountain equal to 100% of the issued and outstanding common shares of Goldsource at the date of closing such that, following closing but prior to completion of the Equity Finance, 50% of the outstanding common shares of Goldsource will be held by Goldsource shareholders and 50% of the outstanding common shares of Goldsource will be held by former Eagle Mountain shareholders. Outstanding Eagle Mountain options and warrants are to be exchangeable for Goldsource options and warrants exercisable for the applicable number of Goldsource shares after giving effect to the exchange ratio with a corresponding change to the exercise price of the options.

The Letter Agreement also provides for the following pertinent information:

•	Goldsource lending to Eagle Mountain $50,000 to be used by Eagle Mountain for specified expenditures.

•	Goldsource and Eagle Mountain being each required to raise by way of equity private placement (“Initial Placements”) in December 2013 not less than $250,000, and the exchange ratio will be adjusted to account for the Initial Placements.

•	Goldsource being required to complete an equity financing (“Equity Finance”) effective upon closing of the amalgamation for a minimum of $1.5 million to be comprised of common shares and warrants of Goldsource. The Equity Finance will not be included in calculation of the exchange ratio and will not exceed 25% of the outstanding common shares of Goldsource calculated on a fully diluted basis following completion of the amalgamation and Equity Finance.

For the purposes of these pro-forma financial statements, it is assumed that Eagle Mountain shareholders will receive 0.53538 of a Goldsource common share for each Eagle Mountain common share held, resulting in Goldsource issuing 29,173,729 of its common shares to Eagle Mountain shareholders, representing 50% of Goldsource’s total post-amalgamation issued and outstanding share capital (note 6). All outstanding Eagle Mountain options and warrants were assumed to be exchanged at the exchange ratio of 0.53538 resulting in 556,799 new Goldsource options and 17,230,521 new Goldsource warrants under the amalgamation exercisable for common shares of Goldsource at an exercise price of $0.13 per share. These assumptions do not reflect the Share Issue Commitments and the Eagle Mountain Option Grant Commitments.

The acquisition of Eagle Mountain is being accounted for as an acquisition of assets. The Company is in the process of completing the assessment of the purchase price consideration and allocation of Eagle Mountain’s assets to the purchase price. For purposes of these pro-forma financial statements, the purchase consideration has been allocated on a preliminary basis to the assets acquired and liabilities assumed based on management’s best estimates. The Company will continue to review information and intends to perform further analysis prior to finalizing the allocation of the purchase price. Although the results of this review are unknown, the purchase price allocation will be subject to change as a result of the review.

D-7

GOLDSOURCE MINES INC.
NOTES TO THE PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED PREPARED BY MANAGEMENT)
(Expressed in Canadian Dollars)

3. ACQUISITION OF EAGLE MOUNTAIN AND ALLOCATION OF CONSIDERATION (continued)

Total consideration for the acquisition and the allocation of the consideration to the assets and liabilities acquired are estimated as follows:

Consideration
Value of 29,173,729 common shares issued :	$3,792,585
Fair value of options and warrants:	958,996
Estimated transaction costs :	250,000

Total consideration value:	$5,001,581

Net assets acquired
Cash	$396,486
Receivables	39,692
Prepaids	18,715
Marketable securities	75,000
Deposits	211,210
Equipment	82,931
Mineral properties	4,692,995
Accounts payable and accrued liabilities	(515,448)

Net assets acquired	$5,001,581

For the purpose of preparing these pro-forma financial statements, the value of the Goldsource common shares issued was calculated at a price of $0.13, based on the price of Goldsource’s shares at November 25, 2013. The fair value of Goldsource options and warrants was determined using a Black-Scholes model using the following weighted average assumptions at November 25, 2013:

	Options	Warrants
Risk-free interest rate	1.20%	1.20%
Expected dividend yield	-	-
Expected stock price volatility	66.92%	62.54%
Expected option lives	2.43 years	2.89 years

The Company will complete a full and detailed valuation of the fair value of the net assets of Eagle Mountain acquired. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown above and the differences may be material. The allocation of the consideration is based upon management’s preliminary estimates and certain assumptions with respect to the fair value associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities may differ materially from the amounts disclosed above in the assumed pro-forma purchase price allocation with further analysis. Consequently, the actual allocation of the purchase price may be different than those in the unaudited pro-forma condensed consolidated statement of financial position.

4. PRO-FORMA ASSUMPTIONS AND ADJUSTMENTS

The pro-forma financial statements were prepared on the following assumptions:

a)	Elimination of historical equity accounts of Eagle Mountain at the date of the transaction.

b)	To record Initial Placements per the terms of the Letter Agreement;

•	Eagle Mountain closed a private placement for gross proceeds of $265,753 by the issuance of 4,088,500 units at a price of $0.065 per unit, with estimated transaction costs of $20,000. Each unit consists of one common share and one-half of one share purchase warrant.

•	Goldsource completed a private placement of 2,140,000 units at a price of $0.12 per unit for gross proceeds of $256,800, with estimated transaction costs of $20,000. Each unit consisted of one common share of Goldsource and one-half of a warrant of Goldsource, with each whole warrant being exercisable for common share of Goldsource at a price of $0.20 per share for a 24-month term until December 16, 2015.

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GOLDSOURCE MINES INC.
NOTES TO THE PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2013
(UNAUDITED PREPARED BY MANAGEMENT)
(Expressed in Canadian Dollars)

4. PRO-FORMA ASSUMPTIONS AND ADJUSTMENTS (continued)

c)	The issuance of 29,173,729 Goldsource common shares with a fair value of $3,792,585, excluding the Equity Finance and the Share Issue Commitments.

d)	As at September 30, 2013, including Initial Placement but excluding Eagle Mountain Option Grant Commitments, Eagle Mountain had 1,040,000 options and 32,183,529 warrants outstanding. The options and warrants of Eagle Mountain will be exchangeable for options and warrants of Goldsource, respectively, exercisable for the applicable number of Goldsource common shares after giving effect to the assumed exchange ratio of 0.53538 (before giving effect to the Share Issue Commitments). The options and warrants of Eagle Mountain (excluding the Eagle Mountain Option Grant Commitments) have a fair value of $29,447 and $929,549, respectively.

e)	To record estimated transaction costs in relation to the transaction of $250,000. No pro-forma adjustment has been made to the statement of comprehensive loss.
f)	As at September 30, 2013, the purchase price consideration was allocated based on the net assets acquired as stated in Note 3 of these pro-forma financial statements.

5. PRO-FORMA EARNINGS PER SHARE

The weighted average shares outstanding for Goldsource have been adjusted to reflect the additional shares resulting from transactions described in notes 3 and 4 effective January 1, 2012.

	Nine months ended September 30, 2013	Year ended December 31, 2012

Weighted average number of shares on issue - basic and diluted	27,033,729	27,033,729
Initial placement shares issued	2,140,000	2,140,000
Adjustments for estimated shares to be issued to Eagle Mountain	29,173,729	29,173,729

Pro-forma weighted average number of shares on issue - basic and diluted	58,347,458	58,347,458

6. CAPITAL STOCK

Goldsource’s issued and outstanding shares, after reflecting the additional shares resulting from transactions described in Notes 3 and 4 at September 30, 2013, are as follows:

	Capital Stock
	Common
	Shares	Amount

Balance at September 30, 2013	27,033,729	$29,863,065
Initial placement shares issued	2,140,000	256,800
Estimated share issuance costs	-	(20,000)
Share consideration issued for acquisition of Eagle Mountain	29,173,729	3,792,585

Pro-forma balance, September 30, 2013	58,347,458	$33,892,450

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Schedule E

Amalgamation Agreement

THIS AMALGAMATION AGREEMENT is dated as of the 23rd day of January, 2014.

AMONG:

Goldsource Mines Inc., a company continued under the laws of British Columbia, and having its head office at 501 - 570 Granville Street, Vancouver, British Columbia V6C 3P1

(hereinafter referred to as “Goldsource”)

OF THE FIRST PART

AND:

0987687 B.C. LTD., a company incorporated under the laws of British Columbia, and having its head office at 501 - 570 Granville Street, Vancouver, British Columbia V6C 3P1

(hereinafter referred to as “Subco”)

OF THE SECOND PART

AND:

Eagle Mountain Gold Corp., a company incorporated under the laws of British Columbia, and having its head office at 1220 – 1066 West Hastings Street, Vancouver, British Columbia V6E 3X1

(hereinafter referred to as “Eagle Mountain”)

OF THE THIRD PART

(collectively, the “Parties”)

WHEREAS:

A.	Goldsource and Eagle Mountain entered into a letter agreement dated November 25, 2013, as amended January 23, 2014 (collectively, the “Letter Agreement”) with respect to a proposed business combination of the two companies (the “Business Combination”);

B.	Goldsource incorporated Subco as a wholly-owned subsidiary of Goldsource under the Business Corporations Act (British Columbia) (“BCBCA”) to facilitate the Business Combination;

C.	It is proposed that the Business Combination be effected pursuant to the amalgamation provisions of the BCBCA whereby Subco and Eagle Mountain are to amalgamate (the “Amalgamation”) and securities of Eagle Mountain would be exchanged for securities of Goldsource under the Amalgamation; and

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D.	The Parties wish to enter into this Agreement to record the terms and conditions of the proposed Amalgamation;

NOW THEREFORE in consideration of the mutual premises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1	For the purposes of this Agreement:

(a)	“Agreement” means this amalgamation agreement and includes the Schedules attached hereto;

(b)	“Amalco” means the company constituted upon the Amalgamation becoming effective, which will be called “Eagle Mountain Gold Corp.”;

(c)	“Amalco Share” means a common share without par value in the capital of Amalco;

(d)	“Amalgamation” means the amalgamation of the Amalgamating Companies pursuant to section 269 of the BCBCA subject to the terms and conditions set forth in this Agreement;

(e)	“Amalgamation Application” means the Amalgamation Application attached as Schedule A to this Agreement, as may be amended from time to time with the consent of the Parties;

(f)	“Amalgamating Companies” means Subco and Eagle Mountain;

(g)	“BCBCA” means the Business Corporations Act (British Columbia), as amended, together with the regulations thereto;

(h)	“Business Combination” has the meaning set out in Recital A;

(i)	“Eagle Mountain Options” means options to acquire Eagle Mountain Shares which are issued and outstanding immediately prior to the Effective Time;

(j)	“Eagle Mountain Shares” means common shares without par value in the capital of Eagle Mountain;

(k)	“Eagle Mountain Warrants” means warrants to purchase Eagle Mountain Shares which are issued and outstanding immediately prior to the Effective Time;

(l)	“Effective Date” means the date on which the Amalgamation Application is filed with the Registrar;

(m)	“Effective Time” means the time of filing of the Amalgamation Application with the Registrar;

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(n)	“Exchange Ratio” means the number of Goldsource Shares to be issued in exchange for each issued and outstanding Eagle Mountain Share under the Amalgamation, which number shall be equal to the number of issued and outstanding Goldsource Shares immediately prior to the Effective Time divided by the number of issued and outstanding Eagle Mountain Shares immediately prior to the Effective Time, but excluding any Goldsource Shares issued pursuant to the “Equity Finance” contemplated in the Letter Agreement. By way of example only, if, immediately prior to the Effective Time, the issued and outstanding Goldsource Shares remains at the current number of 29,173,729 and the issued and outstanding Eagle Mountain Shares remains at the current number of 54,491,305, subject to any adjustments at the Effective Time required under this Agreement, the exchange ratio would be 0.53538 Goldsource Share for each Eagle Mountain Share (based on 29,173,729 Goldsource Shares divided by 54,491,305 Eagle Mountain Shares);

(o)	“Letter Agreement” has the meaning set out in Recital A;

(p)	“Goldsource Options” means options to acquire Goldsource Shares issued at the Effective Time by Goldsource in exchange for outstanding Eagle Mountain Options pursuant to section 6.1(a);

(q)	“Goldsource Shares” means an unissued common share in the capital of Goldsource;

(r)	“Goldsource Warrants” means warrants issued at the Effective Time by Goldsource in exchange for outstanding Eagle Mountain Warrants, respectively, pursuant to section 6.1(a);

(s)	“Registrar” means the person appointed as the Registrar of Companies under the BCBCA; and

(t)	“Subco Shares” means common shares without par value in the capital of Subco.

1.2	The following Schedules which are attached hereto shall form part of this Agreement:

Schedule A – Amalgamation Application and Notice of Articles of Amalco

Schedule B – Articles of Amalco

2.	Amalgamation

2.1	Amalgamation

The Amalgamating Companies agree to amalgamate under the provisions of the BCBCA and to continue as one company pursuant to the term and conditions set out in this Agreement.

2.2	Effective Time of the Amalgamation

At the Effective Time, the Amalgamation becomes effective and the Amalgamating Companies shall be amalgamated and continued as one company under the terms and conditions of this Agreement.

3.	Amalgamated Corporation

3.1	Name

The name of Amalco shall be “Eagle Mountain Gold Corp.”.

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3.2	Notice of Articles and Articles of Amalco

The Notice of Articles of Amalco shall be in the form included in the attached Schedule A. The Articles of Amalco shall be in the form attached as Schedule B.

3.3	Directors and Officers

(a)	The number of directors of Amalco, until changed in accordance with the Articles of Amalco, will be four. The names and prescribed addresses of the first directors of Amalco are as follows:

Name	Prescribed Address

John Scott Drever	Suite 501 - 570 Granville Street Vancouver, BC V6C 3P1 Canada

Nathan Eric Fier	Suite 501 - 570 Granville Street Vancouver, BC V6C 3P1 Canada

Barney Magnusson	Suite 501 - 570 Granville Street Vancouver, BC V6C 3P1 Canada

Ioannis Tsitos	Suite 501 - 570 Granville Street Vancouver, BC V6C 3P1 Canada

Each director shall hold office until he ceases to hold office as specified in the BCBCA or in the Articles of Amalco. The directors shall carry on and continue the operations of Amalco in such manner as they shall determine, subject to and in accordance with the Articles of Amalco.

(b)	The names and offices of the first officers of Amalco are as follows:

Name and Office	Address

Nathan Eric Fier, President	Suite 501 - 570 Granville Street Vancouver, BC V6C 3P1 Canada

Barney Magnusson, Chief Financial Officer	Suite 501 - 570 Granville Street Vancouver, BC V6C 3P1 Canada

The officers shall hold office at the pleasure of the directors of Amalco.

3.4	Fiscal Year

Upon the Effective Date, Amalco shall do all necessary acts and things to designate or change the fiscal year end of Amalco so that it is December 31st in each year.

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3.5	Auditor

The auditor of Amalco will be Davidson & Company LLP. The first auditor will hold office until the first annual general meeting of the shareholders of the Amalco after the Effective Date or until the auditor’s successors are duly appointed.

4.	Exchange of Shares

4.1	At the Effective Time, the following shall occur and shall be deemed to occur without any authorization, act or formality:

(a)	each issued and outstanding Subco Share held by Goldsource will be exchanged for one Amalco Share; and

(b)	each issued and outstanding Eagle Mountain Share (other than Eagle Mountain Shares held by holders who have exercised dissent rights in accordance with the BCBCA and who are ultimately entitled to be paid fair value for their Eagle Mountain Shares) will be exchanged for Goldsource Shares in accordance with the Exchange Ratio, and any fractional interest resulting from such exchange shall be rounded up to the next greater whole number of Goldsource Shares if the fractional entitlement is equal to or greater than 0.5, and shall be rounded down to the next lesser whole number of Goldsource Shares if the fractional entitlement is less than 0.5 (subject to only one rounding per holder of Eagle Mountain Shares).

4.2	After the Effective Time, each shareholder of Eagle Mountain who is entitled to receive Goldsource Shares in exchange for the shareholder’s Eagle Mountain Shares pursuant to section 4.1 may at any time surrender to Goldsource the certificate(s) representing the Eagle Mountain Shares held by such person and in return will be entitled to receive certificate(s) representing Goldsource Shares on the basis set out in section 4.1. After the Effective Time, Goldsource who is entitled to receive Amalco Shares in exchange for its Subco Shares pursuant to section 4.1(a) may at any time surrender the certificate representing the Subco Shares held by Goldsource to Amalco and in return will be entitled to receive a certificate representing Amalco Shares. Until such surrender and exchange, the share certificate(s) representing Eagle Mountain Shares held by each such shareholder shall be evidence of each such shareholder’s right to be registered as a shareholder of Goldsource or, in the case of Goldsource, to be registered as a shareholder of Amalco.

4.3	Upon the Effective Date, any certificates formerly representing Eagle Mountain Shares that are not deposited with Goldsource or its appointed depository agent, together with a duly completed letter of transmittal (in the form approved by Goldsource) and any other documents Goldsource or the depository agent reasonably requires, on or before the sixth anniversary of the Effective Date, will cease to represent a right or claim of any kind or nature and the right of the holder of such Eagle Mountain Shares to receive Goldsource Shares will be deemed to be surrendered to Goldsource together with all interest, dividends or distributions thereon held for such holders of Eagle Mountain Shares.

5.	Unissued Shares

All the unissued shares of each of the Amalgamating Companies will be cancelled upon the Amalgamation becoming effective.

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6.	Exchange of Convertible Securities

6.1	At the Effective Time, the following shall occur and shall be deemed to occur without any authorization, act or formality:

(a)	each issued and outstanding Eagle Mountain Warrant or Eagle Mountain Option will be exchanged for, respectively, a Goldsource Warrant or a Goldsource Option entitling the holder to acquire that number of Goldsource Shares upon exercise that is equal to the product of (a) the number of Eagle Mountain Shares issuable upon exercise of the related Eagle Mountain Warrant or Eagle Mountain Option immediately prior to the Effective Time; and (b) the Exchange Ratio, with the exercise price of such Goldsource Warrant or Goldsource Option being equal to (c) the exercise price of the applicable Eagle Mountain Warrant or Eagle Mountain Option divided by (d) the Exchange Ratio, and subject otherwise to the same terms and conditions (subject to appropriate adjustments) as the related Eagle Mountain Warrant or Eagle Mountain Option, provided, however, that, any fractional interest resulting from such exercise will be rounded up or down to the nearest whole Goldsource Share.

6.2	After the Effective Time, each holder of Eagle Mountain Warrants or Eagle Mountain Options who is entitled to receive Goldsource Warrants or Goldsource Options, as applicable, in exchange for the holder’s Eagle Mountain Warrants or Eagle Mountain Options pursuant to section 6.1 may at any time surrender to Goldsource the certificate(s) representing the Eagle Mountain Warrants or Eagle Mountain Options held by such person and in return will be entitled to receive certificate(s) representing Goldsource Warrants or Goldsource Options on the basis set out in section 6.1. Until such surrender and exchange, the certificate(s) representing Eagle Mountain Warrants or Eagle Mountain Options held by each such shareholder shall be evidence of each such shareholder’s right to be registered as a holder of Goldsource Warrants or Goldsource Options, as the case may be.

7.	Effecting the Amalgamation

If this Agreement has been adopted as required under the BCBCA and all necessary documentation has been filed with the Registrar, the Amalgamation shall be effected as soon as possible after the Parties consent to the Amalgamation being effected. It is understood and agreed that each Party’s ability to give its consent to effect the Amalgamation is dependent on obtaining all necessary shareholder, governmental and regulatory approvals and all approvals under contractual obligations and, if the Amalgamation is not effected on or before February 28, 2014, this Agreement will terminate and be of no further force or effect unless otherwise mutually agreed to by the Parties. If, however, the respective directors of any of the Parties determine that it is in the best interests of the Parties, or any of them, or of Amalco, not to proceed with the Amalgamation, then any of the Parties may, by written notice to the others, terminate this Agreement at any time prior to Subco and Eagle Mountain being amalgamated and, in such event, the Amalgamation shall not take place despite the fact that this Agreement may have been adopted by the shareholders of each of the Amalgamating Companies.

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8.	Effect of Amalgamation

Upon the Effective Time and thereafter, Amalco shall be a wholly-owned subsidiary of Goldsource and Amalco shall be seized of and shall hold and possess all the properties, rights and interests of, and shall be subject to all the debts, liabilities and obligations of, each of the Amalgamating Companies without any further deeds, transfers or conveyances, as fully and effectually and to all intents and purposes as the same are held or borne by each of the Amalgamating Companies, respectively, immediately prior to the Amalgamation, and the directors of Amalco shall have full power to carry the Amalgamation into effect and to perform such acts as are necessary or proper for such purposes. The provisions of this section shall not be deemed to exclude any of the effects, rights or privileges that at law may be incidental to or result from the Amalgamation, whether or not herein specifically mentioned. The shareholders of each of the Amalgamating Companies shall be bound by the terms and conditions of this Agreement.

9.	Termination

In addition to any other provisions in this Agreement pursuant to which this Agreement may be terminated, this Agreement will be deemed to be terminated upon any termination of the Letter Agreement or if the Letter Agreement is amended such that an amalgamation between the Amalgamating Companies is no longer necessary. Nothing in this Agreement shall be construed in a manner that derogates from any right or obligation of each of Goldsource and Eagle Mountain contained in the Letter Agreement.

10.	General

10.1	Further Assurances

Each Party agrees to do, execute and deliver, and cause to be done, executed and delivered, all such further acts, deeds, documents and instruments as are necessary or desirable to give full force and effect to this Agreement.

10.2	Modifications

Each of the Amalgamating Companies and Goldsource may, by a resolution of their respective directors, assent to any alteration or modification of this Agreement which the Registrar may require and all alterations or modifications so assented to shall be binding upon the Amalgamating Companies and Goldsource.

10.3	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

10.4	Time of Essence

Time shall be of the essence of this Agreement.

10.5	Assignment

A Party may not assign the benefit of or its obligations under this Agreement without the prior written approval of the other Parties, which approval may be unreasonably withheld.

10.6	Enurement

This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

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10.7	Counterparts

This Agreement may be executed in counterparts with the same effect as if all of the Parties have signed the same document and all counterparts will be construed together and constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the day and year first above written.

GOLDSOURCE MINES INC.

By	“J. Scott Drever”
	Name:	J. Scott Drever
	Title:	President

0987687 B.C. LTD.

By	“J. Scott Drever”
	Name:	J. Scott Drever
	Title:	President

EAGLE MOUNTAIN GOLD CORP.

By	“Ioannis Tsitos”
	Name:	Ioannis Tsitos
	Title:	President and Chief Executive Officer

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BRITISH COLUMBIA
The Best Place on Earth

BC Registry Services

SCHEDULE A

AMALGAMATION APPLICATION

FORM 13 – BC COMPANY

Section 275 *Business Corporations Act*

Telephone: 250 356-8626
www.bcregistryservices.gov.bc.ca

DO NOT MAIL THIS FORM to BC Registry Services unless you are instructed to do so by registry staff. The Regulation under the *Business Corporations Act* requires the electronic version of this form to be filed on the Internet at www.corporateonline.gov.bc.ca

Freedom of Information and Protection of Privacy Act (FOIPPA):
Personal information provided on this form is collected, used and disclosed under the authority of the *FOIPPA* and the *Business Corporations Act* for the purposes of assessment. Questions regarding the collection, use and disclosure of personal information can be directed to the Executive Coordinator of the BC Registry Services at 250 356-1198, PO Box 9431 Stn Prov Govt, Victoria BC V8W 9V3.

A INITIAL INFORMATION – *When the amalgamation is complete, your company will be a BC limited company.*

What kind of company(ies) will be involved in this amalgamation?
(Check all applicable boxes.)

☑ BC company

☐ BC unlimited liability company

B NAME OF COMPANY – *Choose **one** of the following:*

☐ The name ________________________ is the name reserved for the amalgamated company. The name reservation number is: ________________,

OR

☐ The company is to be amalgamated with a name created by adding "B.C. Ltd." after the incorporation number,

OR

☑ The amalgamated company is to adopt, as its name, the name of one of the amalgamating companies.

The name of the amalgamating company being adopted is:
Eagle Mountain Gold Corp.

The incorporation number of that company is: BC0679386

Please note: If you want the name of an amalgamating corporation that is a foreign corporation, you must obtain a name approval before completing this amalgamation application.

C AMALGAMATION STATEMENT – *Please indicate the statement applicable to this amalgamation.*

☐ **With Court Approval:**
This amalgamation has been approved by the court and a copy of the entered court order approving the amalgamation has been obtained and has been deposited in the records office of each of the amalgamating companies.

OR

☑ **Without Court Approval:**
This amalgamation has been effected without court approval. A copy of all of the required affidavits under section 277(1) have been obtained and the affidavit obtained from each amalgamating company has been deposited in that company's records office.

FORM 13/WEB Rev. 2011 / 06 / 22

Page 1

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D AMALGAMATION EFFECTIVE DATE – *Choose one of the following:*

☑ The amalgamation is to take effect at the time that this application is filed with the registrar.

☐ The amalgamation is to take effect at 12:01a.m. Pacific Time on [YYYY / MM / DD] being a date that is not more than ten days after the date of the filing of this application.

☐ The amalgamation is to take effect at ________ ☐ a.m. or ☐ p.m. Pacific Time on [YYYY / MM / DD] being a date and time that is not more than ten days after the date of the filing of this application.

E AMALGAMATING CORPORATIONS

Enter the name of each amalgamating corporation below. For each company, enter the incorporation number. If the amalgamating corporation is a foreign corporation, enter the foreign corporation's jurisdiction and if registered in BC as an extraprovincial company, enter the extraprovincial company's registration number. Attach an additional sheet if more space is required.

NAME OF AMALGAMATING CORPORATION	BC INCORPORATION NUMBER, OR EXTRAPROVINCIAL REGISTRATION NUMBER IN BC	FOREIGN CORPORATION'S JURISDICTION
1. Eagle Mountain Gold Corp.	BC0679386	
2. 0987687 B.C. Ltd.	BC0987687	
3.		
4.		
5.		

F FORMALITIES TO AMALGAMATION

If any amalgamating corporation is a foreign corporation, section 275 (1)(b) requires an authorization for the amalgamation from the foreign corporation's jurisdiction to be filed.

☐ This is to confirm that each authorization for the amalgamation required under section 275(1)(b) is being submitted for filing concurrently with this application.

G CERTIFIED CORRECT – I have read this form and found it to be correct.

This form must be signed by an authorized signing authority for each of the amalgamating companies as set out in Item E.

NAME OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	SIGNATURE OF AUTHORIZED SIGNING AUTHORITY FOR THE AMALGAMATING CORPORATION	DATE SIGNED YYYY / MM / DD
1. Ioannis Tsitos / Eagle Mountain Gold Corp.	X	
2. John Scott Drever / 0987687 B.C. Ltd.	X	
3.	X	
4.	X	
5.	X	

FORM 13/WEB Rev. 2011 / 06 / 22

Page 2

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NOTICE OF ARTICLES

A NAME OF COMPANY

Set out the name of the company as set out in Item B of the Amalgamation Application.

Eagle Mountain Gold Corp.

B TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual's residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME	MIDDLE NAME	
Drever	John	Scott	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
Suite 501 - 570 Granville Street, Vancouver	BC	Canada	V6C 3P1
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
Suite 501 - 570 Granville Street, Vancouver	BC	Canada	V6C 3P1

LAST NAME	FIRST NAME	MIDDLE NAME	
Fier	Nathan	Eric	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
Suite 501 - 570 Granville Street, Vancouver	BC	Canada	V6C 3P1
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
Suite 501 - 570 Granville Street, Vancouver	BC	Canada	V6C 3P1

LAST NAME	FIRST NAME	MIDDLE NAME	
Magnusson	Barney		
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
Suite 501 - 570 Granville Street, Vancouver	BC	Canada	V6C 3P1
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
Suite 501 - 570 Granville Street, Vancouver	BC	Canada	V6C 3P1

LAST NAME	FIRST NAME	MIDDLE NAME	
Tsitos	Ioannis		
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
Suite 501 - 570 Granville Street, Vancouver	BC	Canada	V6C 3P1
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
Suite 501 - 570 Granville Street, Vancouver	BC	Canada	V6C 3P1

FORM 13/WEB Rev. 2011 / 06 / 22

NOA Page 1

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D REGISTERED OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
19th Floor, 885 West Georgia Street, Vancouver	BC	V6C 3H4

MAILING ADDRESS OF THE COMPANY'S REGISTERED OFFICE	PROVINCE	POSTAL CODE
19th Floor, 885 West Georgia Street, Vancouver	BC	V6C 3H4

E RECORDS OFFICE ADDRESSES

DELIVERY ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
19th Floor, 885 West Georgia Street, Vancouver	BC	V6C 3H4

MAILING ADDRESS OF THE COMPANY'S RECORDS OFFICE	PROVINCE	POSTAL CODE
19th Floor, 885 West Georgia Street, Vancouver	BC	V6C 3H4

F AUTHORIZED SHARE STRUCTURE

Identifying name of class or series of shares	Maximum number of shares of this class or series of shares that the company is authorized to issue, or indicate there is no maximum number.		Kind of shares of this class or series of shares.			Are there special rights or restrictions attached to the shares of this class or series of shares?	
	THERE IS NO MAXIMUM (✔)	MAXIMUM NUMBER OF SHARES AUTHORIZED	WITHOUT PAR VALUE (✔)	WITH A PAR VALUE OF ($)	Type of currency	YES (✔)	NO (✔)
Common	✓		✓				✓

FORM 13/WEB Rev. 2011 / 06 / 22

NOA Page 2

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Schedule B

EAGLE MOUNTAIN GOLD CORP.
(the “Company”)

The Company has as its articles the following articles.	Incorporation number: BC___________

Full name and signature of the Director	Date of signing

John Scott Drever

ARTICLES

1.	Interpretation	14
2.	Shares and Share Certificates	14
3.	Issue of Shares	16
4.	Share Registers	17
5.	Share Transfers	17
6.	Transmission of Shares	18
7.	Purchase of Shares	18
8.	Borrowing Powers	19
9.	Alterations	19
10.	Meetings of Shareholders	20
11.	Proceedings at Meetings of Shareholders	22
12.	Votes of Shareholders	25
13.	Directors	29
14.	Election and Removal of Directors	30
15.	Alternate Directors	32
16.	Powers and Duties of Directors	34
17.	Disclosure of Interest of Directors	34
18.	Proceedings of Directors	35
19.	Executive and Other Committees	37
20.	Officers	39
21.	Indemnification	39
22.	Dividends	41
23.	Documents, Records and Reports	42
24.	Notices	42
25.	Seal	44
26.	Prohibitions	45

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1.	Interpretation

1.1	Definitions

In these Articles, unless the context otherwise requires:

(1)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(2)	“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(3)	“legal personal representative” means the personal or other legal representative of the shareholder;

(4)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(5)	“seal” means the seal of the Company, if any.

1.2	Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.	Shares and Share Certificates

2.1	Authorized Share Structure

The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2	Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3	Shareholder Entitled to Certificate or Acknowledgment

Each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

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2.4	Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5	Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(1)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(2)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6	Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(1)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(2)	any indemnity the directors consider adequate.

2.7	Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8	Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9	Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

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3.	Issue of Shares

3.1	Directors Authorized

Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2	Commissions and Discounts

The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3	Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4	Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)	consideration is provided to the Company for the issue of the share by one or more of the following:

(a)	past services performed for the Company;

(b)	property;

(c)	money; and

(2)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5	Share Purchase Warrants and Rights

Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

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4.	Share Registers

4.1	Central Securities Register

As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register. The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2	Closing Register

The Company must not at any time close its central securities register.

5.	Share Transfers

5.1	Registering Transfers

A transfer of a share of the Company must not be registered unless:

(1)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(2)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(3)	if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2	Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

5.3	Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4	Signing of Instrument of Transfer

If a shareholder, or his or her duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(1)	in the name of the person named as transferee in that instrument of transfer; or

(2)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

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5.5	Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6	Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.	Transmission of Shares

6.1	Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2	Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.	Purchase of Shares

7.1	Company Authorized to Purchase Shares

Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2	Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)	the Company is insolvent; or

(2)	making the payment or providing the consideration would render the Company insolvent.

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7.3	Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)	is not entitled to vote the share at a meeting of its shareholders;

(2)	must not pay a dividend in respect of the share; and

(3)	must not make any other distribution in respect of the share.

8.	Borrowing Powers

The Company, if authorized by the directors, may:

(1)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(2)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(3)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(4)	mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9.	Alterations

9.1	Alteration of Authorized Share Structure

Subject to Article 9.2 and the Business Corporations Act, the Company may by special resolution:

(1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(2)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(3)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(4)	if the Company is authorized to issue shares of a class of shares with par value:

(a) decrease the par value of those shares; or

(b) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

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(5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(6)	alter the identifying name of any of its shares; or

(7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2	Special Rights and Restrictions

Subject to the Business Corporations Act, the Company may by special resolution:

(1)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, whether or not any or all of those shares have been issued; or

(2)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares, whether or not any or all of those shares have been issued.

9.3	Change of Name

The Company may by special resolution authorize an alteration of its Notice of Articles in order to change its name.

9.4	Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

10.	Meetings of Shareholders

10.1	Annual General Meetings

Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors.

10.2	Resolution Instead of Annual General Meeting

If all the shareholders who are entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business that is required to be transacted at that annual general meeting, the annual general meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3	Calling of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders.

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10.4	Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

10.5	Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6	Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7	Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8	Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)	state the general nature of the special business; and

(2)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

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(a)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

11.	Proceedings at Meetings of Shareholders

11.1	Special Business

At a meeting of shareholders, the following business is special business:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)	at an annual general meeting, all business is special business except for the following:

(a)	business relating to the conduct of or voting at the meeting;

(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	the setting of the remuneration of an auditor;

(h)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution;

(i)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2	Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3	Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

11.4	One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

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(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)	that shareholder, present in person or by proxy, may constitute the meeting.

11.5	Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6	Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7	Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8	Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9	Chair

The following individual is entitled to preside as chair at a meeting of shareholders:

(1)	the chair of the board, if any; or

(2)	if the chair of the board is absent or unwilling to act as chair of the meeting, the president, if any.

11.10	Selection of Alternate Chair

If, at any meeting of shareholders, there is no chair of the board or president present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

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11.11	Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12	Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13	Decisions by Show of Hands or Poll

Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14	Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15	Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16	Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17	Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(1)	the poll must be taken:

(a)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

(b)	in the manner, at the time and at the place that the chair of the meeting directs;

(2)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

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(3)	the demand for the poll may be withdrawn by the person who demanded it.

11.18	Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19	Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and his or her determination made in good faith is final and conclusive.

11.20	Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21	Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22	Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23	Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.	Votes of Shareholders

12.1	Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(2)	on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2	Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies

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the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3	Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(2)	if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4	Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5	Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)	for that purpose, the instrument appointing a representative must:

(a)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(2)	if a representative is appointed under this Article 12.5:

(a)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(b)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6	Proxy Provisions Do Not Apply to All Companies

Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

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12.7	Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8	Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9	When Proxy Holder Need Not Be Shareholder

A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(1)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(2)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(3)	the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10	Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(2)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11	Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

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(2)	by the chair of the meeting, before the vote is taken.

12.12	Form of Proxy

A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting.

Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): _____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13	Revocation of Proxy

Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(1)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	provided, at the meeting, to the chair of the meeting.

12.14	Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(1)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy;

(2)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15	Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

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13.	Directors

13.1	First Directors; Number of Directors

The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)	subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company’s first directors;

(2)	if the Company is a public company, the greater of three and the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4;

(3)	if the Company is not a public company, the most recently set of:

(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

(b)	the number of directors set under Article 14.4.

13.2	Change in Number of Directors

If the number of directors is set under Articles 13.1(2)(a) or 13.1(3)(a):

(1)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(2)	if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

13.3	Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4	Qualifications of Directors

A director is not required to hold a share in the capital of the Company as qualification for his or her office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5	Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

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13.6	Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.7	Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.8	Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.	Election and Removal of Directors

14.1	Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)	the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

(2)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2	Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(2)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(3)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

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14.3	Failure to Elect or Appoint Directors

If:

(1)	the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)	the date on which his or her successor is elected or appointed; and

(4)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.4	Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5	Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

14.6	Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the Business Corporations Act, for any other purpose.

14.7	Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8	Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(1)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

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(2)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or re-appointment.

14.9	Ceasing to be a Director

A director ceases to be a director when:

(1)	the term of office of the director expires;

(2)	the director dies;

(3)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4) the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10	Removal of Director by Shareholders

The Company may remove any director before the expiration of his or her term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

14.11	Removal of Director by Directors

The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.	Alternate Directors

15.1	Appointment of Alternate Director

Any director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be his or her alternate to act in his or her place at meetings of the directors or committees of the directors at which the appointor is not present unless (in the case of an appointee who is not a director) the directors have reasonably disapproved the appointment of such person as an alternate director and have given notice to that effect to his or her appointor within a reasonable time after the notice of appointment is received by the Company.

15.2	Notice of Meetings

Every alternate director so appointed is entitled to notice of meetings of the directors and of committees of the directors of which his or her appointor is a member and to attend and vote as a director at any such meetings at which his or her appointor is not present.

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15.3	Alternate for More Than One Director Attending Meetings

A person may be appointed as an alternate director by more than one director, and an alternate director:

(1)	will be counted in determining the quorum for a meeting of directors once for each of his or her appointors and, in the case of an appointee who is also a director, once more in that capacity;

(2)	has a separate vote at a meeting of directors for each of his or her appointors and, in the case of an appointee who is also a director, an additional vote in that capacity;

(3)	will be counted in determining the quorum for a meeting of a committee of directors once for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, once more in that capacity;

(4)	has a separate vote at a meeting of a committee of directors for each of his or her appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, an additional vote in that capacity.

15.4	Consent Resolutions

Every alternate director, if authorized by the notice appointing him or her, may sign in place of his or her appointor any resolutions to be consented to in writing.

15.5	Alternate Director Not an Agent

Every alternate director is deemed not to be the agent of his or her appointor.

15.6	Revocation of Appointment of Alternate Director

An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate director appointed by him or her.

15.7	Ceasing to be an Alternate Director

The appointment of an alternate director ceases when:

(1)	his or her appointor ceases to be a director and is not promptly re-elected or re-appointed;

(2)	the alternate director dies;

(3)	the alternate director resigns as an alternate director by notice in writing provided to the Company or a lawyer for the Company;

(4)	the alternate director ceases to be qualified to act as a director; or

(5)	his or her appointor revokes the appointment of the alternate director.

15.8	Remuneration and Expenses of Alternate Director

The Company may reimburse an alternate director for the reasonable expenses that would be properly reimbursed if he or she were a director, and the alternate director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct.

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16.	Powers and Duties of Directors

16.1	Powers of Management

The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

16.2	Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

17.	Disclosure of Interest of Directors

17.1	Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

17.2	Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

17.3	Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

17.4	Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that

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materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

17.5	Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

17.6	No Disqualification

No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

17.7	Professional Services by Director or Officer

Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

17.8	Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

18.	Proceedings of Directors

18.1	Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

18.2	Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

18.3	Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)	the chair of the board, if any;

(2)	in the absence of the chair of the board, the president, if any, if the president is a director; or

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(3)	any other director chosen by the directors if:

(a)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

(b)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

(c)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

18.4	Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5	Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

18.6	Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 18.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors and the alternate directors by any method set out in Article 24.1 or orally or by telephone.

18.7	When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director or an alternate director if:

(1)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)	the director or alternate director, as the case may be, has waived notice of the meeting.

18.8	Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

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18.9	Waiver of Notice of Meetings

Any director or alternate director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company, to his or her alternate director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director or alternate director.

18.10	Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

18.11	Validity of Acts Where Appointment Defective

Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

18.12	Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it, whether by signed document, fax, email or any other method of transmitting legibly recorded messages, is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held. Such resolution may be in two or more counterparts which together are deemed to constitute one resolution in writing. A resolution passed in that manner is effective on the date stated in the resolution or on the latest date stated on any counterpart. A resolution of the directors or of any committee of the directors passed in accordance with this Article 18.12 is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

19.	Executive and Other Committees

19.1	Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(1)	the power to fill vacancies in the board of directors;

(2)	the power to remove a director;

(3)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(4)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

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19.2	Appointment and Powers of Other Committees

The directors may, by resolution:

(1)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(2)	delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

(a)	the power to fill vacancies in the board of directors;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	the power to appoint or remove officers appointed by the directors; and

(3)	make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

19.3	Obligations of Committees

Any committee appointed under Articles 19.1 or 19.2, in the exercise of the powers delegated to it, must:

(1)	conform to any rules that may from time to time be imposed on it by the directors; and

(2)	report every act or thing done in exercise of those powers at such times as the directors may require.

19.4	Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(2)	terminate the appointment of, or change the membership of, the committee; and

(3)	fill vacancies in the committee.

19.5	Committee Meetings

Subject to Article 19.3(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	the committee may meet and adjourn as it thinks proper;

(2)	the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

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(3)	a majority of the members of the committee constitutes a quorum of the committee; and

(4)	questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

20.	Officers

20.1	Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

20.2	Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)	determine the functions and duties of the officer;

(2)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(3)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

20.3	Qualifications

No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as the managing director must be a director. Any other officer need not be a director.

20.4	Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors thinks fit and are subject to termination at the pleasure of the directors, and an officer may in addition to such remuneration be entitled to receive, after he or she ceases to hold such office or leaves the employment of the Company, a pension or gratuity.

21.	Indemnification

21.1	Definitions

In this Article 21:

(1)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)	“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

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(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	“expenses” has the meaning set out in the Business Corporations Act.

21.2	Mandatory Indemnification of Directors and Former Directors

Subject to the Business Corporations Act, the Company must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2.

21.3	Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

21.4	Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

21.5	Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)	is or was a director, alternate director, officer, employee or agent of the Company;

(2)	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

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22.	Dividends

22.1	Payment of Dividends Subject to Special Rights

The provisions of this Article 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2	Declaration of Dividends

Subject to the Business Corporations Act, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

22.3	No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4	Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

22.5	Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

22.6	Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 22.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(1)	set the value for distribution of specific assets;

(2)	determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(3)	vest any such specific assets in trustees for the persons entitled to the dividend.

22.7	When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

22.8	Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

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22.9	Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10	Dividend Bears No Interest

No dividend bears interest against the Company.

22.11	Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12	Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

22.13	Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

23.	Documents, Records and Reports

23.1	Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2	Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.	Notices

24.1	Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

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(1)	mail addressed to the person at the applicable address for that person as follows:

(a)	for a record mailed to a shareholder, the shareholder’s registered address;

(b)	for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

(a)	for a record delivered to a shareholder, the shareholder’s registered address;

(b)	for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(c)	in any other case, the delivery address of the intended recipient;

(3)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(5)	physical delivery to the intended recipient.

24.2	Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

24.3	Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required by Article 24.1, prepaid and mailed or otherwise sent as permitted by Article 24.1 is conclusive evidence of that fact.

24.4	Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

24.5	Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to them:

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(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(b)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)	if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

25.	Seal

25.1	Who May Attest Seal

Except as provided in Articles 25.2 and 25.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(1)	any two directors;

(2)	any officer, together with any director;

(3)	if the Company only has one director, that director; or

(4)	any one or more directors or officers or persons as may be determined by the directors.

25.2	Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any director or officer.

25.3	Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

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26.	Prohibitions

26.1	Definitions

In this Article 26:

(1)	“designated security” means:

(a)	a voting security of the Company;

(b)	a security of the Company that is not a debt security and that carries a residual right to participate in the earnings of the Company or, on the liquidation or winding up of the Company, in its assets; or

(c)	a security of the Company convertible, directly or indirectly, into a security described in paragraph (a) or (b);

(2)	“security” has the meaning assigned in the Securities Act (British Columbia);

(3)	“voting security” means a security of the Company that:

(a)	is not a debt security, and

(b)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

26.2	Application

Article 26.3 does not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

26.3	Consent Required for Transfer of Shares or Designated Securities

No share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

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Schedule F

FORM OF EAGLE MOUNTAIN SPECIAL RESOLUTION TO APPROVE THE AMALGAMATION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The amalgamation (the “Amalgamation”) of 0987687 B.C. Ltd. (“Subco”) and Eagle Mountain Gold Corp. (the “Company”) as provided for in and subject to the terms and conditions set forth in the amalgamation agreement dated January 23, 2014 (the “Amalgamation Agreement”) among the Company, Goldsource (“Goldsource”) and Subco is hereby approved and authorized with such restrictions or conditions as may be required by the TSX Venture Exchange (the “TSX-V”), subject to the approval of the TSX-V, all as more particularly described in the management proxy and information circular of the Corporation dated January 24, 2014 (the “Information Circular”).

2.	The Amalgamation Agreement, substantially in the form attached to the Information Circular as Schedule E, be and is hereby approved and authorized.

3.	Notwithstanding that this resolution has been passed (and the Amalgamation Agreement and the Amalgamation adopted) by the registered holders of Common Shares in the capital of the Company (the “Eagle Mountain Shareholders”), the Board of Directors of the Company is hereby authorized and empowered without further notice to or approval of the Eagle Mountain Shareholders (a) to amend the Amalgamation Agreement to the extent permitted by the Amalgamation Agreement, and (b) subject to the terms and conditions of the Amalgamation Agreement, not to proceed with the Amalgamation.

4.	Any director or officer of the Company be and is hereby authorized, instructed and empowered, acting for, in the name of and on behalf of the Company, to do or to cause to be done all such other acts and things that in the opinion of such director or officer of the Company may be necessary or desirable in order to fulfill the intent of this resolution and the matters authorized hereby.

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